Exhibit 10.4

[CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) OF THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.]

LOAN AGREEMENT

Dated as of September 29, 2025

Between

BPOZ 1991 MAIN, LLC,

a Delaware limited liability company,

as Borrower

and

SM FINANCE III LLC,

a Delaware limited liability company,

as Lender

i

ii

iii

Exhibit A	Additional Definitions
Exhibit B	Form of [Subsequent] Notice of Borrower Operating Account
Exhibit C	Form of Tenant Direction Letter
Exhibit D	Form of Credit Card Direction Letter
Exhibit E	Form of Title Endorsement
Exhibit F	Standard Form of Residential Lease
Exhibit G	Initial Approved Annual Budget
Exhibit H-1	Form of Unconditional Lien Waiver
Exhibit H-2	Form of Conditional Lien Waiver
Schedule 1	Form of Water Utility Easement
Schedule 2	Exceptions to Representations and Warranties
Schedule 3	Rent Roll
Schedule 4	Organization of Borrower and Guarantor
Schedule 5	Definition of Special Purpose Bankruptcy Remote Entity
Schedule 6	Request for Advance
Schedule 7	REA
Schedule 8	Leasing Guidelines
Schedule 9	Pre-Approved General Contractors and Architects

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LOAN AGREEMENT

This LOAN AGREEMENT, dated as of September 29, 2025 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between SM FINANCE III LLC, a Delaware limited liability company, having an address at [***] (together with its successors and/or assigns, “Lender”) and BP MEZZ 1991 MAIN, LLC, a Delaware limited liability company, having an address at c/o Belpointe Companies, 255 Glenville Road, Greenwich, Connecticut 06831 (together with its permitted successors and/or assigns, “Borrower”).

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Specific Definitions. The following terms have the meanings set forth below:

“ADA” shall mean the Americans with Disabilities Act of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as amended from time to time.

“Advance” shall mean any portion of the Principal advanced, or to be advanced, by Lender to Borrower pursuant to the terms of this Agreement.

“Affiliate” shall mean, as to any Person, any other Person: (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person; or (ii) which, directly or indirectly, beneficially owns or holds twenty percent (20%) or more of any class of stock or any other ownership interest in such Person or is under common ownership, directly or indirectly, with twenty percent (20%) or more of all ownership interests in such Person; or (iii) twenty percent (20%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person; or (iv) which is the spouse, domestic partner, parent or child of such Person, or which is a trust or estate, the beneficial owners of which are the spouse, domestic partner, parent or child of such Person; or (v) which directly or indirectly is a general partner, controlling shareholder or managing member of such Person.

“Alteration Threshold” shall mean an amount equal to [***] percent ([***]%) of the sum of the (i) Principal, and (ii) outstanding principal of the Mortgage Loan.

“Appraised Value” shall mean the “as-is” value of the Property reflected in an appraisal paid for by Borrower that is (i) dated not more than one hundred and twenty (120) days prior to the applicable date set forth herein for determination thereof, (ii) signed by a qualified, independent MAI appraiser reasonably and in good faith selected or approved by Lender,

(iii) addressed to Lender (which shall include its successors and assigns), (iv) made in compliance with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Federal National Mortgage Association Company or Federal Home Loan Mortgage Corporation, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, and (v) otherwise reasonably satisfactory to Lender in all material respects.

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“Approved Capital Expenses” shall mean (i) out-of-pocket Capital Expenses incurred or payable by Borrower and payable to third parties that are not Affiliates of any Borrower Party, which Capital Expenses shall either be (a) included in the Approved Capital Budget or (b) otherwise approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed and (ii) up to $[***] of the unpaid “Development Fee” (as defined in the Development Management Agreement) payable for the purposes of project completion and construction close out, pursuant to Section 11.1 and Exhibit D of the Development Agreement (and excluding, for the avoidance of ambiguity, any deferred amounts with respect to the “Development Fee,” which amounts currently total $[***]).

“Approved Leasing Expenses” shall mean actual out-of-pocket expenses payable or incurred by Borrower and payable to third parties that are not Affiliates of any Borrower Party in leasing non-residential space at the Property pursuant to non-residential Leases entered into in accordance with the Loan Documents which are brokerage commissions, demolitions and tenant improvement costs/allowances, architectural and engineering costs, space planning costs and fixtures, furniture and equipment costs, plus reasonable out-of-pocket legal fees and any other expenses actually incurred by Borrower in connection with one or more of the Leases entered into in accordance with the terms hereof (which for the avoidance of ambiguity shall include expenses actually incurred by Borrower in connection with work to be performed by or on behalf of Borrower in connection with tenant fit out or preparation of the applicable leased premises, provided such has been approved by Lender), and which expenses are (i) specifically approved by Lender in connection with approving the applicable non-residential Lease (such approval not to be unreasonably withheld, conditioned or delayed), (ii) incurred in the ordinary course of business and on market terms and conditions in connection with a non-residential Lease that does not require Lender’s approval under the Loan Documents, provided that with respect to this clause (ii), such non-residential Lease satisfies the leasing guidelines attached hereto as Schedule 8 (with such changes as may be reasonably and in good faith approved by Lender) (the “Leasing Guidelines”) or (iii) otherwise approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Approved Leasing Expenses shall be substantiated by executed documents, invoices or contracts evidencing the same, including Lease documents, the Leasing Agreement and brokerage agreements (if applicable).

“Approved Operating Expenses” shall mean Operating Expenses incurred by Borrower that are (i) included in the Approved Operating Budget for the current calendar month (provided that the management fees payable to Manager as part of the Monthly Operating Expense Budgeted Amount shall not exceed [***] percent ([***]%) of Rents), (ii) for Real Estate Taxes, Insurance Premiums, electric, gas, oil, water, sewer or other utility service to the Property, (iii) other similar operating expenses that are non-discretionary in nature, (iv) Emergency Expenditures, (v) for repairs and maintenance of the Property (other than Capital Expenses), or (vi) approved by Lender in its reasonable and good faith discretion.

“Asset Management Agreement” shall mean that certain Asset Management Agreement, dated as of August 20, 2025, between Borrower and Asset Manager.

“Asset Manager” shall mean Belpointe Real Estate Management, LLC, a Connecticut limited liability company.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement. In no event shall the Benchmark be less than the Floor. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

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“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, any of the following to the extent selected by Lender:

(a) Daily Simple SOFR; or

(b) if Lender is not using Daily Simple SOFR, the alternate benchmark rate selected by Lender, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then current Benchmark for U.S. dollar-denominated floating rate credit facilities primarily secured by mortgages on commercial real estate assets similar to the Property.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, the definition of “Interest Rate”, the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, Section 2.2 hereof, and other technical, administrative or operational matters) Lender determines in good faith to be necessary to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender.

“Benchmark Transition Event” shall mean, with respect to any then current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating (i) such administrator has ceased or will cease on a specified date to provide such Benchmark, permanently or indefinitely, provided at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark or (ii) such Benchmark is or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Borrower Party” shall mean Borrower, Mezzanine Borrower, each Guarantor or any Affiliate of the foregoing.

“Borrower Party (Recourse)” shall mean Borrower, Mezzanine Borrower, each Guarantor, any Affiliate of the foregoing and any Person acting at the direction of any of the foregoing.

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“Business Day” shall mean any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“CapEx Advances” shall mean Advances of Principal, if any, made by Lender to Borrower for Approved Capital Expenses pursuant to Section 2.9 hereof.

“Capital Expenses” shall mean expenses that are capital in nature or required under GAAP to be capitalized.

“Cash Management Bank” shall mean any bank or depository selected by Lender in its reasonable and good faith discretion.

“Cash Trap Period” shall mean a period that:

(i) commences upon the date on which an Event of Default occurs, and ends, provided that no Cash Trap Period otherwise then exists under any other clause of the definition of Cash Trap Period, on the next Payment Date following the date upon which such Event of Default has been waived by Lender (provided that in no event shall Lender have any obligation to waive any Event of Default), and no other Event of Default is then continuing; or

(ii) commencing on the initial Stated Maturity Date and thereafter upon Lender’s determination thereof on each Calculation Date thereafter that (a) the Mortgage Loan Debt Yield is less than [***]% or (b) the Debt Service Coverage Ratio is less than [***] and ends, provided that no Cash Trap Period otherwise then exists under any other clause of the definition of “Cash Trap Period,” on the next Payment Date following the date upon which Lender has determined that (A) the Mortgage Loan Debt Yield equals or exceeds [***]% and (B) the Debt Service Coverage Ratio equals or exceeds [***], in each case, for the two (2) most recent Calculation Dates (and if the Mortgage Loan Debt Yield or Debt Service Coverage Ratio calculation, as the case may be, and related back-up information required to be delivered to Lender pursuant to Section 6.3.4 hereof is not delivered to Lender as and when required hereunder, a Cash Trap Period shall be deemed to have commenced and be ongoing, unless and until such calculation and back-up information required to be delivered to Lender pursuant to Section 6.3.4 hereof are delivered and they indicate that, in fact, no Cash Trap Period is ongoing under this clause (ii) and a Cash Trap Period is not otherwise ongoing under this definition of “Cash Trap Period”). Notwithstanding the foregoing, if the Mortgage Loan Debt Yield is less than the aforementioned threshold and/or the Debt Service Coverage Ratio is less than the aforementioned thresholds, then Borrower shall have the right to prevent the occurrence of a Cash Trap Period or terminate a Cash Trap Period that is continuing pursuant to this clause (ii) by taking one of the following actions: (A) prepay a portion of the Principal without payment of any Yield Maintenance Premium or Interest Shortfall, in an amount (the “Cash Trap Cure Amount”) that, when applied to reduce the Principal, will result in the Mortgage Loan Debt Yield equaling or exceeding [***]% and the Debt Service Coverage Ratio equaling or exceeding [***]; (B) pay to Lender an amount equal to the Cash Trap Cure Amount, which amount shall be deposited by Lender into a Subaccount pursuant to Section 3.12 hereof, to be held and disbursed in accordance with Section 3.12 hereof (the “Cash Trap Cure Cash Collateral”); or (C) deliver to Lender a Letter of Credit in an amount equal to the Cash Trap Cure Amount (an “Cash Trap Cure Letter of Credit”), which Cash Trap Cure Letter of Credit shall be held by Lender in accordance with Section 3.12 and Section 3.13 hereof.

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“CFIUS” shall mean the Committee on Foreign Investment in the United States. “Closing Date” shall mean the date hereof.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Conditional Lien Waiver” shall mean a conditional lien waiver in substantially the form as attached hereto as Exhibit H-2 or such other form as reasonably and in good faith approved by Lender.

“Construction Consultant” shall mean one or more third party construction consultants, construction loan administration or servicing firms or comparable firms as may be retained by Lender, at Borrower’s sole cost and expense, from time to time to monitor the scope and status of any Required Work, Material Alteration or Restoration.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and common Control shall have correlative meanings (it being acknowledged that (i) a Person shall be deemed to have Control of another Person if such Person has “major decision” consent, approval or rejection rights that allow such Person to consent, approve or reject (a) any proposed sale of all or substantially all of the Property, (b) any proposed refinancing of the Loan and/or (c) day-to-day management decisions, including budget approvals and leasing decisions, (ii) a Person shall not be deemed to have Control of another Person if such Person has “major decision” consent or approval rights limited solely to corporate existence, including bankruptcy related matters, winding up and dissolution, and the admittance of new partners, shareholders or members and (iii) for the avoidance of ambiguity, a Person shall be deemed to Control a corporation if such Person (or such Person together with its Affiliates) holds outstanding shares in such corporation carrying votes in sufficient number to elect a majority of the board of directors of such corporation).

“Control Party” shall mean Brandon Lacoff, a natural person.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for floating rate credit facilities primarily secured by mortgages on commercial real estate assets similar to the Property; provided, that if Lender determines in good faith that any such convention is not administratively feasible for Lender, then Lender may establish another convention in its good faith discretion.

“Debt” shall mean the Principal, all interest accrued and unpaid thereon, any Yield Maintenance Premium (if applicable) and all other sums due to Lender in respect of the Loan or under any Loan Document (including any protective advances actually funded by Lender hereunder).

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“Debt Service and Carry Advances” shall mean Advances of Principal, if any, made by Lender pursuant to Section 2.9.3 hereof, to be deposited into the Cash Management Account and disbursed in accordance with Sections 3.11(a)(i) through (viii) hereof (collectively, the “Approved Debt Service and Carry Expenses”).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) [***] ([***]%) above the Interest Rate, compounded monthly.

“Developer” shall mean Belpointe Development 1991 Main, LLC, a Delaware limited liability company.

“Development Management Agreement” shall mean that certain Development Management Agreement, dated as of November 8, 2019, between Borrower and Developer.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) (a) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) if a Securitization has occurred, as to which Lender has received a Rating Comfort Letter from each of the applicable Rating Agencies with respect to holding funds in such account, or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $[***] and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (i) a depository institution insured by the Federal Deposit Insurance Corporation the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1+” by Fitch, in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least (a) “AA” by S&P, (b) “AA” and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (c) “Aa2” by Moody’s or (ii) a depository institution or trust company insured by the Federal Deposit Insurance Corporation otherwise acceptable to Lender or Servicer, provided such depository institution or trust company has at least investment grade ratings from a Rating Agency for its long term and short term unsecured debt obligations; provided, however, for purposes of Cash Management Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement, if any.

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“Emergency Expenditures” shall mean the incurrence of expenses that were necessary in order to (i) avoid or prevent imminent bodily injury, harm or damage to individuals or the Property, (ii) avoid the suspension of any necessary service to the Property or (iii) comply with Legal Requirements, and, in each such case, with respect to which it would be impractical, in Borrower’s reasonable judgment, under the circumstances, to obtain Lender’s prior written consent; provided that Borrower shall give Lender written notice of such Emergency Expenditures as soon as practicable and Lender shall have the right to consent or not consent to payment of same as an Approved Additional Operating Expense (such approval not to be unreasonably withheld, conditioned or delayed with respect to the following clauses (a) and (b)) if (a) Borrower requests an Advance to pay for the same, (b) any such Approved Additional Operating Expenses for any one emergency exceeds (i) $[***] with respect to any preventative or immediate repairs or anticipatory costs and (ii) $[***] with respect to any remediation related repairs, and in either case Borrower is requesting a disbursement from the Cash Management Account to pay for the same pursuant to Section 3.11(a)(v) hereof or (c) an Event of Default is continuing.

“Environmental Guaranteed Obligations” shall mean all of the covenants, obligations, representations and warranties of Borrower set forth in Section 4.21 and Section 5.8 hereof and any other covenants, obligations, representations and warranties concerning Environmental Laws or Hazardous Substances herein or in any other Loan Document (collectively, the “Environmental Provisions”), together with Borrower’s obligations set forth in Section 5.30 hereof with respect to any Environmental Provisions.

“Environmental Report” shall mean that certain Phase I Environmental Site Assessment Report, prepared by Partner Engineering and Science, Inc. and dated as of July 29, 2025.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that together with Borrower, Mezzanine Borrower, or any Guarantor is treated as a “single employer,” or otherwise aggregated, with Borrower, Mezzanine Borrower, or a Guarantor under Section 414 of the Code or Title IV of ERISA.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of (a) Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document), (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which Lender acquires such interest in the Loan, except to the extent that, pursuant to Section 2.2.4 hereof, amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto, (iii) Taxes attributable to Lender’s failure to comply with Section 2.2.4(b) hereof and (iv) any U.S. federal withholding Taxes imposed under FATCA.

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“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FIRRMA” shall mean the Foreign Investment Risk Review Modernization Act of 2018, 50 U.S.C. Section 4565, as such may be hereafter amended or superseded, together with the rules and regulations which may now or hereafter be promulgated by CFIUS (or any other governmental body or agency) with respect thereto.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Floor” shall mean three and one quarter of one percent (3.25%) per annum.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor(s)” shall mean, individually or collectively as the context may require, but in all instances jointly and severally, (i) BELPOINTE PREP, LLC, a Delaware limited liability company, and (ii) any other Person that now or hereafter guarantees any of Borrower’s obligations hereunder or any other Loan Document.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Initial Advance” shall mean the initial Advance of a portion of the Principal in the amount of $138,264,542.39 made on the date hereof from Lender to Borrower.

“Insolvency Law” shall mean Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as the same has been or may be amended or superseded from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any other applicable domestic or foreign liquidation, conservatorship, bankruptcy, receivership, insolvency, reorganization, or any similar debtor relief laws affecting the rights, remedies, powers, privileges and benefits of creditors generally.

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“Insolvency Proceeding” shall mean any case, proceeding or other action against any Person, whether voluntary or involuntary, under any Insolvency Law.

“Interest Determination Date” shall mean, (i) with respect to the Initial Interest Period, the date that is two (2) U.S. Government Securities Business Days before the Closing Date, (ii) with respect to each Interest Period thereafter, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period.

“Interest Period” shall mean (i) the period from the date hereof through the first day thereafter that is the fourteenth (14th) day of a calendar month (the “Initial Interest Period”), and (ii) each period thereafter from the fifteenth (15th) day of each calendar month through the fourteenth (14th) day of the following calendar month (but in no event shall such Interest Period extend beyond the Maturity Date unless (1) a Securitization has occurred, or (2) the same is occurring under any Secondary Financing Transaction).

“Interest Rate” shall mean the sum of (i) Term SOFR and (ii) the Spread, provided, however, from and after any date on which Lender selects any Benchmark Replacement pursuant to Section 2.2.3(c) hereof, the “Interest Rate” shall be deemed to refer to the Benchmark Replacement plus the Replacement Spread.

“Lease” or “Leases” shall mean, as applicable, any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use, enjoy or occupy all or any portion of any space at the Property or the Improvements and (i) every modification, amendment, extension, expansion option, renewal and other agreement relating to such lease, sublease, subsublease, letting, license, concession or other agreement and (ii) every guaranty of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto (for the avoidance of ambiguity, Permitted Encumbrances and contracts relating to the operation, maintenance, service, alteration of the Property, and the like, shall not constitute Leases).

“Lease Event Payments” shall mean, with respect to any non-residential Leases, (i) all fees, penalties or other payments made to Borrower by or on behalf of any tenant under a non-residential Lease (or a person guaranteeing such tenant’s obligation under such non-residential Lease) in connection with or relating to the amendment, modification, rejection, buy-out, waiver, consent, settlement of claims, termination, surrender or cancellation of any Lease (including in connection with any Insolvency Proceeding), (ii) any security deposits or proceeds of letters of credit held by Borrower in lieu of cash security deposits, which Borrower is permitted to retain pursuant to the applicable provisions of any Lease, (iii) any payments made to Borrower by or on behalf of any tenant under a non-residential Lease (or a person guaranteeing such tenant’s obligation under such non-residential Lease) relating to unamortized tenant improvements and leasing commissions under any Lease, and (iv) any other sums paid to Borrower by or on behalf of any tenant under a non-residential Lease (or a person guaranteeing such tenant’s obligation under such non-residential Lease) as a result of any other extraordinary event pursuant to which Borrower receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of the Property not otherwise covered herein.

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“Leasing Advances” shall mean Advances of Principal, if any, made by Lender to Borrower for Approved Leasing Expenses pursuant to Section 2.9 hereof.

“Leasing Agent” shall mean Harry E. Robbins Associates, Inc., a Florida corporation, or, if the context requires, a Qualified Leasing Agent that is marketing non-residential space at the Property for lease in accordance with the terms and provisions of this Agreement pursuant to a Replacement Leasing Agreement. It being agreed that the Leasing Agent is engaged with respect to non-residential leases only.

“Leasing Agreement” shall mean (i) that certain Commercial Exclusive Right to Lease Listing Contract entered into by and between Borrower and Harry E. Robbins Associates, Inc. dated as of March 4, 2020 (as such may be amended, modified, extended or restated pursuant to the terms of this Agreement or as otherwise consented to by Lender), or (ii) any Replacement Leasing Agreement.

“Legal Requirements” shall mean statutes, laws, rules, orders, regulations, ordinances, deed restrictions, judgments, decrees and injunctions of Governmental Authorities (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the ADA, and all regulations promulgated pursuant thereto) affecting Borrower, any Loan Document, all or part of the Property or the construction, ownership, use, alteration, administration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest in either, or any direct or indirect interest in Borrower or Mezzanine Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan Documents” shall mean this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender by Borrower or Guarantor in connection with the Loan, including the following, each of which is dated as of the Closing Date: (i) the Promissory Note or Promissory Notes made by Borrower to Lender in the aggregate principal amount equal to the Loan (the “Note”); (ii) the Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by Borrower in favor of Lender which covers the Property (the “Security Instrument”); (iii) the Assignment of Leases and Rents from Borrower to Lender (the “Assignment of Leases and Rents”); (iv) the Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Lender; (v) the Deposit Account Control Agreement (Hard Agreement) (the “Clearing Account Agreement”) among Borrower, Lender and the Clearing Bank; (vi) the Cash Management Agreement (the “Cash Management Agreement”) among Borrower, Lender and Cash Management Bank; (vii) the (the “Recourse Guaranty”); (viii) the Guaranty of Payment of TI/LC Costs made by Guarantors (the “TI/LC Costs Guaranty”); (ix) the Carry Guaranty made by Guarantors (the “Carry Guaranty”, the Recourse Guaranty, the TI/LC Costs Guaranty and the Carry Guaranty, individually or collectively, the “Guaranty”); (x) the Assignment of Interest Rate Protection Agreement; (xi) the Consent and Subordination of Manager made by Manager and agreed and consented to by Borrower in favor of Lender (the “Consent and Subordination of Manager”); (xii) the Consent and Subordination of Leasing Agent made by Leasing Agent and agreed and consented to by Borrower in favor of Lender (the “Consent and Subordination of Leasing Agent”); (xiii) the Consent and Subordination of Asset Manager made by Asset Manager and agreed and consented to by Borrower in favor of Lender; (xiv) the Consent and Subordination of Developer made by Developer and agreed and consented to by Borrower in favor of Lender; and (xiv) each UCC Financing Statement filed in connection with the foregoing; as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 9.3 hereof).

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“LTV Percentage” shall mean the ratio calculated by Lender (expressed as a percentage) of (i) the Principal to (ii) the Appraised Value of the Property.

“Major Contract” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Management Agreement, the Leasing Agreement, the Asset Management Agreement, the Development Management Agreement and the Leases), as to which either (i) when aggregated with all other contracts with the applicable counterparty and its Affiliates, there is an obligation of Borrower to pay more than $[***] per annum, (ii) the term thereof extends beyond one (1) year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind), (iii) relates solely or primarily to environmental remediation or other environmental matters or (iv) is with a Borrower Party.

“Management Agreement” shall mean (i) that certain Property Management Agreement entered into by and between Borrower and [***] dated as of August 1, 2023 (as such may be amended, modified, extended or restated pursuant to the terms of this Agreement or as otherwise consented to by Lender), or (ii) any Replacement Management Agreement.

“Manager” shall mean [***], a Delaware limited liability company, or, if the context requires, a Qualified Manager that is managing the residential portion of the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Adverse Effect” shall mean a material adverse effect with respect to (i) the value of the Property (excluding, however, reductions in the value of the foregoing caused by macroeconomic circumstances of a general nature and not particular to the Property), (ii) the business, profits, management, operations or financial condition of Borrower or the Property (excluding, however, reductions in the value of the foregoing caused by macroeconomic circumstances of a general nature and not particular to such Person or the Property), (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, (iv) the ability of Borrower to timely perform its obligations under the Security Instrument or the other Loan Documents, or (v) the ability of any Guarantor to perform its obligations under the Guaranty, each as determined by Lender in good faith; provided, however, the circumstances in the foregoing clause (v) shall not be deemed to have a Material Adverse Effect if any Guarantor continues to satisfy the applicable Net Worth Threshold (as defined in the Guaranty) and Liquid Assets Threshold (as defined in the Guaranty).

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“Material Alteration” shall mean (i) any individual alteration affecting in any material respect (a) structural elements of the Property, (b) a roof of the Property or (c) any building system of the Property (provided that for the maintenance, repair and/or replacement of any individual building system piece of equipment (as opposed to all or a substantial portion of such system), the same shall not constitute a Material Alteration), (ii) any alteration to the Property that will have an adverse effect in any material respect on the zoning or any permits or licenses from any Governmental Authorities with respect to the Property or (iii) any non-structural alteration the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall any of the following constitute a Material Alteration: (A) intentionally left blank; (B) any tenant improvement work performed pursuant to any Lease (including any performed by landlord) existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement (whether such tenant improvement work is performed by the landlord or tenant thereunder); (C) alterations performed as part of a Restoration; or (D) alterations performed as part of any Required Work; or (E) alterations that would otherwise constitute a Material Alteration pursuant to clause (i) above if such are reasonably determined by Borrower to be necessary or prudent on account of emergency repairs, remediation or mitigation necessary to address imminent life/safety matters at the Property or to prevent imminent damage or harm to the Property, provided that the amount payable for any such single item does not exceed (1) $[***] with respect to any preventative or immediate repairs or anticipatory costs, or (2) $[***] with respect to any remediation related repairs.

“Material Lease” shall mean (i) any Lease which provides for a use by the tenant thereunder other than exclusively for multi-family residential purposes and such Lease is for [***] or more square feet, (ii) any Lease which, either individually, or when taken together with any other Lease with the same tenant or its Affiliates covers five (5) or more residential units, (iii) any corporate, master, bulk or similar lease or leasing agreement with one or more Persons or their employees, (iv) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property (for the avoidance of ambiguity, the foregoing shall not apply to any option under any Lease to lease more space at the Property), (v) any Lease with a tenant that is affiliated with a Borrower Party and (vi) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of clauses (i) and/or (ii) above.

“Maturity Date” shall mean the date on which the final payment of Principal of the Note becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum CapEx Advance Amount” shall mean $[***].

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“Maximum Debt Service and Carry Advance Amount” shall mean $[***].

“Maximum Leasing Advance Amount” shall mean $[***] but in no event, with respect to any individual non-residential Lease, an amount greater than that set forth in the Leasing Guidelines and otherwise applicable to such non-residential Lease.

“Mezzanine Borrower” shall mean BP Mezz 1991 Main, LLC, a Delaware limited liability company.

“Mezzanine Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine Loan Agreement.

“Mezzanine Lender” shall mean SM Finance III LLC, a Delaware limited liability company, and any subsequent holder of the Mezzanine Loan to whom the Mezzanine Loan has been assigned.

“Mezzanine Lender Payment Instruction” shall mean a notice, which may be in the form of the monthly payment invoice sent to Mezzanine Borrower, setting forth (i) the Monthly Mezzanine Debt Service Payment Amount, and (ii) with respect to the initial notice or if there is any change from the initial notice or any prior notice, the Mezzanine Account and wire instructions for such payment.

“Mezzanine Loan” shall mean that certain mezzanine loan in the principal amount of $40,827,574.00 (the “Mezzanine Loan Amount”) made on the date hereof by Mezzanine Lender to Mezzanine Borrower, and evidenced and secured by the Mezzanine Loan Documents.

“Mezzanine Loan Documents” shall mean (i) that certain Mezzanine Loan Agreement of even date herewith between Mezzanine Lender and Mezzanine Borrower (the “Mezzanine Loan Agreement”), (ii) that certain Promissory Note of even date herewith in the original principal amount of the Mezzanine Loan made by Mezzanine Borrower and payable to Mezzanine Lender, (iii) that certain Pledge and Security Agreement of even date herewith made by Mezzanine Borrower in favor of Mezzanine Lender (the “Pledge Agreement”), (iv) each UCC Financing Statement filed in connection with the foregoing and (v) any other “Loan Document,” as defined in the Mezzanine Loan Agreement referred to in clause (i) above, as each of the foregoing may be modified, amended and restated from time to time.

“Mezzanine Loan Liens” shall mean the Liens in favor of Mezzanine Lender created pursuant to the Mezzanine Loan Documents.

“Minor Lease” shall mean any Lease that is not a Material Lease.

“Monthly Mezzanine Debt Service Payment Amount” shall mean as to each Payment Date, an amount equal to (i) the scheduled payment of principal and interest payable by Mezzanine Borrower pursuant to the terms of the Mezzanine Loan Documents, plus (ii) to the extent included in the Mezzanine Lender Payment Instruction for such Payment Date, default interest, late payment charges and reimbursement of Mezzanine Lender’s expenses and protective advances payable under the Mezzanine Loan Documents.

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“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Operating Budget incurred or to be incurred for or as of the calendar month in which such Payment Date occurs; provided that management fees payable to Manager as part of the Monthly Operating Expense Budgeted Amount shall not exceed [***] percent ([***]%) of Rents.

“Mortgage Loan Percentage” shall mean, with respect to an Advance under Section 2.9 hereof, [***]%.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Officer’s Certificate” shall mean a certificate delivered to Lender which is signed by an authorized senior officer or authorized representative of the Person on behalf of whom the certificate is delivered, which officer or representative is appropriately knowledgeable with respect to the subject matter set forth in the applicable Officer’s Certificate.

“Operations Agreements” shall mean the REA, and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Property Taxes, any “common expenses” or expenses allocated to and required to be paid by Borrower under the REA and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property or any part thereof, now or hereafter levied or assessed or imposed against the Property or any part thereof that if not paid would result in a Lien against the Property.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“PACE Loan” shall mean (i) any “Property-Assessed Clean Energy loan” or (ii) any other indebtedness, without regard to the name given to such indebtedness, which is (a) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (b) repaid through multi-year assessments against the Property.

“Payment Date” shall mean the eleventh (11th) day of each calendar month (subject to Section 2.5.1 hereof if such day is not a Business Day). The first Payment Date hereunder shall be November 11, 2025.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is (currently or hereafter), or within the prior six (6) years was, (i) established, maintained, or contributed to (or required to be contributed to) by Borrower or any ERISA Affiliate, and (ii) subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

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“Permitted Encumbrances” shall mean (i) the Liens created by the Loan Documents, (ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Property Taxes or Other Charges not yet due and payable and not delinquent or which Borrower is contesting in good faith in accordance with the requirements of Section 5.2 hereof, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is discharged from the title record for the Property within sixty (60) days after Borrower first receives written notice of such Lien (whether by bonding or otherwise) (for the avoidance of ambiguity, notices of commencement (but not any subsequent Lien relating thereto, unless otherwise being contested in good faith in accordance with the requirements of Section 5.2 hereof) related to any work performed at the Property that is not being done in violation of the provisions of the Loan Documents shall be a Permitted Encumbrance), (v) such other title and survey exceptions as Lender approves in writing in Lender’s discretion, (vi) any pledge of any indirect equity interest in Mezzanine Borrower provided that (a) such pledge is not specific to only indirect equity interests in Mezzanine Borrower and/or indirect ownership interests in the Property and (b) the exercise of remedies under any such pledge would not result in the occurrence of any Default or Event of Default hereunder (for the avoidance of ambiguity, any exercise of remedies under any such pledge resulting in a Transfer of any indirect interest in Mezzanine Borrower shall not be deemed a Permitted Transfer hereunder unless such resulting Transfer would independently satisfy the conditions of a “Permitted Transfer” herein), (vii) the Mezzanine Loan Liens, (viii) Liens in connection with any Permitted Equipment Financing (unless filed in connection with the failure to make payments required in connection therewith) and (ix) easements, rights of way and restrictions for utilities granted by a Borrower in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities and recorded against and affecting the Property that do not materially interfere with the value, current use or operation of the Property or the security intended to be provided by the Security Instrument or with the current ability of the Property to generate net cash flow sufficient to service the Loan or Borrower’s ability to pay and perform under the Loan Documents when they become due (which shall expressly include the ability of Borrower to enter into and record the Water Utility Easement).

“Permitted Hazardous Substances” shall mean commercially reasonable amounts of Hazardous Substances used in the ordinary course of construction or operation of the Property which are in de minimis amounts and used and stored in accordance with all Environmental Laws.

“Permitted Transfers” shall mean:

(i) a Lease entered into in accordance with the Loan Documents; or

(ii) a Permitted Encumbrance; or

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(iii) any Transfer of personal property in the ordinary course of Borrower’s business provided that such Transfer does not result in a Material Adverse Effect; or

(iv) any Transfer occurring as a result of a foreclosure of, or exercise of remedies pursuant to, the Pledge Agreement (or assignment-in-lieu of foreclosure) by Lender or its designee; or

(v) a Transfer of securities of a corporation or other organization or entity whose common stock is traded on a nationally or internationally recognized securities exchange (a “Publicly Traded Entity”), including for the avoidance of ambiguity any Transfer of an indirect interest in Borrower to any Person as a result of such Transfer, provided that such Transfer shall not (x) cause a change in Control of Borrower or any Guarantor, (y) cause the transferee (other than Control Party), together with its Affiliates, (I) to acquire any Control of Borrower or Mezzanine Borrower or (II) to increase its direct or indirect interest (including as a beneficiary of any trust) in Borrower to an amount which equals or exceeds forty-nine percent (49%) (unless such transferee already owned forty-nine percent (49%) or more of such direct or indirect interests) or (z) result in Borrower or Mezzanine Borrower no longer being solely Controlled by Control Party; or

(vi) provided that no Default or Event of Default shall then exist, a Transfer of an indirect interest in Borrower to any Person provided that:

(A) such Transfer shall not (x) cause a change in Control of Borrower or any Guarantor, (y) cause the transferee (other than Control Party), together with its Affiliates, (I) to acquire any Control of Borrower or Mezzanine Borrower or (II) to increase its direct or indirect interest (including as a beneficiary of any trust) in Borrower to an amount which equals or exceeds forty-nine percent (49%) (unless such transferee already owned forty-nine percent (49%) or more of such direct or indirect interests) or (z) result in Borrower or Mezzanine Borrower no longer being solely Controlled by Control Party;

(B) after giving effect to such Transfer, (y) Control Party shall continue to be responsible for the day-to-day operations and management of Borrower and Mezzanine Borrower and (z) Guarantor shall continue to own (including as beneficiary of any trust) at least eighty percent (80%) of all equity interests (direct or indirect) of Borrower and Mezzanine Borrower;

(C) if such Transfer would cause the transferee, together with its Affiliates, to increase its indirect interest (including as a beneficiary of any trust) in Borrower to an amount which equals or exceeds twenty percent (20%) (unless such transferee is a non-U.S. Person, in which event ten percent (10%)) (unless such transferee already owned twenty percent (20%) (unless such transferee is a non-U.S. Person, in which event ten percent (10%)) or more of such indirect interests), such transferee shall be a Qualified Transferee; (D) the legal and financial structure of Borrower and Mezzanine Borrower and the single purpose nature and bankruptcy remoteness of Borrower and Mezzanine Borrower after such Transfer shall satisfy the requirements of this Loan Agreement and the Mezzanine Loan Agreement;

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(E) such Transfer is permitted under the Mezzanine Loan Agreement;

(F) if such Transfer would cause the transferee, together with its Affiliates, to increase its indirect interest (including as a beneficiary of any trust) in Borrower to an amount which equals or exceeds twenty percent (20%) (unless such transferee is a non-U.S. Person, in which event ten percent (10%)) (unless such transferee already owned twenty percent (20%) (unless such transferee is a non-U.S. Person, in which event ten percent (10%)), Borrower shall give Lender written notice of such Transfer together with copies of all instruments effecting such Transfer, and a post-Transfer organizational chart, not less than twenty (20) days prior to the date of such Transfer (other than a Transfer by devise or descent or by operation of law upon the death or as a result of the legal incapacity of a natural person of such Person’s interest in Borrower to the person or persons lawfully entitled thereto, provided Borrower delivers written notice to Lender as soon as practicable thereafter); and

(G) if such Transfer results (either singularly or in the aggregate with prior assignments) in any U.S. domiciled or chartered Person becoming an owner, directly or indirectly, of twenty-five percent (25%) or more of Borrower or any non-U.S. domiciled or chartered Person becoming an owner, directly or indirectly, of ten percent (10%) or more of Borrower, in each case, Borrower shall deliver to Lender no later than twenty (20) days prior to the date of such Transfer an updated “Certification of Beneficial Owners of Legal Entities” on Lender’s then- current form in accordance with the Customer Due Diligence Requirements for Financial Institutions, published on May 11, 2016, as amended on September 29, 2017, by the Financial Crimes Enforcement Network.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean that certain Property Condition Report, prepared by Partner Engineering and Science, Inc. and dated as of July 29, 2025.

“Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) established, maintained or sponsored by Borrower, Mezzanine Borrower, any Guarantor or any of their respective subsidiaries, including any Welfare Plan.

“Pooling and Servicing Agreement” shall mean any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction.

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“Prepayment Percentage” shall mean, with respect to any prepayment of the Loan pursuant to the terms of this Agreement, a percentage determined by dividing the amount of such prepayment by the then-outstanding principal balance of the Loan.

“Principal” shall mean the unpaid principal balance of the Loan at the time in question.

“Property” shall mean the parcel of real property and the Improvements located thereon owned by Borrower and encumbered by the Security Instrument; together with all rights pertaining to such real property and Improvements, and all other collateral for the Mortgage Loan as more particularly described in the granting clause of the Security Instrument and referred to therein as the “Property”. The Property is located in Sarasota, Florida.

“Property Taxes” shall mean all (i) real estate Taxes, assessments, water rates or sewer rents, maintenance charges, impositions, mortgage recording taxes, transfer taxes, vault charges and license fees (“Real Estate Taxes”), or (ii) personal property Taxes, in each case, now or hereafter levied or assessed or imposed against all or part of the Property. In no event shall any PACE Loan be considered a Property Tax for purposes of this Agreement.

“Qualified Leasing Agent” shall mean either (i) Leasing Agent or (ii) in the reasonable and good faith judgment of Lender, a Person that is a reputable and experienced leasing agent organization (which, provided no Event of Default is then continuing, may be an Affiliate of Borrower) possessing experience in marketing and leasing properties similar in size, scope, use and value as the Property, provided that such Person shall have entered into a Replacement Leasing Agreement.

“Qualified Manager” shall mean either (i) Manager,(ii) [***] (provided that at the time in question [***] general market reputation is not materially worse than it is as of the Closing Date) or (iii) in the reasonable and good faith judgment of Lender, a Person that is a reputable and experienced management organization (which, provided no Event of Default is then continuing, may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided that (a) if a Securitization has occurred, Borrower shall have obtained a Rating Comfort Letter from the applicable Rating Agencies with respect to the change of management of the Property, (b) if such Person is an Affiliate of Borrower, Borrower shall have delivered to Lender a non-consolidation opinion in form reasonably and in good faith acceptable to Lender and each applicable Rating Agency (if a Securitization has occurred) and (c) such Person shall have entered into a Replacement Management Agreement.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (i) evidence reasonably and in good faith acceptable to Lender that neither the proposed transferee nor its Affiliates (pursuant to clause (i) of the definition of Affiliate) (a) has ever been convicted of, or pled guilty or no contest to, a felony involving a crime of moral turpitude, (b) has ever been convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (c) has been the subject of any Insolvency Proceeding within the last ten (10) years (to the extent the same has not been discharged), (d) has any material outstanding judgments against such proposed transferee, (e) is or has engaged in any lender liability actions, or (f) has ever been in material default (beyond the expiration of any applicable notice and cure period) under any other loan from Lender, and (ii) a credit, regulatory and background check against such proposed transferee, any of its direct and indirect owners and any Person who Controls such proposed transferee that is reasonably and in good faith acceptable to Lender (including a verification that such proposed transferee’s ownership position does not cause a violation of Lender’s “loan to one Borrower” policy).

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“Rating Agency” shall mean, prior to the final Securitization of the Loan (or if a Securitization has not occurred), each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”), DBRS, Inc., Morningstar, Inc., Kroll Bond Rating Agency or any other nationally-recognized statistical rating organization which has been designated by Lender, and after the final Securitization of the Loan, any of the foregoing that have rated any of the securities issued in connection with the Securitization.

“Rating Comfort Letter” shall mean a letter issued by each of the applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Secondary Market Transaction.

“REA” shall mean that certain agreement more particularly described on Schedule 7 attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 5.24 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Regulation S-K” shall mean Regulation S-K of the Securities Act, as such regulation may be amended from time to time.

“Regulation S-X” shall mean Regulation S-X of the Securities Act, as such regulation may be amended from time to time.

“Related Loan” shall mean a loan to an Affiliate of Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” (within the meaning of the definition of Significant Obligor) to the Property.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

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“Rents” shall mean all rents (including additional rents of any kind and percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in an Insolvency Proceeding) or in lieu of rent or rent equivalents, royalties (including all coal, oil and gas, mineral or other substances royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits) only to the extent such have been forfeited and are permitted to be retained by Borrower pursuant to the terms of the applicable Lease, accounts, cash, issues, profits, charges for services rendered, with respect to residential Leases, Lease modification, termination or similar payments, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager (solely to the extent on behalf of Borrower) or any of their agents or employees from any and all sources arising from or attributable to the Property or any portion thereof and the Improvements, including charges for parking, parking rents, oil, gas, water, steam, heat, ventilation, air-conditioning, electricity, license fees, maintenance fees, charges for Taxes, operating expenses or other amounts payable to Borrower (or for the account of Borrower), revenue from telephone services, vending and all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property (or any portion thereof) or rendering of services by Borrower, Manager (solely to the extent on behalf of Borrower) or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Leasing Agreement” shall mean, collectively, (i) either (a) a leasing agreement with a Qualified Leasing Agent substantially in the same form and substance as the Leasing Agreement or (b) a leasing agreement with a Qualified Leasing Agent which is reasonably and in good faith acceptable to Lender in form and substance (and, if a Securitization has occurred the applicable Rating Agency), and (ii) an assignment of leasing agreement and subordination of leasing fees substantially in the form of the Consent and Subordination of Leasing Agent (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower on or prior to the Closing Date and such Qualified Leasing Agent at Borrower’s expense.

“Replacement Management Agreement” shall mean, collectively, (i) either (a) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement or (b) a management agreement with a Qualified Manager which is reasonably and in good faith acceptable to Lender in form and substance (and, if a Securitization has occurred, the applicable Rating Agency), and (ii) an assignment of management agreement and subordination of management fees substantially in the form of the Consent and Subordination of Manager (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower on or prior to the Closing Date and such Qualified Manager at Borrower’s expense.

“Required Work” shall mean (i) the tenant improvement work that is the subject of any Leasing Advances and (ii) the work that is the subject of any Approved Capital Expenses.

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“Reserve Requirement” shall mean, on any day, that percentage (expressed as a decimal fraction) which is in effect on such day, as provided by the Federal Reserve System for determining the reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender, including basic, supplemental, marginal and emergency reserves under Regulation D with respect to “Eurocurrency Liabilities” as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency Liabilities or Eurocurrency funding (or other category of liabilities which includes overnight repurchase facilities by reference to which the Term SOFR Reference Rate is determined or extrapolated, or any category of extensions of credit which includes loans by a non-United States office of Lender to United States residents).

“Restoration Threshold” shall mean an amount equal to [***] percent ([***]%) of the sum of (i) the Principal and (ii) the outstanding principal of the Mortgage Loan.

“Retainage” shall mean the greater of (i) the total amount actually held back by or on behalf of Borrower from each contractor under each construction contract and (ii) the actual retainage required under the applicable construction contract.

“Secondary Financing Transaction” shall mean by a transaction that directly or indirectly finances Lender’s interest in the Loan.

“Servicer” shall mean a servicer selected by Lender to service the Loan, including any “master servicer” or “special servicer” appointed by Lender or under the terms of any Pooling and Servicing Agreement, together with its agents, nominees or designees.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator

“Spread” shall mean 6.75%.

“State” shall mean the state in which the Property is located.

“Stated Maturity Date” shall mean October 11, 2027, as the same may be extended pursuant to Section 2.8 hereof.

“Survey” shall mean the survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

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“Term SOFR” shall mean, with respect to each Interest Period, the quotient of (i) the Term SOFR Reference Rate for a one-month period as determined by Lender on the Interest Determination Date for such Interest Period, as such rate is published by the Term SOFR Administrator divided by (ii) one (1) minus the Reserve Requirement as of the Interest Determination Date (as calculated by Lender and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator, then Term SOFR for the related Interest Period will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Term SOFR be less than the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its sole but good faith discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate for a one- month period based on SOFR, currently identified on the Term SOFR Administrator’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html as the “1 Month CME Term SOFR (%)”.

“Title Insurance Policy” shall mean the ALTA mortgagee title insurance policy in the form reasonably acceptable to Lender issued with respect to the Property and insuring the Lien of the Security Instrument.

“Transfer” shall mean (i) any direct or indirect sale, conveyance, transfer, Lien, pledge, lease, or assignment, or the entry into any agreement to sell, convey, transfer, encumber, pledge, lease or assign, whether voluntary or involuntary by law or otherwise, whether or not for consideration or of record, of, on, in or affecting (a) all or part of the Property (including any legal or beneficial direct or indirect interest therein) or (b) any direct or indirect interest in Borrower (including any preferred equity interest, profit interest or rights to distributions of cash), at any tier of ownership, (ii) entering into or subjecting the Property to a PACE Loan, (iii) with respect to Borrower or any Person that has a direct or indirect interest in Borrower, the division (whether pursuant to Section 18-217 of the Delaware Act or otherwise) of any assets and liabilities of such entity amongst one or more new or existing entities or (iv) any change of Control of Borrower; provided, however, Transfer shall not include the execution of (A) a purchase and sale agreement with respect to the Property which provides that Borrower is required to convey title to the Property free and clear of the Security Instrument and other security documents, (B) a membership interest purchase agreement (or similar agreement) with respect to the membership interests in Borrower or Mezzanine Borrower which provides that either Borrower or Mezzanine Borrower (or both) is required to convey all or substantially all of their respective membership interests free and clear of the liens created by the Loan Documents and the Mezzanine Loan Documents, or (C) a non- binding (other than customary carveouts) letter of intent with respect to the making of a loan to Borrower and/or Mezzanine Borrower (or any of their respective Affiliates) that would at closing result in a payoff in full of the Loan.

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“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” shall mean the Uniform Commercial Code as in effect in the State in which the Property or any portion thereof is located; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State in which the Property is located (“Other UCC State”), “UCC” shall mean the Uniform Commercial Code as in effect in such Other UCC State for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection or priority.

“Unconditional Lien Waiver” shall mean an unconditional lien waiver in substantially the form as attached hereto as Exhibit H-1 or such other form as reasonably and in good faith approved by Lender.

“Water Utility Easement” shall mean that certain Non-Exclusive City of Sarasota Utilities Easement to be entered into by and between Borrower, as grantor, and the City of Sarasota, Florida, as grantee, in substantially the same form as attached hereto as Schedule 1.

“Welfare Plan” shall mean any employee welfare benefit plan, as defined in Section 3(1) of ERISA, established, maintained or sponsored by Borrower, Mezzanine Borrower, any Guarantor or any of their respective subsidiaries.

“Yield Maintenance Premium” shall mean, with respect to any prepayment of the outstanding principal amount of the Loan made on or prior to the Payment Date occurring on October, 2026 (the “Yield Maintenance Date”), a payment to Lender in an amount equal to the sum of each installment of interest that would be payable under the Note on the amount prepaid from the date of such prepayment through the Yield Maintenance Date, assuming an interest rate equal to the Interest Rate at the time of prepayment. Lender’s calculation of the Yield Maintenance Premium shall be conclusive and binding on Borrower absent manifest error.

“Zoning Report” shall mean that certain PZR Report, prepared by LightBox and dated as of September 22, 2025.

1.2 Index of Other Definitions. The following terms are defined in the sections or Loan Documents indicated below:

“Acceptable Blanket Policy” – 7.1.1(n)

“Acceptable Counterparty” – 2.6.1(a)

“Additional Operating Expense” – 6.3.7

“Affected Financial Institution” – 10.27

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“Agreement” – Introductory Paragraph

“Annual Budget” – 6.3.6

“Approved Additional Operating Expense” – 6.3.7

“Approved Annual Budget” – 6.3.6

“Approved Capital Budget” – 6.3.6

“Approved Debt Service and Carry Expenses” – 1.1 (Definition of Debt Service and Carry Advances)

“Approved Operating Budget” – 6.3.6

“Assignment of Interest Rate Protection Agreement” – 2.6.1(b)

“Assignment of Leases and Rents” – 1.1 (Definition of Loan Documents)

“Award” – 7.3.2

“Available Cash” – 3.11(a)

“Bail-in Action” – 10.27

“Bail-in Legislation” – 10.27

“Borrower Obligation” – 10.24(c)

“Borrower Operating Account” – 3.1

“Borrower’s Recourse Liabilities” – 10.1

“Breakage Costs” – 2.2.6

“Broker” – 10.2

“Cap Recovery Costs” – 2.6.5

“Capital Expense Subaccount” – 3.5

“Carry Guaranty” – 1.1 (Definition of Loan Documents)

“Cash Collateral Subaccount” – 3.9

“Cash Management Account” – 3.1(a)

“Cash Management System Accounts” – 3.10

“Cash Management Agreement” – 1.1 (Definition of Loan Documents)

“Cash Trap Cure Amount” – 1.1 (Definition of Cash Trap Period)

“Cash Trap Cure Cash Collateral” – 1.1 (Definition of Cash Trap Period)

“Cash Trap Cure Collateral” – 3.5(a)

“Cash Trap Cure Letter of Credit” – 1.1 (Definition of Cash Trap Period)

“Casualty” – 7.2.1

“Casualty/Condemnation Prepayment” – 2.3.2

“Casualty/Condemnation Subaccount” – 3.7

“Cause” – Schedule 5

“Clearing Account” – 3.1(a)

“Clearing Account Agreement” – 1.1 (Definition of Loan Documents)

“Clearing Bank” – 3.1(a)

“Condemnation” – 7.3.1

“Consent and Subordination of Leasing Agent” – 1.1 (Definition of Loan Documents)

“Consent and Subordination of Manager” – 1.1 (Definition of Loan Documents)

“Construction Consultant Fee Cap” – 2.9.8(c)

“Debt Service Coverage Ratio” – Exhibit A

“Delaware Act” – Schedule 5

“Disclosure Document” – 9.2(a)

“Earnout Advance” – 2.9.4

“Easements” – 4.14

“EEA Financial Institution” – 10.27 “EEA Member Country” – 10.27

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“EEA Resolution Authority” – 10.27

“Embargoed Person” – 5.31(b)

“Environmental Assessment Condition” – 5.30

“Environmental Laws” – 4.21

“Environmental Provisions” – 1.1 (Definition of Environmental Guaranteed Obligations)

“Equipment” – Security Instrument

“EU Bail-In Legislation Schedule” – 10.27

“Event of Default” – 8.1

“Exchange Act” – 9.2(a)

“Exchange Act Filing” – 9.1(d)

“Extension Notice” – 2.8

“Extension Period” – 2.8

“First Extended Maturity Date” – 2.8

“Fitch” – 1.1 (Definition of Rating Agency)

“Full Replacement Cost” – 7.1(a)

“Future Funding Lender” – 10.23

“Future Funding Obligations” – 10.23

“Government Lists” – 4.31

“Guaranty” – 1.1 (Definition of Loan Documents)

“Hazardous Substances” – 4.21

“Improvements” – Security Instrument

“Indemnified Liabilities” – 5.30 “Indemnified Party” – 5.30

“Independent Director” or “Independent Manager” – Schedule 5

“Initial Interest Period” – 1.1 (Definition of Interest Period)

“Insurance Premiums” – 7.1.2(a)

“Insurance Subaccount” – 3.4

“Insured Casualty” – 7.2.2

“Intellectual Property” – 4.28

“Interest Rate Protection Agreement” – 2.6.1

“Interest Shortfall” – 2.3.3

“Issuer” – 9.2(b)

“Late Payment Charge” – 2.5.3

“Leasing Guidelines” – 1.1 (Definition of Approved Leasing Expenses)

“Lender’s Consultant” – 5.8.1

“Lender Group” – 9.2(b)

“Liabilities” – 9.2(b)

“Licenses” – 4.11

“Loan” – 2.1

“Loan Amount” – 2.1

“Material Action” – Schedule 5

“Material Litigation” – 5.33

“Maximum Earnout Advance Amount” – 2.9.4

“Mezzanine Account” – Mezzanine Loan Agreement

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“Mezzanine Loan Agreement” – 1.1 (Definition of Mezzanine Loan Documents)

“Mezzanine Loan Amount” – 1.1 (Definition of Mezzanine Loan)

“Moody’s” – 1.1 (Definition of Rating Agency)

“Mortgage Loan Debt Yield” – Exhibit A

“Nationally Recognized Service Company” – Schedule 5

“Net Rental Income” – Exhibit A

“New Rate Cap Commencement Date” – 2.6.1(a)

“Note” – 1.1 (Definition of Loan Documents)

“Notice” – 6.1

“Notice of Borrower Operating Account” – 3.1

“O & M Program” – 5.8.3

“OFAC” – 4.31

“Operating Expenses” – Exhibit A

“Other Income” – Exhibit A

“Other UCC State” – 1.1 (Definition of UCC)

“Participant Register” – 10.24(b)

“Patriot Act” – 5.31(a)

“Patriot Act Offense” – 4.31

“Permitted Equipment Financing” – 5.22

“Permitted Indebtedness” – 5.22

“Pledge Agreement” – 1.1 (Definition of Mezzanine Loan Documents)

“Policy” and

“Policies” – 7.1.2(a)

“Proceeds” – 7.2.2

“Provided Information” – 9.2(b)

“Publicly Traded Entity” – 1.1 (Definition of Permitted Transfer)

“Qualified Carrier” – 7.1.2(a)

“Real Estate Taxes” – 1.1 (Definition of Property Taxes)

“Real Estate Tax Subaccount” – 3.3

“Recourse Guaranty” – 1.1 (Definition of Loan Documents)

“Register” – 10.24(c)

“Remedial Work” – 5.8.2

“Rent Roll” – 4.16

“Replacement Rate Notice” – 2.2.3

“Replacement Spread” – 2.2.3

“Resolution Authority” – 10.27

“Restoration” – 7.4.1

“Review Waiver” – 10.5

“Rollover Subaccount” – 3.6

“S&P” – 1.1 (Definition of Rating Agency)

“Second Extended Maturity Date” – 2.8

“Secondary Market Transaction” – 9.1(a)

“Securities” – 9.1(a)

“Securities Act” – 9.2(a)

“Securitization” – 9.1(a)

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“Security Deposit Subaccount” – 3.7

“Security Instrument” – 1.1 (Definition of Loan Documents)

“Shortfall” – 2.9.7

“Significant Casualty” – 7.2.2

“Special Member” – Schedule 5

“Special Purpose Bankruptcy Remote Entity” – 5.13

“Springing Recourse Event” – 10.1

“Subaccounts” – 3.1(a)

“Subsequent Notice of Borrower Operating Account” – 3.1

“Substitute IRPA” – 2.6.6(b)

“Terrorism Coverage” – 7.1.1(m)

“Terrorism Premium Cap” – 7.1.1(m)

“TI/LC Costs Guaranty” – 1.1 (Definition of Loan Documents)

“Toxic Mold” – 4.21

“TRIPRA” – 7.1.1(m)

“UK Financial Institution” – 10.27

“UK Resolution Authority” – 10.27

“Underwriter Group” – 9.2(b)

“Underwritten NOI” – Exhibit A

“Updated Information” – 9.1(b)(i)

“Write-Down and Conversion Powers” – 10.27

“Yield Maintenance Date” – 1.1 (Definition of Yield Maintenance Premium)

1.3 Principles of Construction.

(a) Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word “including” means “including but not limited to,” and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP. Additionally, with respect to any reference to any document or instrument being amended, restated, supplemented, assigned or otherwise modified from time to time, or similar language, in accordance with this Agreement or any other Loan Documents, if any of the foregoing occurs in violation of this Agreement or such other Loan Document then Borrower shall nonetheless be obligated to comply with the terms of such document or instrument.

(b) Notwithstanding anything to the contrary contained herein, including references to the Mezzanine Loan or to capitalized terms being defined in the Mezzanine Loan Agreement, nothing herein creates any obligation of Borrower with respect to any of the Mezzanine Loan Documents and Borrower has no obligation to comply with and shall not be liable under any Mezzanine Loan Document, and nothing herein creates any obligation of Mezzanine Borrower with respect to any of the Loan Documents and Mezzanine Borrower does not have any obligation to comply with and shall not be liable under this Agreement or any Loan Document.

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2.	GENERAL LOAN TERMS

2.1 The Loan. Subject to and upon the terms and conditions of this Agreement, Lender agrees to make a loan to Borrower (the “Loan”) in the maximum principal amount of up to $163,310,296.00 (the “Loan Amount”). The Loan shall be made in a series of Advances and shall consist of: (a) the Initial Advance being made on the date hereof, (b) Leasing Advances to be made after the date hereof in a maximum aggregate amount of up to the Maximum Leasing Advance Amount, subject to the applicable terms, conditions and limitations set forth in Section 2.9 hereof, (c) CapEx Advances, to be made after the date hereof in a maximum aggregate amount of up to the Maximum CapEx Advance Amount subject to the applicable terms, conditions and limitations set forth in Section 2.9 hereof, (d) Debt Service and Carry Advances, to be made after the date hereof in a maximum aggregate amount of up to the Maximum Debt Service and Carry Advance Amount and (e) the Earnout Advance, to be made after the date hereof in a maximum amount of up to the Maximum Earnout Advance Amount subject to the applicable terms, conditions and limitations set forth in Section 2.9 hereof. No amount repaid in respect of the Loan may be reborrowed. The Loan shall mature on the Maturity Date. Borrower acknowledges receipt of the Initial Advance concurrently herewith, the proceeds of which are being and shall be used to (i) repay and discharge existing loans relating to the Property, (ii) fund certain of the Subaccounts, and (iii) pay transaction costs. Any excess proceeds may be used for any lawful purpose. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.2 Interest; Monthly Payments.

2.2.1 Generally. From and after the date hereof, interest on the Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the date hereof, Borrower shall pay interest on the Initial Advance from the date hereof through and including the last day of the current Interest Period. On November 11, 2025 and each Payment Date thereafter through and including the Maturity Date, Borrower shall pay interest on the Principal which has accrued through the last day of the Interest Period in which such Payment Date occurs (unless such Payment Date is the first day of an Interest Period, in which case Borrower shall, on such Payment Date, pay interest on the Principal accrued through the last day of the Interest Period that ended immediately preceding such Payment Date). All accrued and unpaid interest and Principal shall be due and payable on the Maturity Date.

2.2.2 Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, calculated from the date such payment was due or such underlying Default shall have occurred after taking into account any grace or cure periods contained herein or in any other Loan Documents, as applicable, and shall be payable within ten (10) Business Days of written demand from time to time, to the extent permitted by applicable law.

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2.2.3 Determination of Interest Rate

(a) If any statement furnished by Lender for the amount of a monthly payment due exceeded the actual amount that should have been paid because the then current Benchmark decreased and such decrease was not reflected in the monthly statement, Borrower shall make the payment specified in the monthly statement from Lender and Borrower shall receive a credit for the overpayment, which credit shall be applied towards the next subsequent monthly payment due hereunder. If any statement furnished by Lender for the amount of a monthly payment due was less than the actual amount that should have been paid because the then current Benchmark increased and such increase was not reflected in the monthly statement, Borrower shall make the payment specified in the monthly statement from Lender and Borrower shall be required to pay any resulting underpayment with the next subsequent monthly payment due hereunder. Each determination by Lender of the Interest Rate shall be made in good faith and shall be conclusive and binding for all purposes, absent manifest error.

(b) Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the administration of, submission of, calculation of or any other matter related to the rates in the definition of Term SOFR and Term SOFR Reference Rate, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR and/or the Term SOFR Reference Rate or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Borrower agrees Lender shall not be liable in any manner for its selection of a Benchmark Replacement or the reliability, availability and/or economic returns intended when Lender chose the then current Benchmark, provided that Lender makes such selection in good faith and the same is generally being applied across Lender’s commercial real estate loan portfolio.

(c) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Lender may replace the current Benchmark with a Benchmark Replacement and set a replacement spread determined by Lender pursuant to this Section 2.2.3(c) that (when added to the applicable Benchmark Replacement) shall be no less than the approximation of the return that Lender would have received if the Benchmark Transition Event had not occurred (the “Replacement Spread”); provided that in determining the Replacement Spread (i) Lender may consider the spread, any margin, continuing interest rate protection agreement requirements, and other economic factors that would be implemented simultaneously with the selection of such Benchmark Replacement for the purpose of preserving Lender’s, and Borrower’s intent relative to the economics of the Loan prior to the Benchmark Transition Event and (ii) Lender may give due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then current Benchmark with the Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or industry-accepted means for determining a spread adjustment, or method of calculating or determining such spread adjustment, for the replacement of the then current Benchmark, in either case for U.S. dollar- denominated floating rate credit facilities primarily secured by mortgages on commercial real estate assets similar to the Property. Lender shall provide written notice to Borrower of any new Benchmark Replacement and the Replacement Spread associated therewith (the “Replacement Rate Notice”), which notice shall (y) identify both the Benchmark Replacement and the Replacement Spread applicable thereto (which shall be used to calculate the Interest Rate until such time, if any, as Lender determines that the current Benchmark should be replaced pursuant to this Section 2.2.3(c)) and (z) set forth the date such new Interest Rate shall become effective, which shall be on the first day of the immediately succeeding Interest Period or such other effective date determined by Lender and set forth therein. Any determination, decision or election that may be made by Lender pursuant to this Section 2.2.3(c) will be conclusive and binding absent manifest error and may be made its sole but good faith discretion and without consent from any other party to this Agreement or any other Loan Document.

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(d) Effective on and after the effective date set forth in the Replacement Rate Notice, all references in the Loan Documents to the Benchmark shall refer to the Benchmark Replacement, and all references to the Interest Rate shall be deemed to refer to the Interest Rate as calculated based on the Benchmark Replacement plus the Replacement Spread.

(e) In connection with the implementation of a Benchmark Replacement, Lender will have the right, from time to time, to make Benchmark Replacement Conforming Changes and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, however, Lender will promptly notify Borrower of the effectiveness of any Benchmark Replacement Conforming Changes.

(f) Borrower shall promptly pay to Lender, upon written demand, any additional amounts necessary to compensate Lender for any out-of-pocket costs actually incurred by Lender in implementing any Benchmark Replacement, including any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Interest Rate. Lender’s written notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

2.2.4 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower hereunder and under the other Loan Documents shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law. If Borrower shall be required by applicable law (as determined in good faith discretion by Lender) to deduct or withhold any Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as may be necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.2.4), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made; (ii) Borrower shall make such deduction or withholding; and (iii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Borrower shall indemnify Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.2.4) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable out-of-pocket expenses actually arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. As soon as reasonably practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.2.4, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably and in good faith satisfactory to Lender. Lender shall not be entitled to claim compensation pursuant to this Section 2.2.4(a) for any such Taxes which were incurred or accrued more than one hundred eighty (180) days before the date Lender notified Borrower of the change in law or other circumstances on which such claim of compensation is based. Notwithstanding the foregoing, in the event that the Lender requires Borrower to pay any such additional amounts pursuant to this Section 2.2.4(a), Borrower shall have the right to prepay the Loan without the payment of any Yield Maintenance Premium, Interest Shortfall, prepayment fee or other charge or penalty.

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(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in Lender’s reasonable and good faith judgment such completion, execution or submission would actually subject such Lender to any material unreimbursed cost or expense or would actually materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, (i) any Lender that is a “United States Person” (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement, executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and (ii) any Lender that is not a “United States Person” (as defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement, executed copies of whichever of the following is applicable: IRS Form W-8BEN, IRS Form W- 8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP, and IRS Form W-8IMY, and, in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

(c) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA and such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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2.2.5 Change in Law; Additional Costs.

(a) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority which is not applicable to Lender primarily by reason of Lender’s particular conduct or condition (it being expressly agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law and/or a change in capital adequacy requirements, as applicable, regardless of the date enacted, adopted or issued):

(1) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the Benchmark hereunder;

(2) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(3) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon written demand pursuant to the terms of this Section 2.2.5, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably and in good faith determined by Lender, provided that, such written demand by Lender shall apply to all loans similarly affected by such change. Payments pursuant to this Section 2.2.5 shall be made within thirty (30) days after the date Lender makes written demand therefor. Borrower’s obligations under this Section 2.2.5 shall survive the payment of the Debt. Lender shall not be entitled to claim compensation pursuant to this Section 2.2.5(a) for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or accrued more than one hundred eighty (180) days before the date Lender notified Borrower of the change in law or other circumstances on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.5(a). Notwithstanding the foregoing, in the event that the Lender requires Borrower to pay any such additional amounts pursuant to this Section 2.2.5(a), Borrower shall have the right to prepay the Loan without the payment of any Yield Maintenance Premium, Interest Shortfall, prepayment fee or other charge or penalty.

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(b) Lender will, within a reasonable period of time after the officer of Lender having primary responsibility for administering the Loan becomes aware of the occurrence of an event or the existence of a condition that would entitle Lender to receive payments under Section 2.2.5(a) hereof, in order to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.5(a) hereof, to the extent not inconsistent with the internal policies of Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its portion of the Loan through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.2.5(a) hereof to be materially reduced and if, as determined by Lender in its reasonable discretion, the making, issuing, funding or maintaining of its portion of the Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the interests of Lender in any material respect; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.2.5(b) unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.

2.2.6 Breakage Indemnity. Borrower shall indemnify Lender against any loss or out-of-pocket expense which Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Payment Date, (ii) any default in payment or prepayment of the Principal or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise), (iii) the occurrence of a Benchmark Replacement and/or (iv) with respect to any Advance to be made pursuant to the terms hereof, if such Advance is not made on the date specified by Borrower in its request for such Advance due to a failure of Borrower to satisfy, or cause to be satisfied, any one or more of the conditions to such Advance (the amounts referred to in the foregoing clauses (i) through (iv) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s or any Indemnified Party’s fraud, willful misconduct or gross negligence. Lender shall deliver to Borrower a statement for any such sums which it is entitled to receive pursuant to this Section 2.2.6, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.2.6 are in addition to Borrower’s obligations to pay any Yield Maintenance Premium applicable to a payment or prepayment of Principal and shall survive the payment of the Debt for a period of six (6) months.

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2.3 Loan Repayment.

2.3.1 Repayment. Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, and any other amounts due and owing under the Loan Documents, including all interest that would accrue on the outstanding principal balance of the Loan through and including the Maturity Date (or, if a Securitization has occurred or as required by any Secondary Financing Transaction, including the end of the Interest Period in which the Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date)). Borrower shall not have any right to prepay all or any portion of the Principal except as otherwise expressly permitted pursuant to this Agreement. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Lender as follows in the following order of priority: First, to accrued and unpaid interest at the Interest Rate; Second, to Principal; and Third, to any other amounts then due and owing under the Loan Documents, including, if such repayment or prepayment occurs on or prior to the Yield Maintenance Date, the Yield Maintenance Premium (unless otherwise expressly exempted pursuant to the terms of this Agreement). Any repayment made pursuant to this Section 2.3.1 shall be subject to payment of the Yield Maintenance Premium pursuant to Section 10.20 hereof, to the extent applicable. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (or any portion thereof) (whether through foreclosure, conveyance-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender’s discretion.

2.3.2 Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2 hereof. Each Casualty/Condemnation Prepayment, after deducting Lender’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1 hereof, and if such Casualty/Condemnation Prepayment is made on any date other than a Payment Date, then such Casualty/Condemnation Prepayment shall include interest that would have accrued on the Principal prepaid through and including the last day of the Interest Period in which such payment is made. Provided that no Event of Default is continuing, any such mandatory prepayment under this Section 2.3.2 shall be without the payment of the Yield Maintenance Premium or Interest Shortfall. Notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.

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2.3.3 Optional Prepayments. Borrower shall have the right to prepay all (but not less than all, except as set forth in Section 2.3.2, Section 2.8 or as otherwise expressly provided herein, including pursuant to the definition of Cash Trap Period) of the Principal on any Business Day provided that (a) Borrower gives Lender at least thirty (30) days prior written notice thereof (provided that the same shall only be three (3) Business Days in the case of (i) a prepayment pursuant to the definition of Cash Trap Period, or (ii) a prepayment to satisfy the extension conditions set forth in Section 2.8 hereof, (b) if such prepayment occurs on or prior to the Yield Maintenance Date, the Yield Maintenance Premium (unless otherwise expressly exempted pursuant to the terms of this Agreement) and (c) if any such prepayment is not made on a Payment Date, Borrower shall also pay interest that would have accrued on such prepaid Principal through and including the last day of the Interest Period in which such payment is made notwithstanding that such Interest Period extends beyond the date of such prepayment; provided, however, if a Securitization has occurred or if required in connection with a Secondary Finance Transaction, if such date of prepayment is a date on or after the Interest Determination Date in such calendar month and prior to the first day of the Interest Period that commences in such calendar month, Borrower shall also pay to Lender in connection with such prepayment all interest on the Principal then being prepaid which would have accrued through the end of the next succeeding Interest Period (such amounts, collectively, the “Interest Shortfall”). Borrower may modify, revoke or cancel any such prepayment notice so long as (A) Borrower provides written notice to Lender of such modification, revocation or cancellation on or before the date that is two (2) Business Days prior to the prepayment date set forth in such prepayment notice and (B) Borrower pays all out-of-pocket costs and expenses actually incurred by Lender as a result of such revocation, cancellation or modification, including any amounts pursuant to Section 2.2.6 hereof. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if a Securitization has occurred or as required by any Secondary Financing Transaction, no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Interest Determination Date in such calendar month, unless consented to by Lender. In connection with any optional prepayment pursuant to this Section 2.3.3, the Mezzanine Loan shall be simultaneously prepaid in an amount equal to the Prepayment Percentage multiplied by the then-outstanding principal balance of the Mezzanine Loan.

2.4 Release of Property Upon Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance herewith, release or, if requested by Borrower, assign to Borrower’s designee (without any representation or warranty by and without any recourse against Lender whatsoever), the Lien of the Loan Documents if not theretofore released. In connection with the release or assignment of the Lien, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of repayment (or such shorter time as is acceptable to Lender), a release or assignment of Lien (and related Loan Documents) for execution by Lender. Such release or assignment shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard and customary provisions protecting the rights of the releasing/assigning lender. In addition, Borrower shall provide all other documentation Lender reasonably and in good faith requires to be delivered by Borrower in connection with such release or assignment. Borrower shall pay all Taxes, out-of- pocket costs and expenses associated with the release or assignment of the Lien of the Security Instrument, including Lender’s reasonable out-of-pocket attorneys’ fees.

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2.5 Payments and Computations.

2.5.1 Making of Payments. Each payment by Borrower shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 2:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day that is immediately preceding such due date (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under this Agreement, the Note or any of the other Loan Documents). All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws (if applicable) and with all out-of-pocket costs and charges actually incurred in the collection or enforcement thereof, including attorneys’ fees and court costs. Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, (i) that if Lender shall have elected to change the Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period and the Interest Determination Date accordingly, and (ii) this provision shall not be deemed to restrict Lender’s right to make Benchmark Replacement Conforming Changes in connection with any Benchmark Replacement.

2.5.2 Computations. Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.

2.5.3 Late Payment Charge. If any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due (other than the failure to pay the Debt and other amounts due in full on the Stated Maturity Date), Borrower shall pay to Lender upon written demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, that (a) with respect to any monthly interest payment payable on any Payment Date, Borrower shall not be required to pay the Late Payment Charge in connection with the first delinquent payment in any twelve (12) month period if paid within five (5) Business Days of when such payment was due and (b) with respect to any non-regularly scheduled payments, Borrower shall not be required to pay the Late Payment Charge in connection with the first payment in any twelve (12) month period if paid within five (5) Business Days of when such payment was due. Such amount shall be secured by the Loan Documents. The acceptance of a Late Payment Charge hereunder shall not constitute a waiver by Lender of any Default or Event of Default then existing pursuant to the Loan Documents. Lender’s failure to collect a Late Payment Charge at any time shall not constitute a waiver of Lender’s right thereafter, at any time and from time to time (including upon acceleration of the Note or upon payment in full of the Loan), to collect such previously uncollected Late Payment Charge or to collect subsequently accruing Late Payment Charges.

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2.6 Interest Rate Protection Agreements.

2.6.1 Interest Rate Protection Agreement. As of the date hereof, Borrower has entered into, made all payments required under, and satisfied all conditions precedent to the effectiveness of, an interest rate protection agreement that satisfies all of the following conditions (such interest rate protection agreement together with (i) any extension thereof or (ii) any other interest rate protection agreement entered into pursuant to Section 2.6.1(d), Section 2.6.1(e) or Section 2.8 hereof, being referred to herein as the “Interest Rate Protection Agreement”):

(a) The Interest Rate Protection Agreement (i) is with a bank or other financial institution which has: (A) a long-term unsecured debt rating of “A-” or higher by S&P; (B) a long- term unsecured debt rating of not less than “A3” by Moody’s; and (C) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “BBB” from Fitch or a short- term unsecured debt rating of not less than “F-2” from Fitch (an “Acceptable Counterparty”); (ii) has a term ending no earlier than the last day of the Interest Period ending in October 2026 (the “New Rate Cap Commencement Date”); (iii) is an interest rate cap (A) with a notional amount not less than the Loan Amount and (B) that shall have the effect of capping the Benchmark at 6.00% per annum; and (iv) provides that the only obligation of Borrower thereunder is the making of a single payment upon the execution and delivery thereof.

(b) Borrower’s interest in such Interest Rate Protection Agreement has been assigned to Lender pursuant to documentation satisfactory to Lender in form and substance (such documentation, an “Assignment of Interest Rate Protection Agreement”), and the counterparty to such Interest Rate Protection Agreement has executed and delivered to Lender an acknowledgment of such assignment, which acknowledgment includes such counterparty’s agreement to pay directly into the Clearing Account all sums payable by such counterparty pursuant to the Interest Rate Protection Agreement and shall otherwise be satisfactory to Lender in form and substance.

(c) In connection with an Interest Rate Protection Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel (in-house or independent) for the issuer of the Interest Rate Protection Agreement (upon which Lender and its successors and assigns may rely) which shall provide in relevant part, that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement; (ii) the execution and delivery of the Interest Rate Protection Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Protection Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any Governmental Authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Protection Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

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(d) In the event of any downgrade, withdrawal or qualification of the rating of the issuer of the Interest Rate Protection Agreement such that it ceases to qualify as an Acceptable Counterparty, Borrower shall either (i) replace (or cause the cap provider to replace) the Interest Rate Protection Agreement with a replacement Interest Rate Protection Agreement from an Acceptable Counterparty (with terms identical to the Interest Rate Protection Agreement being replaced, or otherwise approved by Lender in its reasonable discretion and the Rating Agencies) or (ii) if a guaranty was delivered in connection with the Interest Rate Protection Agreement from an Acceptable Counterparty at closing, cause the issuer to provide a replacement guaranty of its obligations under the Interest Rate Protection Agreement from another Acceptable Counterparty not later than thirty (30) days following receipt of notice from Lender or Servicer of such downgrade, withdrawal or qualification.

(e) On or before the Payment Date occurring immediately prior to the New Rate Cap Commencement Date, Borrower shall enter into, make all payments required under, and satisfy all conditions precedent to the effectiveness of a new Interest Rate Protection Agreement (i) with such new Interest Rate Protection Agreement having a term ending no earlier than the initial Stated Maturity Date, (ii) with a notional amount not less than the Loan Amount (after giving effect to any prepayment(s) made hereunder), (iii) that shall have the effect of capping the Benchmark at 6.00% per annum, (iv) that provides that the only obligation of Borrower thereunder is the making of a single payment upon the execution and delivery thereof, and (v) that satisfies the other requirements of this Section 2.6.1.

2.6.2 Execution of Documents. Borrower shall promptly execute and deliver to the counterparty of the Interest Rate Protection Agreement such confirmations and agreements as may be reasonably requested by such counterparty in connection with such Interest Rate Protection Agreement. At such time as the Debt is repaid in full, all of Lender’s right, title and interest in the Interest Rate Protection Agreement shall terminate and Lender shall, upon Borrower’s written request, promptly execute and deliver, at Borrower’s sole cost and expense, such documents as may be reasonably required to evidence Lender’s release of the Interest Rate Protection Agreement and to notify the Counterparty of such release.

2.6.3 No Obligation of Lender. Borrower agrees that Lender shall not have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Interest Rate Protection Agreement (including any duty to provide or arrange any Interest Rate Protection Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower’s performance of its obligations under any Interest Rate Protection Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto). No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

2.6.4 Receipts from Interest Rate Protection Agreements. All payments made by the counterparty to the Interest Rate Protection Agreement shall be deposited into the Clearing Account and applied in the same manner as Rents are applied under Section 3.11 hereof

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2.6.5 Failure to Provide Interest Rate Protection Agreement. If Borrower breaches its obligation to enter into, extend, modify and/or replace an Interest Rate Protection Agreement as set forth in Section 2.6.1(d) or Section 2.6.1(e), or Section 2.8 hereof, Lender may, but shall have no obligation to, at Borrower’s sole cost and expense and on Borrower’s behalf, enter into, extend, modify and/or replace an Interest Rate Protection Agreement as required pursuant to Section 2.6.1(d) or Section 2.6.1(e) or Section 2.8 hereof. Lender is hereby irrevocably appointed the true and lawful attorney of Borrower (coupled with an interest), in its name and stead, for the limited purpose of obtaining, purchasing and executing such an Interest Rate Protection Agreement and all necessary documents ancillary thereto, and for that limited purpose Lender may execute all necessary agreements and instruments, Borrower hereby ratifying and confirming all that its said attorney shall lawfully do by virtue hereof; provided, however, Lender shall not exercise such right unless Borrower fails to cure such breach within five (5) Business Days of Lender’s written notice of such breach. All fees, out-of-pocket costs and expenses that are actually payable by Lender in connection with the entry into and execution of such Interest Rate Protection Agreement (including the purchase price with respect thereto and reasonable out-of-pocket attorneys’ fees), together with interest thereon at the Default Rate until paid to Lender pursuant to this Section 2.6.5 (collectively, the “Cap Recovery Costs”) shall be paid by Borrower within ten (10) Business Days after Lender’s written demand and such Cap Recovery Costs shall be deemed and shall constitute advances under this Agreement and be evidenced by the Note and be secured by the Loan Documents.

2.6.6 Non-Availability of the Benchmark; Substitute IRPA.

(a) Notwithstanding anything to the contrary contained in this Section 2.6, in Section 2.8 hereof or elsewhere in this Agreement, if, at any time, a Benchmark Replacement is implemented, then:

(i) within thirty (30) days after the implementation of a Benchmark Replacement, Borrower shall enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute IRPA (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then existing Interest Rate Protection Agreement) (for the avoidance of ambiguity, the condition set forth in this clause (i) may be satisfied by a modification of the existing Interest Rate Protection Agreement); and

(ii) following the implementation of a Benchmark Replacement (provided Lender has not converted the Interest Rate back to use Term SOFR), in lieu of satisfying the condition described in Section 2.6.1(d), Section 2.6.1(e) or Section 2.8 hereof, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute IRPA on or prior to the date required pursuant to Section 2.6.1(d), Section 2.6.1(e) or Section 2.8 hereof, as applicable.

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(b) As used herein, “Substitute IRPA” shall mean an interest rate protection agreement that satisfies all of the following requirements:

(i) it has a term expiring no earlier than (A) with respect to a Substitute IRPA purchased prior to the New Rate Cap Commencement Date, the New Rate Cap Commencement Date or (B) with respect to a Substitute IRPA purchased after the New Rate Cap Commencement Date, the then Stated Maturity Date;

(ii) it has a notional amount equal to the Loan Amount (after giving effect to any prepayment(s) made hereunder);

(iii) it provides that the only obligation of Borrower thereunder is the making of a single payment to the counterparty thereunder upon the execution and delivery thereof;

(iv) it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion), for the term of the Substitute IRPA, a hedge against rising interest rates that is no less beneficial to Borrower and Lender (as determined by Lender in its sole but good faith discretion) than (A) in the case of Section 2.6.6(a)(i) hereof, that which was provided by the Interest Rate Protection Agreement being replaced by the Substitute IRPA and (B) in the case of Section 2.6.6(a)(ii) hereof, that which was intended to be provided by the Interest Rate Protection Agreement that, but for the operation of this Section 2.6.6, would have been required to have been delivered by Borrower pursuant to the applicable provisions of this Agreement referenced in Section 2.6.6(a)(ii) hereof; and

(v) without intending to limit any of the provisions of the preceding clauses (i) through (iv), it satisfies all of the requirements of Sections 2.6.1(a), (b), (c) and (d) hereof.

(c) From and after the date of the implementation of any Benchmark Replacement, all provisions in this Agreement that refer or relate to an “Interest Rate Protection Agreement” (other than Section 2.6.6(a)(i) and Section 2.6.6(b)(iv) hereof and this Section 2.6.6(c)) shall be deemed to refer or relate, as applicable, to a Substitute IRPA.

2.7 Origination Fee. On the date hereof, Borrower shall pay to Lender an origination fee of $[***], which origination fee has been earned in full by Lender as of the date hereof.

2.8 Extension Options. Borrower shall have the right, at its option, to extend the Term until (i) October 11, 2028 (the “First Extended Maturity Date”) and (ii) to the extent Borrower properly exercises its right to extend the Term to the First Extended Maturity Date, October 11, 2029 (the “Second Extended Maturity Date”) (and the period of time during each such extension period being referred to herein as an “Extension Period”), by giving notice (an “Extension Notice”) of such extension to Lender no less than thirty (30) days and no more than ninety (90) days prior to the commencement of the requested Extension Period. Upon receipt of such Extension Notice, Lender will promptly confirm to Borrower in writing whether or not the Stated Maturity Date will be so extended, which extension will be granted upon the satisfaction of the following conditions, as reasonably and in good faith determined by Lender:

(a) no Event of Default exists at the time such Extension Notice is delivered and on the then scheduled Stated Maturity Date;

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(b) Borrower delivers to Lender an Officer’s Certificate confirming the accuracy of the information contained in clause (a) above (with such statement being made to Borrower’s knowledge) and clauses (d), (e), (f), (k) and (n) below;

(c) on or prior to the commencement of the requested Extension Period, Borrower either (i) extends the term of the Interest Rate Protection Agreement to a date not earlier than the expiration of the requested Extension Period, or (ii) enters into a new interest rate protection agreement which expires no earlier than the expiration of the requested Extension Period, and which extension or new agreement is in respect of a notional amount not less than the Loan Amount and is otherwise on the same terms set forth in Section 2.6.1 hereof and has the effect of capping the Benchmark at no more than an amount, which, when added to the Spread, would result in a Debt Service Coverage Ratio of not less than [***] per annum;

(d) (i) on the commencement of the requested Extension Period, the Mortgage Loan Debt Yield is at least 9.38%; provided that if the Mortgage Loan Debt Yield is less than 9.38%, Borrower may prepay a portion of the Principal (without the payment of the Yield Maintenance Premium, Interest Shortfall or any other prepayment premium or penalty) to a level such that the Mortgage Loan Debt Yield is equal to or greater than [***]% and (ii) on the date Borrower delivers the applicable Extension Notice to extend the Term to the Second Extended Maturity Date and on the commencement of the requested Extension Period, the Mortgage Loan Debt Yield is at least [***]%; provided that if the Mortgage Loan Debt Yield is less than [***]%, Borrower may prepay a portion of the Principal (without the payment of the Yield Maintenance Premium or any other prepayment premium or penalty or the Interest Shortfall) to a level such that the Mortgage Loan Debt Yield is equal to or greater than [***]%;

(e) on the commencement of the requested Extension Period, the LTV Percentage is no greater than [***]%; provided that if the LTV Percentage is greater than such percentage, Borrower may prepay a portion of the Principal (without the payment of the Yield Maintenance Premium, Interest Shortfall or any other prepayment premium or penalty) to a level such that the LTV Percentage is no greater than such percentage;

(f) (i) on the commencement of the requested Extension Period, the Debt Service Coverage Ratio is at least equal to [***]; provided that if the Debt Service Coverage Ratio is less than [***], Borrower may prepay a portion of the Principal (without the payment of the Yield Maintenance Premium, Interest Shortfall or any other prepayment premium or penalty) to a level such that the Debt Service Coverage Ratio is equal to [***]; and (ii) on the date Borrower delivers the applicable Extension Notice to extend the Term to the Second Extended Maturity Date and on the commencement of the requested Extension Period, the Debt Service Coverage Ratio is at least equal to [***]; provided that if the Debt Service Coverage Ratio is less than [***], Borrower may prepay a portion of the Principal (without the payment of the Yield Maintenance Premium or any other prepayment, Interest Shortfall premium or penalty) to a level such that the Debt Service Coverage Ratio is equal to [***];

(g) Borrower pays to Lender on or prior to the commencement of the requested Extension Period (i) with respect to the First Extended Maturity Date, an extension fee in an amount equal to [***]% of the Loan Amount for the first Extension Period and (ii) with respect to the Second Extended Maturity Date, an extension fee in an amount equal to [***]% of the Loan Amount for the second Extension Period;

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(h) intentionally left blank;

(i) if required by Lender, each Guarantor shall have re-affirmed in writing all of its obligations under the Guaranty (which may be in the Officer’s Certificate referred to above);

(j) at Lender’s election, Lender shall have received an updated title report from Title Company showing the Security Instrument as a prior and paramount lien on the Property, that title to the Property is vested in Borrower and that no claim for mechanics’ or materialmen’s liens then encumber the Property;

(k) on the then-scheduled Stated Maturity Date, Guarantors shall continue to satisfy the financial covenants set forth in Section 6 of the Guaranty;

(l) Borrower shall have paid all reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with such extension, including underwriting, title and legal fees and costs;

(m) all reserves and/or Subaccounts required to be maintained by Borrower pursuant to any of the Loan Documents have been funded to the respective levels required pursuant to the terms of this Agreement; and

(n) the Mezzanine Loan has been extended (or will be contemporaneously extended), such that the term of the Mezzanine Loan shall not expire prior to the expiration of the requested Extension Period.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Stated Maturity Date hereunder, provided that Borrower shall pay all reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with considering such extension, including underwriting, title and legal fees and costs.

2.9 Additional Advances

2.9.1 Leasing Advances. Lender shall fund Leasing Advances, to be used solely to pay or reimburse Borrower for the Mortgage Loan Percentage of Approved Leasing Expenses, provided the following conditions precedent are satisfied, as reasonably and in good faith determined by Lender:

(a) all of the general conditions precedent set forth in Section 2.9.5 hereof have been satisfied (unless such condition is expressly stated to be applicable to a specific type of Advance that is not a Leasing Advance);

(b) Lender shall have approved the subject Lease to the extent Lender’s approval is required hereunder and Lender shall have confirmed that all of the leasing expenses that are the subject of the requested Leasing Advance are Approved Leasing Expenses (such confirmation not to be unreasonably withheld, conditioned or delayed);

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(c) there shall be no more than one Leasing Advance during any calendar month;

(d) the minimum amount of any Leasing Advance (together with any “Leasing Advance” under the Mezzanine Loan) shall be at least $[***] (unless same is the last Advance of Loan proceeds hereunder), it being agreed that Borrower shall be permitted to aggregate amounts otherwise eligible to be funded as part of a CapEx Advance (together with any “CapEx Advance” under the Mezzanine Loan) in order to satisfy the minimum advance threshold (with Lender agreeing to fund such aggregated amounts as a single Advance);

(e) Mezzanine Lender shall have made or concurrently therewith is making a “Leasing Advance” under the Mezzanine Loan Agreement with respect to the Approved Leasing Expenses that are the subject of the requested Leasing Advance;

(f) in no event shall the aggregate amount of all Leasing Advances previously made by Lender hereunder and the proposed Leasing Advance exceed the Maximum Leasing Advance Amount, and in no event shall any Leasing Advance with respect to tenant improvements not comport with the Leasing Guidelines to the extent the Leasing Guidelines are applicable thereto;

(g) if Lender reasonably and in good faith determines that, after giving effect to the subject Leasing Advance and the “Leasing Advance” then being made under the Mezzanine Loan (which determination shall be conclusive and binding on Borrower absent manifest error), the portion of the Maximum Leasing Advance Amount and the “Maximum Leasing Advance Amount” with respect to the Mezzanine Loan remaining undisbursed is less than the Approved Leasing Expenses that are unpaid and will not be paid by Borrower concurrently with the Leasing Advance, then, prior to Lender making any additional Leasing Advance, Borrower shall deposit into the Rollover Subaccount an amount equal to such shortfall, as reasonably and in good faith determined by Lender, and such amount shall be disbursed by Lender as if a Leasing Advance for purposes of this Section 2.9.1 prior to Lender making any further Leasing Advance; and

(h) with respect to the final Leasing Advance for tenant improvement costs for any particular Lease, Lender shall have received an estoppel certificate (or other form of written acknowledgement reasonably acceptable to Lender) from the applicable tenant stating that (i) all work (that is the subject of the subject Leasing Advance) required to be performed by Borrower has been completed in accordance with the applicable Lease in all material respects and has been accepted by such tenant or (ii) all work required to be performed by such tenant has been completed and a reimbursement of the amount specified in such estoppel certificate (or other form of written acknowledgment reasonably acceptable to Lender) is due to such tenant pursuant to its Lease.

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2.9.2 CapEx Advances. Lender shall fund CapEx Advances, to be used solely to pay or reimburse Borrower for the Mortgage Loan Percentage of Approved Capital Expenses at the Property, provided the following conditions precedent are satisfied, as reasonably and in good faith determined by Lender:

(a) all of the general conditions precedent set forth in Section 2.9.5 hereof have been satisfied (unless such condition is expressly stated to be applicable to a specific type of Advance that is not a CapEx Advance);

(b) there shall be no more than one CapEx Advance during any calendar month;

(c) the minimum amount of any CapEx Advance (together with any “CapEx Advance” under the Mezzanine Loan) shall be at least $[***] (unless same is the last Advance of Loan proceeds hereunder), it being agreed that Borrower shall be permitted to aggregate amounts otherwise eligible to be funded as part of a Leasing Advance (together with any “Leasing Advance” under the Mezzanine Loan) in order to satisfy the minimum advance threshold (with Lender agreeing to fund such aggregated amounts as a single Advance);

(d) Mezzanine Lender shall have made or concurrently therewith is making a “CapEx Advance” under the Mezzanine Loan Agreement with respect to the Approved Capital Expenses that are the subject of the requested CapEx Advance;

(e) in no event shall the aggregate amount of all CapEx Advances previously made by Lender hereunder and the proposed CapEx Advance exceed the Maximum CapEx Advance Amount; and

(f) if Lender reasonably determines that, after giving effect to the subject CapEx Advance and the “CapEx Advance” then being made under the Mezzanine Loan (which determination shall be conclusive and binding on Borrower absent manifest error), the portion of the Maximum CapEx Advance Amount and the “Maximum CapEx Advance Amount” with respect to the Mezzanine Loan remaining undisbursed is less than the Approved Capital Expenses that are unpaid and will not be paid by Borrower concurrently with the CapEx Advance, then, prior to Lender making any additional CapEx Advance, Borrower shall deposit into the Capital Expense Subaccount an amount equal to such shortfall, as reasonably and in good faith determined by Lender, and such amount shall be disbursed by Lender as if a CapEx Advance for purposes of this Section 2.9.2 prior to Lender making any further CapEx Advance.

2.9.3 Debt Service and Carry Advances. Upon request of Borrower pursuant to Section 2.9.5(a) hereof, Lender shall fund a Debt Service and Carry Advance into the Cash Management Account to pay for Approved Debt Service and Carry Expenses, to be disbursed pursuant to Section 3.11 hereof, provided the following conditions precedent are satisfied, as reasonably and in good faith determined by Lender:

(a) all of the general conditions precedent set forth in Section 2.9.5 hereof have been satisfied (but for the conditions set forth in Sections 2.9.5(e), (f), (g) and (h) hereof);

(b) there shall be no more than one Debt Service and Carry Advance during any calendar month;

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(c) Mezzanine Lender shall have made or concurrently therewith is making a “Debt Service and Carry Advance” under the Mezzanine Loan Agreement with respect to the Approved Debt Service and Carry Expenses that are the subject of the requested Debt Service and Carry Advance; and

(d) in no event shall the aggregate amount of all Debt Service and Carry Advances previously made by Lender hereunder and the proposed Debt Service and Carry Advance exceed the Maximum Debt Service and Carry Advance Amount.

2.9.4 Earnout Advance. Upon Borrower’s request, Lender shall make up to two (2) additional Advances of the Loan (the “Earnout Advance”) in an aggregate amount not to exceed the Mortgage Loan Percentage of $9,000,000 (such percentage, the “Maximum Earnout Advance Amount”). The Earnout Advance shall be subject to satisfaction of the following conditions as reasonably and in good faith determined by Lender:

(a) all of the general conditions precedent set forth in Section 2.9.5 hereof have been satisfied (unless such condition is expressly stated to be applicable to a specific type of Advance that is not an Earnout Advance);

(b) (i) there shall be no more than two (2) Earnout Advances, (ii) no Earnout Advance shall be made after the Payment Date occurring in April, 2027, (iii) the aggregate amount of each Earnout Advance plus with the corresponding “Earnout Advance” under the Mezzanine Loan Agreement shall be $4,500,000 in the aggregate and (iv) the aggregate amount of the Earnout Advances plus the two (2) “Earnout Advances” under the Mezzanine Loan Agreement shall in no event be more than $9,000,000 in the aggregate;

(c) no Cash Trap Period shall then be continuing

(d) after giving effect to the Earnout Advance (and including the amount thereof in calculating each of the following), Lender shall have reasonably and in good faith determined that (i) the Mortgage Loan Debt Yield is not less than [***]% and (ii) the LTV Percentage is no greater than [***]%; and

(e) Mezzanine Lender shall have made or concurrently therewith is making the “Earnout Advance” under the Mezzanine Loan Agreement.

2.9.5 General Conditions Precedent to Advances. Lender’s obligation to fund any Advance (other than the Initial Advance made on the date hereof) shall, in addition to the other conditions precedent expressly set forth with respect to such Advances, be subject to satisfaction of the following conditions precedent, as reasonably and in good faith determined by Lender:

(a) Lender receives a notice of borrowing for an Advance in the form of Schedule 6 at least ten (10) Business Days before the proposed date for funding such Advance, together with a description of and, if applicable, a budget for, the intended use of such Advance, in detail reasonably and in good faith acceptable to Lender;

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(b) on the date of the funding of the Advance, no Material Adverse Effect shall have occurred;

(c) on the date of the funding of the Advance, no monetary Default, no material non-monetary Default and no Event of Default shall have occurred and be continuing;

(d) on the date of the funding of the Advance, no Shortfall shall exist;

(e) no Advance shall be made after the initial Stated Maturity Date (or such earlier date as provided for above with respect to each Earnout Advance);

(f) Lender shall have received (i) a notice of title continuation showing that since the funding of the last Advance there has been no adverse change in the state of title to the Property and no new survey exceptions with respect to the Property (other than those of a de minimis nature, such as fences, landscaping or similar encroachments that otherwise do not have an adverse effect on the Property) not theretofore approved by Lender (other than Permitted Encumbrances except as set forth in the rest of this clause (i)), together with other evidence satisfactory to Lender that no mechanic’s Liens or other Liens have been filed and remain filed with respect to the Property and (ii) an endorsement to the Title Insurance Policy in the form attached hereto as Exhibit E, which endorsement shall have the effect of updating the date of the Title Insurance Policy to the date of the funding of the Advance and increasing the coverage of such Title Insurance Policy by an amount equal to the amount of such Advance then being made;

(g) without limiting the generality of the foregoing, with respect to any Advance for Required Work, Borrower shall complete the Required Work (i) free of any claim for mechanic’s, materialmens, or any other liens, and in accordance with all laws and regulations applicable to the Property and the Required Work, and (ii) in all material respects in accordance with the plans and specifications for the Required Work approved by Lender, if any;

(h) with respect to any Advance for Required Work (for hard costs for purposes of this clause (h)), if the Required Work involves any construction work, then (i) if Lender has retained a Construction Consultant to monitor the work in question (which Lender shall have the right to do other than with respect to any tenant improvement work under any Lease the cost for which is less than $[***]), Lender shall have received a report from such Construction Consultant (A) stating that all of the completed Required Work has been done substantially in compliance with the approved plans and specifications (if any), all applicable Legal Requirements and the Approved Capital Budget and the applicable Lease, as applicable, and (B) stating its estimate of (1) the sum necessary to complete the Required Work in accordance with the approved plans and specifications (if any), all applicable Legal Requirements and the Approved Capital Budget and the applicable Lease, as applicable; and (2) the amount of time from the date of such inspection that will be required to achieve completion of the Required Work, (ii) at Lender’s election, if the cost for any Required Work (other than any tenant improvement work performed by the applicable tenant) is estimated to exceed $[***], (A) Lender shall have received and approved (which approval shall not be unreasonably withheld or delayed), any general contractor’s agreement, architect’s agreement and the plans and specifications for such work prepared by a licensed architect, in such instances where it is customary to have such plans and specifications prepared by a licensed architect (e.g., work of a structural nature), and (B) Lender shall have approved (which approval, including as to any reasonable list of proposed general contractors or architects submitted by Borrower, shall not be unreasonably withheld or delayed) the general contractor and architect retained for such work (it being agreed that the general contractors and architects set forth on Schedule 9 attached hereto are pre-approved); (iii) Borrower shall have furnished to Lender, from each contractor, subcontractor and materialman (in each case, if the amount payable to such materialman for all contracts with such materialman are estimated to exceed $[***]), an invoice, lien waiver (which shall be an Unconditional Lien Waiver for amounts previously paid and may be a Conditional Lien Waiver for amounts to be paid with the proposed Advance, provided that no later than the earlier of the next Advance request and sixty (60) days after such Advance, Borrower delivers to Lender an Unconditional Lien Waiver to replace such Conditional Lien Waiver) and such other instruments and documents as Lender may from time to time specify, in form and content, and containing such certifications, approvals and other data and information, as Lender may reasonably and in good faith require, which invoice, lien waiver and other documents shall cover and be based upon work actually completed or materials actually furnished and shall be received by Lender simultaneously with the making of any Advance hereunder for the benefit of such contractor, subcontractor or materialman, (iv) Borrower shall have furnished to Lender copies of all permits, licenses and approvals required by any Governmental Authority with regard to such Required Work, whether necessary for commencement, completion, use or otherwise, and (v) other than with respect to any tenant improvement work being performed by the tenant, the Mortgage Loan Percentage of Retainage shall be retained by Lender and shall be paid over by Lender to Borrower, provided that no lien claims are then filed against the Property, when all of the requirements for the release of such applicable Retainage have been satisfied pursuant to the terms of the applicable construction contract;

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(i) Borrower shall pay with ten (10) Business Days of written demand (or out of the requested Advance) all of the reasonable out-of-pocket costs and expenses actually incurred by Lender, including reasonable attorneys’ fees and expenses, in connection with the proposed Advance and the approval of the subject Approved Capital Expenses and/or Lease(s) which are the subject of the proposed Advance; and

(j) Borrower shall have delivered evidence reasonably and in good faith satisfactory to Lender that it has paid the portion of the applicable expenses which is not being paid with the proceeds of the subject Advance (or shall pay such amounts concurrently with the funding of such Advance).

Any Advance under this Section 2.9 shall be disbursed by Lender to the Borrower Operating Account.

2.9.6 Optional Disbursements.

(a) If any or all conditions precedent to making an Advance have not been satisfied, as determined by Lender, on the date such Advance was requested to be made, Lender may, at its option (i) waive so many of such conditions precedent as it may elect, and/or (ii) disburse only that portion of the requested Advance for which all of the conditions precedent have been satisfied. To the extent Lender funds an Advance for which any of the conditions precedent have not been satisfied, and Lender has agreed in writing to waive any of such unsatisfied conditions, the making of such Advance shall constitute a waiver of such unsatisfied conditions for such Advance only (but not for any other Advance), unless otherwise set forth in a written notice from Lender to Borrower.

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(b) During the continuance of an Event of Default, Lender shall have the right (but not the obligation) to fund any or all Advances directly to contractors or any other Person to whom payment is due with respect to such Approved Leasing Expenses, Approved Capital Expenses or Approved Debt Service and Carry Expenses. The execution hereof by Borrower shall, and hereby does, constitute an irrevocable direction and authorization to so disburse such Advance. No further direction or authorization from Borrower shall be necessary or required for such direct disbursements and all such disbursements shall satisfy pro tanto the obligations of Lender hereunder and shall be secured by the applicable Loan Documents as fully as if made directly to Borrower, regardless of the disposition thereof by the payee.

2.9.7 Balancing. At any time and from time to time (including prior to funding the first Approved Debt Service and Carry Advance), Lender shall have the right (but not the obligation) to notify Borrower that, in Lender’s commercially reasonable and good faith judgment, the cost of all or a specific category of contemplated Required Work that remains unpaid at the time in question exceeds the undisbursed proceeds of the Maximum Debt Service and Carry Amount and the Maximum Debt Service and Carry Amount under the Mezzanine Loan Agreement, as applicable, plus any sums deposited with Lender pursuant to Section 2.9.1(g) or Section 2.9.2(f) hereof or under the analogous provisions under the Mezzanine Loan Agreement, plus any sums deposited with Lender pursuant to this Section 2.9.6 and the analogous provision under the Mezzanine Loan Agreement with respect to such Required Work or Approved Debt Service and Carry Expenses and not previously disbursed (the amount of any such deficiency being herein referred to as the “Shortfall”). If Lender at any time shall so notify Borrower in writing, Borrower shall within ten (10) Business Days after Lender’s written notification, deposit with Lender an amount equal to such Shortfall, which shall be deposited into a Subaccount with respect to such Shortfall, and which shall be disbursed in accordance with the applicable terms and conditions set forth in Section 2.9 hereof. Lender shall have no obligation to fund any further Debt Service and Carry Advance until the sums required to be deposited into such Subaccount pursuant to this Section 2.9.6 with respect to such Shortfall have been exhausted. Any such sums not used as provided above shall, provided no Event of Default is then continuing, be released to Borrower upon completion of the applicable Required Work in accordance with the terms of this Agreement.

2.9.8 Inspection of Property; Construction Consultant. Lender shall have the right to engage a Construction Consultant in connection with any Required Work. Provided that no Event of Default is continuing and there is no conflict of interest (as determined by Lender in good faith), Lender and Mezzanine Lender shall use the same “Construction Consultant.”

(a) Upon reasonable advance written notice, Borrower shall permit Lender, Construction Consultant and their respective representatives, to enter upon the Property, inspect the applicable Required Work and all materials to be used in the construction thereof and to examine the plans and specifications which are or may be kept at the construction site at all reasonable times and with reasonable advance notice and will cooperate, and use reasonable efforts to cause the architects, engineers, general contractors, project managers and trade contractors to cooperate with Lender and Construction Consultant to enable him or her to perform his or her functions hereunder. Without limiting the foregoing, subject to the rights of tenants, Lender may instruct Construction Consultant to inspect the progress of Required Work on a monthly basis, regardless of the amount of any expenditures towards the Required Work in any given month.

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(b) Borrower acknowledges that (i) Construction Consultant shall be retained by Lender to act as a consultant and only as a consultant to Lender in connection with the construction of the Required Work, to make periodic inspections, and to review all draw requests and submissions, and shall have no duty to Borrower, (ii) Construction Consultant shall in no event have any power or authority to give any approval or consent or to do any other act or thing which is binding upon Lender, (iii) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement, and without being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by Construction Consultant with respect thereto, (iv) Lender reserves the right to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by Construction Consultant to Lender, (v) Lender reserves the right to replace Construction Consultant with another Construction Consultant at any time and without prior notice to or approval by Borrower and (vi) Borrower shall be responsible for the out-of-pocket costs and fees of Construction Consultant, which Lender may pay out of any Advances (even if such Advances are not made to Borrower), provided that in no event shall the fees of Construction Consultant exceed $[***] per month (in the aggregate under this Agreement and the Mezzanine Loan Agreement) (collectively, the “Construction Consultant Fee Cap”) other than (A) if an Event of Default is continuing, (B) if Borrower has made any non-customary or out- of-the-ordinary requests that require additional Construction Consultant review or (C) if there are any other non-customary or extraordinary conditions that require additional Construction Consultant review (it being agreed that the Construction Consultant Fee Cap shall be reinstated to the extent Construction Consultant is no longer responsible for matters that are excluded from the Construction Consultant Fee Cap pursuant to the foregoing clause (B) or (C)).

2.9.9 Final Leasing Advance. If the Term is extended until the First Extended Maturity Date pursuant to Section 2.8 hereof, and as of the date immediately preceding the first day of the first Extension Period the amount of the Loan and the Mezzanine Loan Amount have not been fully advanced pursuant to the terms hereof and the terms of the Mezzanine Loan Agreement with respect to Leasing Advances and “Leasing Advances” under the Mezzanine Loan Agreement, then on the first day of the first Extension Period, upon Borrower’s request, Lender shall deposit as a Leasing Advance (including that the conditions set forth in Section 2.9.1 and Section 2.9.5 hereof are satisfied), and provided that Mezzanine Lender deposits as a Mezzanine Loan Advance, into a Subaccount, an amount equal to the remaining portion of the Loan and the Mezzanine Loan that are un-Advanced with respect to Leasing Advances and “Leasing Advances” under the Mezzanine Loan Agreement, and Borrower shall have the right to request disbursements from such Subaccount for Approved Leasing Expenses subject to the applicable advance conditions set forth in Section 2.9.1 and 2.9.5 hereof as if such amounts were the subject of an Advance. In the event that after any such un-Advanced amounts are deposited into such Subaccount pursuant to this Section 2.9.9 there are any remaining unfunded amounts of the Loan, or in the event that any amounts are not otherwise funded pursuant to this Section 2.9.9, Borrower shall in no event be entitled to, and Lender shall not advance, any such unfunded amounts, and any such unfunded amounts shall not be considered part of the Loan.

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3.	CASH MANAGEMENT AND RESERVES

3.1 Cash Management Arrangements.

(a) Borrower shall at all times cause all Rents to be transmitted directly by tenants of the Property into an Eligible Account (the “Clearing Account”) established and maintained by Borrower at a local bank selected by Borrower and reasonably approved by Lender, which shall at all times be an Eligible Institution (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. Without in any way limiting the foregoing, if Borrower or Manager (in its capacity of manager of the Property) receives any Rents, then (i) such amounts shall be deemed to be collateral for the Loan and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts into the Clearing Account within one (1) Business Day of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into an Eligible Account at Cash Management Bank controlled by Lender (the “Cash Management Account”) and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Lender will also establish subaccounts of the Cash Management Account or, if applicable, the Servicer’s account, which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). The Cash Management Account and any Subaccounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

(b) Borrower or Manager shall, within one (1) Business Day after the Closing Date, deliver a notice in the form of Exhibit C attached hereto to each existing non-residential tenant at the Property, directing such tenants to remit their rent checks directly to the Clearing Account in accordance with such tenant direction letter, and shall also deliver a tenant direction letter to each future non-residential tenant at the Property.

(c) On the date hereof, Borrower has delivered to Lender (and Lender has countersigned) a notice in the form of Exhibit B attached hereto (a “Notice of Borrower Operating Account”), pursuant to which Borrower authorizes Lender to make all disbursements (including any Advances) to be made by Lender to Borrower pursuant to this Agreement and any other Loan Document to the account provided therein (any such account set forth in the Notice of Borrower Operating Account or any Subsequent Notice of Borrower Operating Account, the “Borrower Operating Account”). Borrower acknowledges and agrees that (i) Lender shall not be required to make any disbursements (or Advances) pursuant to this Agreement or any other Loan Document to any other account of Borrower unless and until such time as (A) Lender has received a subsequent Notice of Borrower Operating Account executed by Borrower with the new operating account information (any such notice, a “Subsequent Notice of Borrower Operating Account”) (which such Subsequent Notice of Borrower Operating Account shall also be concurrently delivered to Cash Management Bank) and (B) Lender has countersigned such Subsequent Notice of Borrower Operating Account (and until such time as the conditions set forth in the foregoing subclauses (A) and (B) occur, Lender shall continue to make any disbursements pursuant to this Agreement or any other Loan Document to the Borrower Operating Account), (ii) Lender may conclusively rely, without obligation of further inquiry into the validity thereof, on the Notice of Borrower Operating Account delivered by Borrower on the Closing Date or any Subsequent Notice of Borrower Operating Account received by Lender thereafter, (iii) Lender shall have the right, without notice to Borrower, to contact the bank referenced in any Subsequent Notice of Borrower Operating Account to confirm the information provided therein and (iv) any amounts disbursed or advanced by Lender to Borrower pursuant to the Notice of Borrower Operating Account or most recent Subsequent Notice of Borrower Operating Account, as applicable, received by Lender shall, from and after the date such amounts are placed on the wire by Lender, be deemed to be disbursed or advanced to Borrower.

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(d) Promptly following the execution and delivery hereof, pursuant to an instruction letter in form substantially similar to the form of Exhibit D attached hereto (or the standard form of the applicable credit card company, as reasonably acceptable to Lender), Borrower or Manager, as applicable, shall instruct each of the credit card companies with which Borrower or Manager will or has entered into merchant’s or other credit card agreements relating to the Property that, effective immediately, all Rents with respect to the Property, in accordance with such merchant’s agreements or otherwise, shall be transferred instead by wire transfer or the ACH system to Clearing Bank for deposit in the Clearing Account. Borrower shall also promptly deliver such a credit card direction letter to any new credit card companies with which Borrower or Manager enters into merchant’s or other credit card agreements with respect to the Property.

3.2 Intentionally Left Blank.

3.3 Real Estate Tax Subaccount. Borrower shall pay to Lender (i) $[***] on the date hereof on account of Real Estate Taxes and (ii) on each Payment Date one-twelfth (1/12) of the Real Estate Taxes that Lender reasonably and in good faith estimates will be payable during the next twelve (12) months (initially $[***] per month) in order to accumulate with Lender sufficient funds to pay all such Real Estate Taxes at least thirty (30) days prior to the dates such Real Estate Taxes would become delinquent, or such earlier date if Borrower elects to pay such Real Estate Taxes in advance in order to receive any applicable discounts. Such amounts will be transferred by Lender to a Subaccount (the “Real Estate Tax Subaccount”). Provided that no Event of Default has occurred and is continuing, Lender will (a) apply funds in the Real Estate Tax Subaccount to payments of Real Estate Taxes required to be made by Borrower pursuant to Section 5.2 hereof, provided that Borrower has promptly supplied Lender with notices of all Real Estate Taxes due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment; subject, however, to Borrower’s right to contest Real Estate Taxes in accordance with Section 5.2 hereof. In making any payment relating to Real Estate Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If Lender determines in its reasonable and good faith judgment that the funds in the Real Estate Tax Subaccount will be insufficient to pay (or in excess of) the Real Estate Taxes next coming due, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Real Estate Tax Subaccount. If the amount of the funds in the Real Estate Tax Subaccount shall exceed the amount that Lender reasonably and in good faith determines is necessary in order to accumulate sufficient funds to pay all Real Estate Taxes as provided in this Section 3.3, Lender shall (A) credit such excess against future required deposits into the Real Estate Tax Subaccount on a dollar for dollar basis, and (B) adjust the required ongoing monthly deposits into the Real Estate Tax Subaccount if necessary so that the Real Estate Tax Subaccount shall not be overfunded in the future.

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3.4 Insurance Subaccount. (a) Borrower shall pay to Lender (i) $0.00 on the date hereof on account of Insurance Premiums and (ii) on each Payment Date one-twelfth (1/12) of the Insurance Premiums that Lender reasonably and in good faith estimates will be payable (initially $0.00 per month) for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Such amounts will be transferred by Lender to a Subaccount (the “Insurance Subaccount”). Provided that no Event of Default has occurred and is continuing, Lender will (a) apply funds in the Insurance Subaccount to payments of Insurance Premiums required to be made by Borrower pursuant to Section 7.1 hereof, provided that Borrower has promptly supplied Lender with notices of all Insurance Premiums due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate. If Lender determines in its reasonable and good faith judgment that the funds in the Insurance Subaccount will be insufficient to pay (or in excess of) the Insurance Premiums next coming due, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Insurance Subaccount. If the amount of the funds in the Insurance Subaccount shall exceed the amount that Lender reasonably and in good faith determines is necessary in order to accumulate sufficient funds to pay all Insurance Premiums as provided in this Section 3.4, Lender shall (A) credit such excess against future required deposits into the Insurance Subaccount on a dollar for dollar basis, and (B) adjust the required ongoing monthly deposits into the Insurance Subaccount if necessary so that the Insurance Subaccount shall not be overfunded in the future.

(b) Notwithstanding anything to the contrary, Borrower’s obligation to make deposits into the Insurance Subaccount in accordance with Section 3.4(a) hereof on account of Insurance Premiums will be suspended during any time that an Acceptable Blanket Policy is in effect with respect to all of the Policies required pursuant to Section 7.1.1 hereof provided that Borrower provides Lender with written evidence reasonably and in good faith satisfactory to Lender of the (i) renewal of the applicable Acceptable Blanket Policy no later than five (5) days after the expiration of any Acceptable Blanket Policy and (ii) payment of the applicable Insurance Premiums and related certificates of insurance no later than thirty (30) days after the expiration of any Acceptable Blanket Policy. Lender hereby acknowledges receipt of an Acceptable Blanket Policy from Borrower as of the date hereof.

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3.5 Capital Expense Subaccount.

(a) Borrower shall pay to Lender (i) $[***] on the date hereof and (ii) on each Payment Date an amount initially equal to one-twelfth (1/12) of the product obtained by multiplying $[***] by the aggregate number of residential units at the Property (initially $[***] per month). Lender will transfer such amounts into a Subaccount (the “Capital Expense Subaccount”).

(b) Provided that no Event of Default has occurred and is continuing, Lender shall disburse funds held in the Capital Expense Subaccount to Borrower, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $[***] (or such lesser amount equal to the remaining balance of the Capital Expense Subaccount) provided that (i) such disbursement is for an Approved Capital Expense; (ii) if the amount of such requested disbursement is greater than $[***], Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved Capital Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used to pay or reimburse Borrower for Approved Capital Expenses and a description thereof, (2) that all outstanding trade payables relating to such Approved Capital Expenses (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full (or, if paid for in progress payments, are or will be, paid current) other than any applicable retention amount, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used to pay the previously identified Approved Capital Expenses, (B) lien waivers (which shall be Unconditional Lien Waiver for amounts previously paid and may be a Conditional Lien Waiver for amounts to be paid with the proposed Advance, provided that no later than the earlier of the next Advance request and thirty (30) days after such Advance, Borrower delivers to Lender an Unconditional Lien Waiver to replace such Conditional Lien Waiver) or other evidence of payment satisfactory to Lender unless the requested disbursement shall be used to pay for such Approved Capital Expense directly (and not reimburse Borrower for the Approved Capital Expense previously paid for by Borrower), in which case Borrower shall be required to deliver such items with respect to the Approved Capital Expense which was the subject of the previous disbursement and conditional lien waivers with respect to the requested items to be paid for from the requested disbursement, (C) at Lender’s option, if the amount of such requested disbursement is greater than $[***] (or if the amount disbursed since the last title search is greater than $[***] in the aggregate), a title search for the Property indicating that (other than Permitted Encumbrances) it is free from all Liens not previously approved by Lender and (D) such other evidence as Lender shall reasonably and in good faith request that the Approved Capital Expenses at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.

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3.6 Rollover Subaccount. Borrower shall deposit with Lender into a Subaccount (the “Rollover Subaccount”) all Lease Event Payments received by Borrower. Any Lease Event Payments and any other funds deposited into the Rollover Subaccount from the Security Deposit Subaccount in accordance with Section 3.8 hereof shall be applied: (a) provided no Event of Default has occurred and is continuing, at Borrower’s election, to either (i) subject to the rights of Borrower under the applicable Lease, rent arrearages under such Lease (or to cure any other tenant default under such Lease), or (ii) if applicable, funding any Approved Leasing Expenses which are anticipated to occur in connection with the re-tenanting of the space under the Lease that was the subject of a termination (in accordance with the terms and conditions of Section 2.9.1 hereof as if such amounts were Advances for Approved Leasing Expenses), or (b) if an Event of Default has occurred and is continuing, at Lender’s election, toward the uses described in clause (a) above or to debt service shortfalls that may arise as a result of a termination of such Lease (and Borrower hereby authorizes Lender to disburse to itself any such amounts without any request therefor by Borrower).

3.7 Casualty/Condemnation Subaccount. Borrower shall pay, or cause to be paid, to Lender all Proceeds or Awards (that are not to be paid to and retained directly by Borrower pursuant to this Agreement) due to any Casualty or Condemnation to be transferred to a Subaccount (the “Casualty/Condemnation Subaccount”) in accordance with the provisions of Article 7 hereof. All amounts in the Casualty/Condemnation Subaccount shall be disbursed in accordance with the provisions of Article 7 hereof.

3.8 Security Deposit Subaccount. Borrower shall keep and hold all security deposits under Leases in accordance with applicable Legal Requirements and at a separately designated account under Borrower’s control at the Clearing Bank (and in the case of a letter of credit, assigned with full power of attorney and executed sight drafts to Lender) so that the security deposits shall not be commingled with any other funds of Borrower. After the occurrence of an Event of Default, Borrower shall, upon Lender’s written request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender in a Subaccount (the “Security Deposit Subaccount”) subject to the terms of the Leases; and upon any waiver of such Event of Default by Lender, all funds held in the Security Deposit Subaccount shall be returned to the separately designated account under Borrower’s control at the Clearing Bank. Security deposits held in the Security Deposit Subaccount will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably and in good faith request that such security deposit (a) is required to be returned to a tenant pursuant to the terms of a Lease or (b) may be applied as Rent or otherwise retained by Borrower pursuant to the rights of Borrower under the applicable Lease, in which event such security deposit shall be deposited into the Rollover Subaccount. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender).

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3.9 Cash Collateral Subaccount. If a Cash Trap Period shall have commenced, then on the immediately succeeding Payment Date (or, if a Cash Trap Period commences on a Payment Date, then on such Payment Date) and on each Payment Date thereafter during the continuance of such Cash Trap Period, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into a Subaccount (the “Cash Collateral Subaccount”) as cash collateral for the Debt. Any funds in the Cash Collateral Subaccount and not previously disbursed or applied shall be deposited into the Borrower Operating Account upon the termination of such Cash Trap Period. Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, to apply all sums then on deposit in the Cash Collateral Subaccount in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of Principal (together with the Yield Maintenance Premium, if applicable). Notwithstanding the foregoing, Lender shall make funds on deposit in the Cash Collateral Subaccount available for disbursement to Borrower pursuant to Section 3.11(a)(v) hereof for the payment of Emergency Expenditures and Approved Additional Operating Expenses to the extent that Borrower has otherwise satisfied the conditions set forth herein with respect to Emergency Expenditures and Approved Additional Operating Expenses and provided that Borrower provides a written request to Lender requesting the same at least ten (10) Business Days prior to the next Payment Date.

3.10 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby collaterally pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in the Clearing Account, the Cash Management Account, and all Subaccounts created pursuant to this Agreement (collectively, the “Cash Management System Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (a) payment of such Rents to Lender or (b) deposit of such Rents into the Clearing Account or the Cash Management Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management System Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. During the continuance of an Event of Default, Lender may apply any sums in any Cash Management System Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Security Instrument or exercise its other rights under the Loan Documents. Cash Management System Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the funds in any Cash Management System Account shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. Upon repayment in full of the Debt, all remaining funds in the Subaccounts, if any, shall be promptly deposited into the Borrower Operating Account.

3.11 Property Cash Flow Allocation.

(a) So long as no Event of Default is then continuing (otherwise Section 3.11(e) hereof shall govern), all amounts on deposit in the Cash Management Account during the immediately preceding Interest Period (including any amounts on deposit in the Cash Management Account on account of any Debt Service and Carry Advances) shall be applied on each Payment Date as follows in the following order of priority:

(i) First, to make payments into the Real Estate Tax Subaccount as required under Section 3.3 hereof;

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(ii) Second, to make payments into the Insurance Subaccount as required under Section 3.4 hereof;

(iii) Third, to pay the monthly portion of the fees charged by Cash Management Bank in accordance with the Cash Management Agreement;

(iv) Fourth, to Lender to pay the interest due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.11(a), then due to Lender under the Loan Documents);

(v) Fifth, funds in an amount equal to the Monthly Operating Expense Budgeted Amount and any then-current Approved Additional Operating Expenses shall be deposited into the Borrower Operating Account;

(vi) Sixth, to make payments into the Capital Expense Subaccount as required under Section 3.5 hereof;

(vii) Seventh, to make payments into the Rollover Subaccount as required under Section 3.6(a) hereof;

(viii) Eighth, if the Mezzanine Loan (or any portion thereof) is outstanding, to make payments in the amount of the Monthly Mezzanine Debt Service Payment Amount to Mezzanine Lender in accordance with the Mezzanine Lender Payment Instruction applicable to such Payment Date; and

(ix) Lastly, all amounts remaining after payment of the amounts set forth in the foregoing clauses (the “Available Cash”), if any, shall be applied on such Payment Date as follows:

(A) during the continuance of a Cash Trap Period, deposited into the Cash Collateral Subaccount in accordance with Section 3.9 hereof; or

(B) so long as no Cash Trap Period is then continuing: (y) if Mezzanine Lender has delivered notice to Lender that a “Default” or “Event of Default” (as defined in the Mezzanine Loan Agreement) has occurred with respect to the Mezzanine Loan, deposited into the Mezzanine Account established under the Mezzanine Loan, otherwise (z) deposited into the Borrower Operating Account.

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(b) The failure of Borrower to make all of the payments required under Section 3.11(a) hereof other than with respect to payment of the Monthly Mezzanine Debt Service Payment Amount and deposits into the Cash Collateral Subaccount in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, (i) if adequate funds are available in the Cash Management Account for such payments and Borrower has satisfied the conditions for disbursement thereof, the failure by Cash Management Bank to allocate (or the failure by Lender to direct or authorize the Cash Management Bank to allocate) such funds into the appropriate Subaccounts shall not constitute an Event of Default or result in the imposition of a Late Payment Charge, and (ii) with respect to clauses (v) and (ix) above, it shall only be an Event of Default under this Agreement if such payments cannot be made as a result of any Borrower Party (Recourse)’s interference with Cash Management Bank’s distributions from the Cash Management Account.

(c) Notwithstanding anything to the contrary contained herein, so long as any Loan proceeds remain un-advanced pursuant to the terms hereof with respect to Debt Service and Carry Advances, only Rents and Debt Service and Carry Advances may be used to pay any amounts pursuant to Sections 3.11(a)(i) through (vii) hereof, and Borrower shall not have the right or be permitted to (i) fund same with its owns funds or equity or (ii) deposit its own funds into the Clearing Account or any Cash Management System Account to pay for same.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Loan Documents, and/or the Mezzanine Loan Documents, the parties hereto acknowledge and agree that, as to any clause or provision contained in this Agreement, the other Loan Documents, and/or the Mezzanine Loan Documents to the effect that payments, distributions, or other similar effect are to be made by or on behalf of Borrower to Mezzanine Lender or applied to the Mezzanine Loan, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Lender shall pay to Borrower, and Borrower shall then promptly distribute to Mezzanine Borrower, its sole member, pursuant to and in accordance with the organizational documents of Borrower and applicable law, any such amounts, which distribution shall be promptly payable to Mezzanine Lender, and any such clause or provision shall not be construed as meaning that Borrower is acting on behalf of, holding out its credit for, or paying the obligations of, Mezzanine Borrower, directly or in any other manner that would violate any of the special purpose entity covenants contained in the Loan Agreement or other similar covenants contained in Borrower’s organizational documents.

(e) Notwithstanding anything to the contrary contained in this Section 3.11 or elsewhere in the Loan Documents, during the continuance of an Event of Default, Lender may apply all Rents deposited into the Cash Management Account, all funds on deposit in the Subaccounts and other proceeds of repayment in such order and in such manner as Lender shall elect, including towards repayment of the Debt and/or towards payment of any amounts which pursuant to any of the Loan Documents Borrower is required to pay to third parties. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

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3.12 Cash Trap Cure Subaccount. If Borrower has elected pursuant to clause (ii) of the definition of Cash Trap Period herein to deliver to Lender (a) the Cash Trap Cure Cash Collateral, the same shall be deposited into a Subaccount or (b) the Cash Trap Cure Letter of Credit, Lender shall hold any such Cash Trap Cure Letter of Credit in accordance with this Section 3.12 and Section 3.13 hereof (each of the Cash Trap Cure Cash Collateral and the Cash Trap Cure Letter of Credit, as applicable, the “Cash Trap Cure Collateral”). Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to apply such the Cash Trap Cure Cash Collateral or draw on any such Cash Trap Cure Letter of Credit and apply such amount to payment of the Debt in such order, proportion or priority as Lender shall elect in its sole and absolute discretion, including to make a prepayment of Principal. With respect to any Cash Trap Cure Collateral, upon Lender’s reasonable determination that as of the two (2) most recent Calculation Dates the Mortgage Loan Debt Yield equals or exceeds [***]% and the Debt Service Coverage Ratio equals or exceeds [***] (in each case, without taking into consideration any Cash Trap Cure Collateral for purposes of calculating the Mortgage Loan Debt Yield or the Debt Service Coverage Ratio), provided that no Event of Default exists and is then continuing, Lender shall return any remaining Cash Trap Cure Collateral, together with, if applicable, the original Cash Trap Cure Letter of Credit to Borrower.

3.13 Letters of Credit. Any Letter of Credit delivered to Lender in order to terminate a Cash Trap Period in accordance with the definition of “Cash Trap Period” shall be held by Lender as additional collateral for the Loan. Lender shall have the right to draw on any Letter of Credit in full: (a) upon the occurrence and during the continuance of an Event of Default; (b) if Lender has received a written notice from the issuing bank that the applicable Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least five (5) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of written notice from the issuing bank that the Letter of Credit will be terminated and a substitute Letter of Credit is not provided at least five (5) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to terminate; or (d) if Lender has received written notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and Borrower shall not have replaced such Letter of Credit with a new Letter of Credit issued by an Eligible Institution (with the same face amount as the Letter of Credit then being replaced) within thirty (30) days after notice thereof. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw on any Letter of Credit upon the happening of an event specified in clauses (a) through (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit in question if Lender has not drawn the applicable Letter of Credit.

4.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the date hereof that, except to the extent (if any) disclosed on Schedule 2 hereto with reference to a specific Section of this Article 4:

4.1 Organization; Special Purpose.

(a) Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the jurisdiction in which the Property is located and in each other jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Borrower is, as of the date hereof, a Special Purpose Bankruptcy Remote Entity.

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(b) Brandon Lacoff, as authorized signatory for BPOZ Manager, LLC, is the only Person that Controls Borrower.

4.2 Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and has the power and authority to execute, deliver and perform under the Loan Documents and all the transactions contemplated thereby. The Loan Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or any Guarantor including the defense of usury, nor to Borrower’s knowledge would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower or any Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.3 No Conflicts. The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not (i) to Borrower’s knowledge, conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of its properties. Borrower’s rights under the Licenses and the Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Security Instrument, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, the Loan Documents or the consummation of the transactions contemplated hereby, has been obtained and is in full force and effect.

4.4 Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened in writing against or affecting Borrower, Mezzanine Borrower, any Guarantor, Manager or the Property, in any court or by or before any other Governmental Authority, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

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4.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would be reasonably likely to have a Material Adverse Effect. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably likely to have a Material Adverse Effect. To Borrower’s knowledge, Borrower is not in default, and has not received written notice of any currently outstanding event or condition that with the giving of notice or the passage of time would constitute a default, in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions of Borrower contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound, and to Borrower’s knowledge, there are no such uncured defaults under any such agreement by any other party thereto.

4.6 Title. Borrower has good, marketable and insurable title in fee simple to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer Taxes, deed stamps, intangible Taxes or other amounts in the nature of transfer Taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. The Security Instrument when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on Borrower’s interest in the Property and (b) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases) owned by Borrower (to the extent such security interests may be perfected by recording the Security Instrument or filing UCC Financing Statements), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All Other Taxes have been paid or are being paid simultaneously herewith. All Taxes and governmental assessments due and owing as of the date hereof in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established (or will be funded) hereunder or are insured against by the Title Insurance Policy. The Permitted Encumbrances, individually or in the aggregate, do not (i) materially and adversely affect the value, operation or use of the Property, or (ii) impair Borrower’s ability to repay the Loan. To Borrower’s knowledge, no condemnation or other proceeding has been commenced (and remains outstanding) or is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property. To Borrower’s knowledge, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may become a Lien on the Property, which have otherwise not been bonded over or discharged. The Survey does not fail to reflect any material matter affecting the Property or the title thereto. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, so as to materially and adversely affect the value or marketability of the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of the Property. Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that are reasonably likely to result in such special or other assessments. With respect to the Title Insurance Policy, (A) the Title Insurance Policy is in full force and effect, (B) the premium with respect thereto has been paid in full (or will be paid in full with a portion of the proceeds of the Loan), and no claims have been made under the Title Insurance Policy and no other action has been taken that would materially impair the Title Insurance Policy.

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4.7 No Bankruptcy Filing. Neither Borrower nor to Borrower’s knowledge, any of its constituent Persons are contemplating either the filing of a petition by it in any Insolvency Proceeding or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons. In addition, none of Borrower, Mezzanine Borrower, any Guarantor, nor to Borrower’s knowledge, any principal or Affiliate of Borrower, Mezzanine Borrower, any Guarantor has been a party to, or the subject of an Insolvency Proceeding for the past ten (10) years.

4.8 Full and Accurate Disclosure. No statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact presently known to Borrower necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Lender which would reasonably be expected to result in a Material Adverse Effect. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, any Guarantor and the Property (i) are true, complete and correct in all material respects as of the date of such reports, (ii) accurately represent in all material respects the financial condition of Borrower, any Guarantor and the Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for Taxes (that are delinquent), unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, to Borrower’s knowledge, there has been no materially adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements. As of the date of this Agreement, Borrower has delivered to Lender all contracts relating to the Property and all documentation relating to the zoning and entitlement of the Property that is in Borrower’s possession.

4.9 Tax Filings. To the extent required by applicable law, Borrower has duly and timely filed (or has obtained effective extensions for filing) all Tax returns required to be filed by Borrower on or prior to the date hereof and has paid or made adequate provision for the payment of all Taxes payable by Borrower on or prior to the date hereof. Borrower’s Tax returns (if any) properly reflect the income and Tax liability of Borrower for the periods covered thereby.

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4.10 ERISA; No Plan Assets. As of the date hereof and throughout the Term, (a) none of Borrower, any Guarantor nor any ERISA Affiliate is, or is acting on behalf of, an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, a “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code, or a “benefit plan investor” (as defined in 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA), (b) none of the assets of Borrower or any Guarantor constitutes or will constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (c) neither Borrower nor any Guarantor is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower or any Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. None of Borrower, any Guarantor nor any ERISA Affiliate maintains, sponsors or contributes to or has any liability (including any contingent or secondary liability) with respect to any Pension Plan, including any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Neither Borrower nor any Guarantor has engaged in any transaction in connection with which it could be subject to a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA, material damages pursuant to Section 409 of ERISA, or a material Tax imposed under the provisions of Section 4975 of the Code. Except as could not, individually or in the aggregate, be expected to have a Material Adverse Effect, (i) Borrower, each Guarantor and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, and have performed all of their obligations under each Plan, (ii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification), (iii) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Borrower or any Guarantor, threatened, which would reasonably be expected to be asserted successfully against any Plan, (iv) Borrower, each Guarantor, and each of their respective ERISA Affiliates has made all contributions to or under each such Plan required by law, the terms of such Plan, or any agreement requiring contributions to such Plan, within the applicable time limits prescribed thereby, and (v) none of Borrower, any Guarantor nor any of their respective ERISA Affiliates has any contingent liability with respect to any post-retirement benefit under any Welfare Plan, other than liability for required continuation coverage described in Part 6 of Title I of ERISA (COBRA).

4.11 Compliance. Without limiting any disclosures made in the Zoning Report, Borrower and the Property (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking, building and applicable zoning and land use laws, codes, regulations and ordinances). Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would be reasonably likely to have a Material Adverse Effect. Borrower has not committed any act which would be reasonably likely to give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. The Property is used exclusively for multi-family residential use with an ancillary retail space and other appurtenant and related uses and amenities. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened in writing with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and to Borrower’s knowledge, all other restrictions, covenants and conditions affecting the Property.

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4.12 Major Contracts. Borrower has not entered into, nor is bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender. To Borrower’s knowledge, each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to Borrower’s knowledge, there are no monetary or other material defaults thereunder by any other party thereto. Neither Borrower, nor (to Borrower’s knowledge), Manager or any other Person acting on Borrower’s behalf given any notice or received any written notice of default under any of the Major Contracts that remains uncured or in dispute. Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender. No Major Contract has as a party an Affiliate of Borrower.

4.13 Federal Reserve Regulations; Investment Company Act; Bank Holding Company. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by applicable Legal Requirements or any Loan Document. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

4.14 Easements; Utilities and Public Access. Other than the Water Utility Easement, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and to Borrower’s knowledge are in full force and effect without (to Borrower’s knowledge) default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. Other than the Water Utility Easement, all public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all applicable Governmental Authorities.

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4.15 Physical Condition/FEMA. Except as may be expressly set forth in the Physical Conditions Report, to Borrower’s knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages to the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located the flood insurance required pursuant to Section 7.1.1 hereof is in full force and effect with respect to the Property. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

4.16 Leases. The rent roll attached hereto as Schedule 3 (the “Rent Roll”) is true, complete and correct as of the date thereof in all material respects and the Property is not subject to any Leases other than the Leases described in the Rent Roll. Except as set forth on the Rent Roll: (i) each Lease is in full force and effect; (ii) the tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to the rent; (v) to Borrower’s knowledge, no tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease which remains uncured, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to Borrower’s knowledge, there is no present material default by the tenant under any Lease; (vii) all security deposits under Leases are as set forth on the Rent Roll and are held consistent with Section 3.8 hereof; (viii) Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of Borrower and, to Borrower’s knowledge, the applicable tenant thereunder except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and by general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Leases; (xi) each Lease is subordinate to the Loan Documents, either pursuant to its terms or will be pursuant to a subordination and attornment agreement to be entered into by Lender and the applicable tenant; (xii) all work to be performed by Borrower prior to the date hereof under each Lease has been performed as required and except to the extent of ongoing work, has been accepted by the applicable tenant under such Lease; (xiii) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant under any Lease has already been received by such tenant; (xiv) no tenant under any Lease (or any sublease) is an Affiliate of Borrower; (xv) with respect to any Lease for commercial space at the Property, and after any applicable tenant has first opened for business, all tenants under the Leases are open for business and paying full, unabated rent; (xvi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, and other than as payable pursuant to the terms of the Leasing Agreement no such fees or commissions will become due and payable in the future in connection with the existing Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder; (xvii) no tenant under any Lease has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises; (xviii) no tenant under any Lease has any right or option for additional space in the Improvements; and (xix) to Borrower’s knowledge, each tenant is free from bankruptcy or reorganization proceedings. The copies of the Leases delivered to Lender are true, correct and complete in all material respects, and there are no oral agreements with respect thereto. Neither the Leases nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein except the tenants thereunder.

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4.17 Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. As of the date hereof, after giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).

4.18 Ownership of Borrower. Borrower’s exact legal name is: BPOZ 1991 Main, LLC. Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s U.S. federal tax I.D. number is [***] and Borrower’s Delaware Organizational I.D. number is [***]. The sole managing member of Borrower is Mezzanine Borrower and there are no other members of Borrower. The membership interests in Borrower are owned free and clear of all Liens (except for the Mezzanine Loan Liens), warrants, options and rights to purchase. Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it. The organizational chart attached hereto as Schedule 4 is true, complete and accurate and subject to the disclosure qualifications expressly set forth in such organizational chart, illustrates all Persons who have a direct or indirect ownership interest in Borrower.

4.19 Purchase Options. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Person (other than options or rights in favor of a tenant to lease space demised under a Lease).

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4.20 Management Agreement and Leasing Agreement. Each of the Management Agreement and the Leasing Agreement is in full force and effect. To Borrower’s knowledge, there is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto. Neither Manager nor Leasing Agent is an Affiliate of Borrower.

4.21 Hazardous Substances. Without limiting any disclosures made in the Environmental Report: (i) to Borrower’s knowledge, the Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, to the extent relating to Hazardous Substances, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses related to Hazardous Substances and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) to Borrower’s knowledge, the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, proceeding, investigation or claim relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (iii) to Borrower’s knowledge, no Hazardous Substances are or have been (including the period prior to Borrower’s acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (iv) to Borrower’s knowledge, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (v) to Borrower’s knowledge, no Toxic Mold is on or about the Property at concentrations exceeding ambient air levels for which any Environmental Laws require removal thereof by remediation professionals; (vi) to Borrower’s knowledge, no underground storage tanks or underground storage receptacles exist on the Property and the Property has never been used as a landfill; and (vii) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of any Borrower Party or which are in any Borrower Party’s possession which have not been provided or made available to Lender.

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4.22 Name; Principal Place of Business. Other than the property’s trade name of “Aster & Links”, Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1 hereof.

4.23 Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

4.24 Assignments of Leases and Rents. The Assignment of Leases and Rents creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender and Borrower currently has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

4.25 Insurance. Borrower or Manager (in its capacity as Manager of the Property) has obtained and has delivered to Lender certificates of all of the Policies, with all premiums paid current thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies which remain outstanding, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.26 FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

4.27 Fiscal Year. Each fiscal year of Borrower commences on January 1.

4.28 Intellectual Property/Websites. Neither Borrower nor any Affiliate of Borrower (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Property or the use or operations thereof or (ii) is the registered holder of any website with respect to the Property (other than tenant websites).

4.29 Operations Agreements. (a) To Borrower’s knowledge, each Operations Agreement is in full force and effect, (b) neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and (c) to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, to Borrower’s knowledge, the REA has not been modified, amended or supplemented.

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4.30 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity by Borrower. To Borrower’s knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise).

4.31 Patriot Act. None of Borrower or any Person that has a direct or indirect interest in Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for any Patriot Act Offenses. For purposes of this Agreement, the term “Patriot Act Offense” shall mean any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or the (E) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes of this Agreement, the term “Government Lists” shall mean (x) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (y) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, or (z) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”. Notwithstanding the foregoing, any representation made in this Section 4.31 with respect to any ownership interests of a Publicly Traded Entity shall be made to the knowledge of Borrower, provided that such Publicly Traded Entity remains in compliance with all applicable securities laws and regulations governing publicly traded companies.

All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, provided, however, that the representations and warranties set forth in Section 4.21 hereof shall survive in perpetuity.

5.	COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

5.1 Existence. Borrower shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, necessary rights and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses and all applicable governmental authorizations, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

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5.2 Property Taxes and Other Charges. Borrower shall (subject to Borrower’s contest rights set forth below and disbursements from the Real Estate Tax Subaccount as required hereunder) pay all Property Taxes and Other Charges before any penalty or interest accrues thereon, and deliver to Lender receipts for payment or other evidence reasonably and in good faith satisfactory to Lender that such Property Taxes and the Other Charges have been so paid no later than thirty (30) days before they would be delinquent if not paid (provided, however, that Borrower need not pay any Real Estate Taxes or Other Charges nor furnish such receipts for payment of Real Estate Taxes or Other Charges paid by Lender pursuant to Section 3.3 hereof). Subject to the terms of this Section 5.2 (including Borrower’s contest rights set forth below), Borrower shall not suffer and shall promptly cause to be bonded or paid and discharged any Lien or charge against the Property (excluding any Permitted Encumbrances), and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Property Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing, (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements, (iii) intentionally left blank, (iv) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (v) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (vi) Borrower shall have furnished such security as may be required in the proceeding, or as may be reasonably and in good faith requested by Lender, to insure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon, which shall not be greater than one hundred ten percent (110%) of such Property Taxes and Other Charges being contested; provided, however, no such additional security shall be required with respect to any Property Taxes or Other Charges that are either (1) required to be paid as a condition to contesting such items under applicable law, or (2) for which Borrower has voluntarily paid such contested amounts pending the resolution of such contest, and provided that Borrower has actually paid such amounts when due, (vii) Borrower shall promptly upon final determination thereof pay the amount of such Property Taxes or Other Charges, together with all costs, interest and penalties, (viii) such contest shall not affect the ownership, use or occupancy of the Property in any adverse manner, and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 5.2. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable and good faith judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

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5.3 Access to Property. Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance written notice (unless an Event of Default exists) (which may be given verbally). Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, subject to the rights of tenants under Leases; provided, however, that Lender shall use commercially reasonable efforts to ensure that such access does not unreasonably disturb any tenants of the Property (or any of their guests or invitees). Lender shall promptly repair and restore any physical damage to the Property resulting from such inspection or testing to substantially the condition existing immediately prior thereto, at Lender’s sole cost and expense (unless an Event of Default is continuing).

5.4 Repairs; Maintenance and Compliance; Alterations.

5.4.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 hereof and normal replacement of Equipment with Equipment of reasonably equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and promptly cure any violation of a Legal Requirement. Borrower shall not commit, knowingly permit or suffer to exist any illegal commercial activities or commercial activities relating to controlled substances at the Property (including any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise), regardless of any local or state laws permitting the use of such activities related to controlled substances at the Property. Borrower shall notify Lender in writing within five (5) Business Days after Borrower first receives written notice of any such non- compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

5.4.2 Alterations. Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (a) do not constitute a Material Alteration, (b) do not materially and adversely affect Borrower’s financial condition, the value of the Property or the net operating income of the Property and (c) are in the ordinary course of Borrower’s business. Borrower shall not perform any Material Alteration without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any Material Alteration, (i) at Lender’s election, if the aggregate cost for the Material Alteration is expected to exceed $[***], (A) Lender shall have received and approved (which approval shall not be unreasonably withheld or delayed), any general contractor’s agreement, architect’s agreement and the plans and specifications for such work prepared by a licensed architect, in such instances where it is customary to have such plans and specifications prepared by a licensed architect (e.g., work of a structural nature), and (B) Lender shall have approved (which approval, including as to any reasonable list of proposed general contractors or architects submitted by Borrower, shall not be unreasonably withheld or delayed) the general contractor and architect retained for such work; (ii) if, in connection with any work the cost of which equals or exceeds $[***], Lender has retained a Construction Consultant (at Borrower’s sole cost and expense) to monitor the work in question, Lender shall have received a report from such Construction Consultant that all of the work completed has been done substantially in compliance with the approved plans and specifications and applicable Legal Requirements; and (iii) Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for the payment of the cost of such Material Alteration in an amount equal to one hundred ten percent (110%) of the cost of the Material Alteration as reasonably and in good faith estimated by Lender, which amount shall periodically be disbursed to Borrower during the course of such Material Alteration in accordance with the procedures and requirements set forth in Section 3.5(b) hereof relating to disbursement of funds for Approved Capital Expenses. Upon substantial completion of the Material Alteration, Borrower shall provide evidence reasonably and in good faith satisfactory to Lender that (x) the Material Alteration was constructed in accordance with applicable Legal Requirements in all material respects and substantially in accordance with the plans and specifications approved by Lender, if applicable, (y) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered an Unconditional Lien Waiver (unless the requested disbursement shall be used to pay for such Material Alteration expenses directly (and not reimburse Borrower for the expenses previously paid for by Borrower), in which case Borrower shall be required to deliver such items with respect to the expenses which was the subject of the previous disbursement and a Conditional Lien Waiver with respect to the requested items to be paid for from the requested disbursement) and (z) all material Licenses necessary for the use, operation and occupancy of the portion of the Property that is the subject of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Lender within thirty (30) days of written demand for all out-of-pocket costs and expenses (including the reasonable fees of Construction Consultant and any architect, engineer or other professional engaged by Lender) actually incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2. The engagement of any Construction Consultant shall be subject to the terms and conditions of Section 2.9.8 hereof.

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5.5 Performance of Other Agreements. Borrower shall observe and perform (in a commercially reasonable manner) each and every term to be observed or performed by it pursuant to the terms of any other agreement or instrument affecting or pertaining to the Property.

5.6 Cooperate in Legal Proceedings. Borrower shall cooperate with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which are reasonably likely to materially and adversely affect the rights of Lender under any Loan Document.

5.7 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:(i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or reasonably desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; (ii) provide all such information as Lender may reasonably require to ensure Borrower’s ongoing compliance with Sections 5.26 and 5.31 hereof, including ensuring compliance with all “know your customer” procedures as Lender may from time-to-time institute with respect to loans that are of a similar size and nature as the Loan; and (iii) upon Lender’s written request therefor given from time to time after the occurrence of any Event of Default that is continuing pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and Mezzanine Borrower and any Guarantor and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender

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5.8 Environmental Matters.

5.8.1 Hazardous Substances. Borrower shall (i) keep the Property, and expressly require tenants at the Property to keep the Property, free from Hazardous Substances (other than Permitted Hazardous Substances) and in compliance with all applicable Environmental Laws, (ii) keep the Property free from any liens or encumbrances imposed pursuant to any Environmental Laws, (iii) promptly notify Lender if Borrower shall become aware that (A) any Hazardous Substance (other than Permitted Hazardous Substances) is on or near the Property in violation of applicable Environmental Laws, (B) the Property is in violation of any Environmental Laws or (C) any condition on or near the Property shall pose a threat to the health, safety or welfare of humans, (iv) not use construction materials containing asbestos nor install any improvements at the Property with any materials that contain asbestos and (v) remove, cause the removal of, or, at the reasonable request of Lender, pay for the removal of, such Hazardous Substances that are in violation of applicable Environmental Laws and/or cure such violations and/or remove, cause the removal of, or, at the reasonable request of Lender, pay for the removal of, such violation of applicable Environmental Laws, as applicable, as required by law (or as shall be reasonably and in good faith required by Lender in the case of removal which is not required by law, but is actually in response to the good faith opinion of a licensed hydrogeologist, licensed environmental engineer, licensed industrial hygienist or other qualified third party environmental consulting firm engaged by Lender (“Lender’s Consultant”)), promptly after Borrower becomes aware of same, at Borrower’s sole expense. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

5.8.2 Environmental Monitoring.

(a) Borrower shall give prompt written notice to Lender of (i) any proceeding of which Borrower is actually aware or written inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance in violation of Environmental Laws on, under, from or about the Property, (ii) all investigations, actions or claims made (of which Borrower is actually aware) or threatened in writing by any third party (including any Governmental Authority) against Borrower or the Property or any party occupying the Property relating to any loss or injury resulting from any Hazardous Substance, (iii) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that is reasonably likely to cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Laws and (iv) to the extent Borrower is actually aware, actual or potential liens or other encumbrances imposed pursuant to any Environmental Laws, whether due to any act or omission by Borrower or any other Person. Upon becoming aware of the presence of any Toxic Mold at the Property at concentrations exceeding ambient air levels for which any Environmental Law requires removal thereof by remediation professionals, Borrower shall (A) undertake a reasonable investigation to identify the source(s) of such mold or fungus and shall develop and implement an appropriate remediation plan to eliminate the presence of any such Toxic Mold to the extent required by applicable Environmental Laws, (B) perform or cause to be performed all acts required by applicable Environmental Laws for the remediation of such Toxic Mold, and (C) after Lender’s written request, provide evidence reasonably satisfactory to Lender of the foregoing. Borrower shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Laws or Hazardous Substance, and in the event Lender reasonably believes that Borrower has not engaged competent counsel in connection therewith, Lender may engage separate counsel and Borrower shall pay all such reasonable out-of-pocket attorneys’ fees and disbursements actually incurred by Lender in connection therewith.

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(b) Upon Lender’s written request, at any time and from time to time (but no more than once during any twelve (12) month period unless Lender reasonably believes that Hazardous Materials exist on the Property in violation of applicable Environmental Laws, or if an Event of Default is continuing), Borrower shall provide an inspection or audit of the Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm reasonably and in good faith approved by Lender assessing the presence or absence of Hazardous Substances on, in or near the Property, and if an Event of Default has occurred and is continuing, or if Lender in its good faith judgment determines that reasonable cause exists for the performance of such environmental inspection or audit, then the cost and expense of such audit or inspection shall be paid by Borrower. Such inspections and audit may include soil borings and ground water monitoring if recommended or required by the engineer engaged to prepare such inspection or audit. If Borrower fails to commence any such inspection or audit within thirty (30) days after such written request, Lender may order same, and Borrower hereby grants to Lender and its employees and agents access to the Property after reasonable advance notice to Borrower and a license to undertake such inspection or audit.

(c) If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance that are present at the Property in violation of any Environmental Laws, whether such Hazardous Substance existed prior to the ownership of the Property by Borrower, or presently exists or is reasonably suspected of existing, Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense upon written request of Lender, and with respect to any Toxic Mold at concentrations exceeding ambient air levels for which any Environmental Law requires removal thereof by remediation professionals, Borrower shall take all action required by Environmental Laws to clean and disinfect any portions of the Improvements affected by such Toxic Mold in or about the Improvements, including providing any necessary moisture control systems at the Property. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Laws or as necessary to maintain the fair market value of the Property or to allow the continued use, occupation or operation of the Property (“Remedial Work”), subject to the restrictions set forth in this Section 5.8.2(c), Borrower shall commence all such Remedial Work within thirty (30) days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable law. All Remedial Work shall be performed by licensed contractors reasonably and in good faith approved in advance by Lender and under the supervision of a consulting engineer reasonably and in good faith approved by Lender. All costs of such Remedial Work shall be paid by Borrower, including if Lender does not reasonably believe that Borrower has engaged competent counsel in connection with such Remedial Work, Lender’s reasonable out-of-pocket attorneys’ fees and disbursements actually incurred in connection with the monitoring or review of such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower’s expense. Notwithstanding the foregoing, Borrower shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in Borrower or such Remedial Work violating any Legal Requirement, or (z) if Borrower, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in such contest, Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event more than one hundred ten percent (110%) of the cost of such Remedial Work as reasonably and in good faith estimated by Lender or Lender’s Consultant and any loss or damage that may result from Borrower’s failure to prevail in such contest.

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(d) Borrower shall not install or permit to be installed on the Property any underground storage tank.

5.8.3 O & M Program. In the event any environmental report delivered to Lender in connection with the Loan recommends the development of or continued compliance with an operation and maintenance program for the Property (including with respect to the presence of asbestos, lead-based paint and/or moisture mitigation) (“O & M Program”), Borrower shall develop (or continue to comply with, as the case may be) such O & M Program and shall, during the Term, including any extension or renewal thereof, comply in all material respects with the terms and conditions of the O & M Program.

5.9 Title to the Property. Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons (other than Lender or its Affiliates).

5.10 Leases.

5.10.1 Generally. Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect (and not previously delivered to Lender).

5.10.2 Material Leases.

(a) Borrower shall not enter into a proposed Material Lease or a proposed renewal, extension or modification of an existing Material Lease (other than a renewal, extension or modification of an existing Material Lease pursuant to its terms) without the prior written consent of Lender, which consent, so long as no Event of Default is continuing, shall not be unreasonably withheld, conditioned or delayed (it being acknowledged and agreed that it is reasonable for Lender to condition any approval on Borrower funding additional tenant improvement and/or leasing commission reserves with respect to any Lease in connection with any such approval).

(b) Provided that no Event of Default is then continuing, any request for approval of a Material Lease pursuant to Section 5.10.2(a) hereof shall be deemed approved if (i) the first notice (which such notice shall be by both electronic mail and overnight federal express (with signature required upon delivery) to each of the notice parties set forth in Section 6.1 hereof) from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “CONSENT SOUGHT - FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.10.2 OF THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 29, 2025, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO BPOZ 1991 MAIN, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED,” and is accompanied by a copy of the proposed Material Lease together with all explanatory or supplementary information required by this Agreement or as otherwise reasonably necessary in order for Lender to evaluate such request; and (ii) if Lender fails to respond or to deny such request for approval in writing within the first five (5) Business Days of such fifteen (15) Business Day period, a second notice requesting approval (which such notice shall be by both electronic mail and overnight federal express (with signature required upon delivery) to each of the notice parties set forth in Section 7.1 hereof) is delivered to Lender from Borrower on the sixth (6th) Business Day of such fifteen (15) Business Day period in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “CONSENT SOUGHT - SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.10.2 OF THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 29, 2025, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO BPOZ 1991 MAIN, LLC. IF YOU FAIL TO PROVIDE A RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a response to such request for approval within such final ten (10) Business Day period.

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(c) Notwithstanding anything to the contrary in this Section 5.10.2, unless expressly agreed to in writing by Lender, (i) any approval (or deemed approval) by Lender of a Material Lease or proposed renewal, extension or modification of an existing Material Lease pursuant to this Section 5.10.2 shall not be deemed to constitute an approval by Lender of any leasing expenses payable in connection therewith (other than any applicable leasing commission(s)) for purposes of Section 2.9.1(b) hereof and (ii) any approval (or deemed approval) by Lender of any Lease shall not constitute approval by Lender of the making of an Advance for any leasing expenses payable in connection therewith (other than any applicable leasing commission(s)), such approval to be subject to the requirements set forth in Section 2.9.1 hereof.

5.10.3 Minor Leases.

(a) Notwithstanding the provisions of Section 5.10.2 hereof, provided that no Event of Default is continuing, subject to Section 2.9.1 hereof, renewals, amendments and modifications of existing Leases and proposed leases shall not be subject to the prior approval of Lender (for the avoidance of ambiguity, entering into any Lease that does not satisfy all of following shall require the prior approval of Lender) provided (i) the proposed lease would be a Minor Lease or the existing Lease as amended or modified or the renewal Lease is a Minor Lease, (ii) the proposed lease shall be written substantially in accordance with the standard form of Lease which shall have been approved by Lender (the form of residential Lease attached hereto as Exhibit F being approved by Lender for residential Leases), (iii) the proposed lease shall be with a tenant that is creditworthy, as reasonably determined by Borrower, or shall be guaranteed by a Person that is creditworthy, as reasonably determined by Borrower, (iv) if considered a “covered real estate transaction” under FIRRMA, and if CFIUS has jurisdiction over the Lease, Borrower and/or any other applicable party shall have received clearance (or deemed clearance) from CFIUS prior to such Lease becoming effective and (v) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases (unless otherwise approved by Lender in writing): (A) shall provide for net effective rental rates and, if applicable, tenant improvement and leasing commission amounts, comparable to existing local market rates, and otherwise on market terms, (B) shall be arm’s-length transactions with bona fide, independent third-party tenants, (C) (I) with respect to any residential Leases, shall have an initial term (together with all renewal options) of not less than one (1) year (provided that up to twelve (12) residential units at any one time may have a term of not less six (6) months and up to twenty (20) residential units at any one time may be subject to month-to-month leases on a renewal basis if the existing term thereof has expired, provided that Borrower charges a customary fee therefor in addition to rent)) and not greater than twenty-six (26) months and (II) with respect to any non-residential Leases, shall have (aa) an initial term of not less than five (5) years and not greater than ten (10) years, and (bb) if applicable, extension options on terms that are consistent with prevailing market practice as of the date of entry into such non-residential Lease, (D) shall provide for automatic self-operative subordination to the Security Instrument and, at Lender’s option, (x) attornment to Lender and (y) the unilateral right by Lender, at the option of Lender, to subordinate the Lien of the Security Instrument to the Lease, and (E) shall not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of the Property), any requirement for a non-disturbance or recognition agreement, or any other provision which is reasonably likely to adversely affect the rights of Lender under the Loan Documents in any material respect. Borrower shall deliver to Lender copies of all Leases which are entered into pursuant to the preceding sentence together with Borrower’s certification that it has satisfied all of the conditions of the preceding sentence within ten (10) Business Days after the execution of the Lease.

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(b) Provided that no Event of Default is then continuing, any request for approval of a Minor Lease pursuant to Section 5.10.3(a) hereof shall be deemed approved if (i) the first notice (which such notice shall be by both electronic mail and overnight federal express (with signature required upon delivery) to each of the notice parties set forth in Section 7.1 hereof) from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “CONSENT SOUGHT - FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.10.3 OF THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 29, 2025, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO BPOZ 1991 MAIN, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED,” and is accompanied by a copy of the proposed Minor Lease together with all explanatory or supplementary information required by this Agreement or as otherwise reasonably necessary in order for Lender to evaluate such request; and (ii) if Lender fails to respond or to deny such request for approval in writing within the first five (5) Business Days of such fifteen (15) Business Day period, a second notice requesting approval (which such notice shall be by both electronic mail and overnight federal express (with signature required upon delivery) to each of the notice parties set forth in Section 7.1 hereof) is delivered to Lender from Borrower on the sixth (6th) Business Day of such fifteen (15) Business Day period in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “CONSENT SOUGHT - SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.10.3 OF THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 29, 2025, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO BPOZ 1991 MAIN, LLC. IF YOU FAIL TO PROVIDE A RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a response to such request for approval within such final ten (10) Business Day period.

(c) Notwithstanding anything to the contrary in this Section 5.10.3, unless expressly agreed to in writing by Lender, any approval (or deemed approval) (to the extent, if any, that Lender’s prior written approval is required pursuant to this Section 5.10.3) by Lender of a Minor Lease or proposed renewal, extension or modification of an existing Minor Lease pursuant to this Section 5.10.3 shall not in and of itself be deemed to constitute an approval (or deemed approval) by Lender of any leasing expenses payable in connection therewith for purposes of Section 2.9.1(b) hereof; provided, however, that the foregoing shall not be deemed to limit in any way the definition of Approved Leasing Expense.

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5.10.4 Additional Covenants with Respect to Leases. Borrower: (i) shall observe and perform the material obligations imposed upon the lessor under the Leases and shall not do or permit anything to impair the value of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Lease (other than with respect to monthly Rent payment defaults); (iii) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (iv) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (v) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (vi) shall not modify any Lease in a manner inconsistent with the Loan Documents; (vii) shall not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (viii) shall not consent to any assignment of or subletting under any Material Lease unless required in accordance with its terms without the prior consent of Lender, which, with respect to a subletting, may not, so long as no Event of Default is continuing, be unreasonably withheld, conditioned or delayed; and (ix) shall not cancel or terminate any Lease or accept a surrender thereof (except in the exercise of Borrower’s commercially reasonable judgment in connection with a tenant default under a Minor Lease and provided that the foregoing shall not apply to unilateral termination rights that any tenant may have pursuant to the terms of its Lease) without the prior consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld, conditioned or delayed. If any Lease is considered a “covered real estate transaction” under FIRRMA, and if CFIUS has jurisdiction over the Lease, Borrower and/or any other applicable party shall have received clearance (or deemed clearance) from CFIUS prior to such Lease becoming effective.

5.11 Estoppel Statement.

(a) After written request by Lender, Borrower shall, within thirty (30) days, furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any known offsets or defenses to the payment of the Debt, and (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided that Borrower shall not be required to deliver such estoppel statement more than once per calendar year (unless an Event of Default is continuing, in which event such limitation shall not apply).

(b) Borrower shall, promptly after Lender’s written request, use commercially reasonable efforts to deliver to Lender, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

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5.12 Property Management, Development, Asset Management and Leasing.

5.12.1 Management Agreement, Development Management Agreement, Asset Management Agreement and Leasing Agreement. Borrower shall: (a) cause the Property to be managed pursuant to the Management Agreement and the Asset Management Agreement, developed pursuant to the Development Management Agreement and leased pursuant to the Leasing Agreement; (b) promptly perform and observe in all material respects all of the covenants required to be performed and observed by it under the Management Agreement, the Asset Management Agreement, the Development Management Agreement and the Leasing Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (c) promptly notify Lender of any material default under the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement of which it is aware; (d) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other material notice, report and estimate actually received by Borrower under the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement; and (e) promptly enforce the performance and observance of all of the material covenants required to be performed and observed (beyond the expiration of any applicable notice and cure period) by Manager under the Management Agreement, Asset Manager under the Asset Management Agreement, Developer under the Development Management Agreement and Leasing Agent under the Leasing Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement, as applicable, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement on the part of Borrower to be performed or observed. Without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Borrower shall not: (i) surrender, terminate, cancel, extend or renew the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement (unless such extension or renewal is (A) pursuant to the terms of the applicable agreement, or (B) on the same terms and conditions (other than de minimis or factual changes) as the applicable agreement being renewed or extended) or otherwise replace Manager, Asset Manager, Development Manager or Leasing Agent or enter into any other management agreement, asset management agreement, development agreement or leasing agreement (in each case, except pursuant to Section 5.12.2 hereof); (ii) reduce or consent to the reduction of the term of the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement (which for the avoidance of ambiguity shall not include any reimbursements required to be paid under the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement); (iv) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement, the Asset Management Agreement, the Development Management Agreement or the Leasing Agreement; or (v) suffer or permit the occurrence and continuance of a default beyond any applicable cure period (A) under the Management Agreement (or any successor management agreement) if such default permits Manager to terminate the Management Agreement (or such successor management agreement), (B) under the Asset Management Agreement (or any successor asset management agreement) if such default permits Asset Manager to terminate the Asset Management Agreement (or such successor asset management agreement), (C) under the Development Management Agreement (or any successor development management agreement) if such default permits Developer to terminate the Development Management Agreement (or such successor development management agreement) or (D) under the Leasing Agreement (or any successor leasing agreement) if such default permits Leasing Agent to terminate the Leasing Agreement (or such successor leasing agreement).

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5.12.2 Termination of Manager or Leasing Agent. Upon (a) the continuance of an Event of Default, (b) a material default (beyond the expiration of any applicable notice and cure period) by Manager under the Management Agreement, Asset Manager under the Asset Management Agreement, by Developer under the Development Management Agreement or by Leasing Agent under the Leasing Agreement (in each case, if not an Affiliate of Borrower), Manager, Asset Manager, Developer or Leasing Agent becoming a debtor in any bankruptcy or insolvency proceeding, (d) the occurrence of a change in Control of Manager, Asset Manager, Developer or Leasing Agent or (e) the gross negligence, malfeasance or willful misconduct of Manager, Asset Manager, Developer or Leasing Agent, Borrower shall, at the written request of Lender, terminate the Management Agreement and replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement, terminate the Asset Management Agreement, terminate the Development Management Agreement or terminate the Leasing Agreement and replace Leasing Agent with a Qualified Leasing Agent pursuant to a Replacement Leasing Agreement, as applicable. Borrower’s failure to (1) (y) propose a replacement Manager that is a Qualified Manager within thirty (30) days after Lender’s written request of Borrower to terminate the Management Agreement, or (z) enter into a Replacement Management Agreement within thirty (30) days after approval of the Qualified Manager shall constitute an immediate Event of Default, or (2) (y) propose a replacement Leasing Agent that is a Qualified Leasing Agent within thirty (30) days after Lender’s written request of Borrower to terminate the Leasing Agreement, or (z) enter into a Replacement Leasing Agreement within thirty (30) days after approval of the Qualified Leasing Agent shall constitute an immediate Event of Default, as applicable. Borrower may from time to time appoint a successor manager to manage the Property, provided that such successor manager is a Qualified Manager and is managing the Property pursuant to a Replacement Management Agreement or a successor leasing agent to lease the Property, provided that such successor leasing agent is a Qualified Leasing Agent and is leasing the Property pursuant to a Replacement Leasing Agreement.

5.13 Special Purpose Bankruptcy Remote Entity. Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall not directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which would result in Borrower not being a Special Purpose Bankruptcy Remote Entity. A “Special Purpose Bankruptcy Remote Entity” shall have the meaning set forth on Schedule 5 hereto.

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5.14 Assumption in Non-Consolidation Opinion. Borrower shall conduct its business so that the assumptions made in that certain substantive non-consolidation opinion letter dated the date hereof delivered by Borrower’s counsel in connection with the Loan, shall be true and correct in all material respects.

5.15 Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as a multi-family property with retail space or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

5.16 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.17 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower without the prior written consent of Lender, which consent shall not be unreasonably withheld, provided that the terms are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.18 Zoning. Borrower shall maintain the Property at all times in compliance with any then-applicable zoning ordinance and other Legal Requirements. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance or other discretionary zoning approval under any existing or future zoning ordinance or use or permit the use of any portion of the Property in any manner that would be reasonably likely to result in such use becoming a new non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any Taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

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5.20 Principal Place of Business. Borrower shall not change its principal place of business or chief executive office from the address set forth in Section 6.1 hereof without first giving Lender thirty (30) days’ prior written notice.

5.21 Change of Name, Identity or Structure. Borrower shall not change its name, identity (including its trade name or names) or Borrower’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may be conditioned upon receipt of an updated substantive non-consolidation opinion (if Lender reasonably determines that the same is necessary as a result of Borrower’s new structure). Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form reasonably and in good faith satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property. This Section 5.21 shall not apply to any Permitted Transfer.

5.22 Indebtedness. Borrower shall not create, incur or assume any indebtedness other than (a) the Debt, (b) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property, and (c) Permitted Equipment Financing (as hereinafter defined), which in the case of such unsecured trade payables and Permitted Equipment Financing (i) are not evidenced by a note, (ii) do not exceed, at any time, a maximum aggregate amount of $[***] percent ([***]%) of the sum of the (A) Principal and (B) outstanding principal balance of the Mezzanine Loan and (iii) are paid within ninety (90) days of the date such became payable (collectively, “Permitted Indebtedness”). As used herein, “Permitted Equipment Financing” means equipment financing (including, but not limited to, equipment leases) that are (i) entered into in the ordinary course of Borrower’s business, (ii) for equipment related to the ownership and operation of the Property whose removal would not materially damage or impair the value of the Property, and (iii) which is secured only by the financed equipment.

5.23 Licenses; Intellectual Property; Website.

5.23.1 Licenses. Borrower shall not Transfer any License held by Borrower required for the operation of the Property.

5.23.2 Intellectual Property. Borrower shall keep and maintain all Intellectual Property relating to the use or operation of the Property and all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower or its Affiliate. Borrower shall not Transfer or let lapse any Intellectual Property owned by Borrower without Lender’s prior consent.

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5.23.3 Website. Any website with respect to the Property (other than tenant websites) shall be maintained by or on behalf of Borrower and any such website shall be registered in the name of Borrower or its Affiliate. Borrower shall not Transfer any such website owned by Borrower without Lender’s prior consent.

5.24 Compliance with Restrictive Covenants. Borrower shall at all times comply in all material respects with all Operations Agreements. Borrower will not enter into, modify, waive in any material respect or release any Easements, Operations Agreements or other Permitted Encumbrances (other than Permitted Equipment Financing), or suffer, consent to or permit the foregoing, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, Borrower shall be permitted to enter into and record the Water Utility Easement.

5.25 ERISA.

(a) Neither Borrower nor any Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

(b) Borrower’s and Guarantors’ covenant in clause (a) above is based on the assumption that no portion of the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a “benefit plan investor” as defined in Section 3(42) of ERISA and with respect to which Borrower or any Guarantor is a party in interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code) unless the conditions of an available prohibited transaction exemption are satisfied.

(c) Neither Borrower nor any Guarantor shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate to, maintain, sponsor, contribute to or become obligated to contribute to, any Pension Plan or permit the assets of Borrower or any Guarantor to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.

(d) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as reasonably requested by Lender, that: (i) neither Borrower nor any Guarantor is, or is acting on behalf of, an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, a “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) neither Borrower nor any Guarantor is subject to state statutes regulating investments of, and fiduciary obligations with respect to, governmental plans; and (iii) none of the assets of Borrower or any Guarantor constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

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(e) As soon as possible and, in any event within ten (10) days after Borrower or any Guarantor knows, or has reason to know, that (i) any contribution required to be made with respect to a Plan has not been timely made, or (ii) Borrower, any Guarantor, or any of their respective ERISA Affiliates may incur any material liability (including any indirect, contingent, or secondary liability) (A) pursuant to any post-retirement benefit under any Welfare Plan (other than liability for required continuation coverage described in Part 6 of Title I of ERISA) or (B) to or with respect to any Plan, Borrower shall deliver to Lender a certification of the president or chief financial officer setting forth the details of the applicable event(s) and the action, if any, that Borrower or any Guarantor or any of its respective ERISA Affiliates proposes to take with respect thereto, together with a copy of any notice or filing from (or which may be required by) any agency or the United States government with respect thereto.

5.26 Prohibited Transfers. Borrower shall not directly or indirectly make, suffer or permit the occurrence of any Transfer other than a Permitted Transfer. Borrower shall pay within ten (10) Business Days of written demand all of the out-of-pocket costs and expenses actually incurred by Lender, including reasonable attorneys’ fees and expenses, and, if a Securitization has occurred, including the fees and expenses of Rating Agencies and other outside entities, in connection with considering any proposed Transfer, whether or not the same is permitted or occurs

5.27 Liens. Subject to Borrower’s contest rights set forth below, without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Lender and Permitted Encumbrances. Within sixty (60) days after Borrower first receives notice of such Lien, Borrower shall release, pay, discharge or bond any Lien recorded or filed against all or any portion of the Property. Notwithstanding the preceding sentence, Borrower may, no later than sixty (60) days after Borrower first receives notice of an involuntary Lien, contest any such claim of involuntary Lien without cost or expense to Lender, but only upon posting, and concurrently supplying to Lender a certified copy of a statutory bond or other security sufficient under applicable law fully to protect any and all of the Property encumbered by such claim of involuntary Lien and otherwise sufficient in Lender’s sole but good faith opinion to protect Lender against any judgment in favor of the Lien claimant, provided that at no time shall the aggregate amount of all such Liens that have not been discharged by bonding (within the time period afforded to Borrower pursuant to this Section 5.27) and are being contested exceed $[***].

5.28 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation, division (whether pursuant to Section 18-217 of the Delaware Act or otherwise) or merger with or into any one or more other business entities, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents other than de minimis administrative modifications or modifications to correct a scrivener’s error or (e) modify, amend, waive or terminate its qualification and good standing in any jurisdiction, in each case without obtaining the prior consent of Lender.

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5.29 Expenses.

(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender within ten (10) Business Days upon receipt of written notice from Lender for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Lender or Servicer in connection with the Loan, including: (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower’s and Lender’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; but excluding Taxes related to such performance and compliance, except as otherwise expressly provided for in this Agreement; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Borrower or required of Borrower under the terms of any Loan Document; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Property and the Cash Management System Accounts (including fees and expenses for title and lien searches, intangibles, personal property taxes, mortgage recording Taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights granted to Lender in the Loan Documents in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan, in the proper exercise of rights granted to Lender herein; (viii) subject to the express terms of this Agreement (including those of Article IX), fees charged by Servicer and, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any Insolvency Proceeding; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, fraud, bad faith or willful misconduct of Lender or any Indemnified Party, or constitute routine servicing and loan administration fees, costs and expenses or master servicing fees, or for any costs and expenses incurred by Lender in connection with any Secondary Market Transaction.

(b) In addition, in connection with any Rating Comfort Letter, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the reasonable and actual out-of-pocket costs and expenses of Lender and Servicer and the costs and expenses of each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c) Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) Business Days after written demand may be paid from any amounts in the Cash Management Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 5.29 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

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5.30 Indemnity. Borrower shall defend, indemnify and hold harmless Lender (and, for purposes of this Section 5.30, Lender shall include the initial lender, its affiliates and their respective officers and directors) and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages (other than special, punitive, consequential and/or indirect damages except to the extent asserted by a third party), penalties, actions, judgments, suits, third-party claims, out-of-pocket costs, out-of- pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that are imposed on, actually incurred by, or actually asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation prepared by Borrower; (iv) ownership of the Security Instrument, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any bodily injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that (A) Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that any Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of any Indemnified Party, (B) with respect to the indemnification obligations of Borrower under clauses (viii) through (xi) (along with clause (xii) to the extent such is related to a failure to comply with Environmental Laws) of this Section 5.30 if at any time after the Debt is paid in full, Borrower delivers to Lender an environmental site Phase I assessment (and a follow up Phase II environmental assessment if required by the Phase I assessment) from a company reasonably acceptable to Lender and in form and substance reasonably satisfactory to Lender, and such assessment does not disclose (x) the existence of any violation of Environmental Laws applicable to the Property, (y) any pending or threatened in writing Lien with respect to any Environmental Law, environmental claim, investigation, or action by any Governmental Authority related to the Property, or (z) that the Property is in danger of contaminating adjacent properties with Hazardous Substances, which assessment shall be dated, or last updated, to a date which is not later than sixty (60) days prior to the date that Borrower delivers such assessment to Lender, then the obligations of Borrower pursuant to said clauses (viii) through (xi) (along with clause (xii) to the extent such is related to a failure to comply with Environmental Laws) shall only survive for a period of three (3) years with respect to the Property after the date of Lender’s approval of such received assessment in accordance with this Section 5.30 (and upon the expiration of such three (3) year period Borrower’s obligations pursuant to said clauses (viii) through (xi) (along with clause (xii) to the extent such is related to a failure to comply with Environmental Laws) shall terminate), provided, however, that such termination shall be effective only if there is no pending or threatened in writing Lien with respect to any Environmental Law or any environmental claim, investigation, or action by any Governmental Authority, in each case, related to the Property as of the date the termination would otherwise be effective (the “Environmental Assessment Condition”) and (C) with respect to this Section 5.30, Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise or accrue from matters or conditions first introduced to or occurring at the Property from and after the transfer of title to the Property as a result of a foreclosure or deed-in-lieu of foreclosure under the Loan Documents or a foreclosure or assignment-in-lieu of foreclosure under the Mezzanine Loan Documents or for the acts of any Lender appointed receiver, liquidator or trustee, with Borrower having the burden of proof with respect to proving same, unless such Indemnified Liabilities were caused by Borrower or its Affiliates. Any Indemnified Party will give Borrower prompt written notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. Any amounts payable to any Indemnified Party by reason of the application of this Section 5.30 shall be payable within ten (10) Business Days of written demand and shall bear interest at the Default Rate from the date of such written demand until paid. The obligations and liabilities of Borrower under this Section 5.30 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure (including a deed tendered pursuant to the Guaranty of Carry Costs).

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5.31 Patriot Act Compliance.

(a) Borrower will comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right, from time-to-time, to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable out-of-pocket costs and expenses actually incurred by Lender in connection therewith shall be secured by the Security Instrument and the other Loan Documents and shall be due and payable within ten (10) Business Days of written demand.. For purposes of this Agreement, the term “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same was restored and amended by the Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline over Monitoring Act (USA FREEDOM ACTS OF 2015), as the same may be amended from time to time, and corresponding provisions of future laws.

(b) At all times throughout the Term, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of Borrower, or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower, or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (ii) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, or any Guarantor, as applicable, with the result that the investment in Borrower, or such Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (iii) none of the funds of Borrower, or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, or such Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law. Notwithstanding the foregoing, any representation made in this Section 5.32 with respect to any ownership interests of a Publicly Traded Entity shall be made to the knowledge of Borrower, provided that such Publicly Traded Entity remains in compliance with all applicable securities laws and regulations governing publicly traded companies.

5.32 Major Contracts. Borrower shall not, without Lender’s prior consent (not to be unreasonably withheld, conditioned or delayed): (a) enter into, surrender early or terminate early any Major Contract to which Borrower is a party or to which Borrower or the Property is subject (unless (i) Borrower is concurrently entering into a replacement Major Contract on terms substantially the same or more favorable than the Major Contract being terminated, or (ii) the other party thereto is in material default and the termination of such agreement would be commercially reasonable), except as expressly provided therein; (b) increase or consent to the increase of the amount of any charges under any Major Contract to which Borrower is a party or to which Borrower or the Property is subject, except as expressly provided therein or on an arm’s-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Major Contract to which Borrower is a party or to which Borrower or the Property is subject in any material respect, except on an arm’s-length basis and commercially reasonable terms. Borrower shall give Lender prompt notice of any material default by any party under any Major Contract of which Borrower obtains knowledge.

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5.33 Litigation. Borrower shall not initiate or settle any litigation, arbitration or mediation (or permit any other Person to settle any such litigation, arbitration or mediation) other than any non-material litigation in the ordinary course of business (e.g., (a) bodily injury litigation that is fully covered by insurance (other than with respect to any deductibles payable pursuant to Section 7.1 hereof) and has actually been tendered to and accepted in writing by Borrower’s insurance company, (b) Lease termination proceedings and other tenant disputes and (c) non- material settlement agreements that do not have any ongoing or periodic payment obligations), without Lender’s prior written consent. For the avoidance of ambiguity, litigation for which (i) the potential liability is less than an amount equal to [***] percent ([***]%) of the sum of the (A) Principal, and (B) outstanding principal of the Mezzanine Loan, (ii) there are no material post- settlement obligations or liabilities with respect to Borrower, and (iii) such litigation would not be reasonably expected to have a Material Adverse Effect if decided not in Borrower’s favor shall be deemed non-material litigation for purposes hereof so long as no Event of Default is continuing (and such litigation that does not otherwise satisfy all of the following being referred to as “Material Litigation”)

5.34 Mezzanine Loan. Borrower shall promptly deliver to Lender a copy of any written notice from Mezzanine Lender to Mezzanine Borrower regarding any default by Mezzanine Borrower in the performance or observance of any of the terms, covenants or conditions of the Mezzanine Loan Documents on the part of Mezzanine Borrower to be performed or observed (unless Lender has otherwise received a copy of same from Mezzanine Lender).

6.	NOTICES AND REPORTING

6.1 Notices. All notices, consents, demands, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if delivered by electronic mail and delivered pursuant to one of the following methods (i) hand delivered with receipt acknowledged, (ii) delivered by a nationally recognized overnight delivery service (such as Federal Express), or (iii) delivered by certified or registered United States mail, return receipt requested, postage prepaid, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Lender:	c/o [***]

[***]

[***]

Attention: [***]

Email: [***] and

[***]

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with a copy to:	c/o [***]

[***]

[***]

Attention: [***]

Email: [***]

with a copy to:	[***]

[***]

[***]

Attn: [***]

Email: [***] and

[***]

with a copy to:	King & Spalding LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Scott Levine, Esq.
Email: slevine@kslaw.com

If to Borrower:	c/o Belpointe Companies

255 Glenville Road

Greenwich, Connecticut 06831

Attention: Brandon Lacoff

Email: blacoff@belpointe.com

with a copy to:	Foley & Lardner LLP

2 S Biscayne Blvd., Suite 1900

Miami, Florida 33131

Attention: James Zimmer, Esq.

Email: james.zimmer@foley.com

A Notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of overnight delivery, upon the first attempted delivery on a Business Day; or (iv) in the case of electronic mail, upon the date of receipt. Lender shall be entitled to rely, and shall be fully protected in relying, upon any Notice sent in accordance with this Section 6.1 or any other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Any Notice permitted or required to be given by any party hereunder may be given by such party’s legal counsel, and such Notice shall be deemed to have been given by such party for all purposes hereunder.

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6.2 Borrower Notices and Deliveries. Borrower shall (a) give prompt written notice to Lender of: (i) any Material Litigation, mediation, arbitration, governmental proceedings or claims or investigations pending or threatened in writing against Borrower, Mezzanine Borrower, any Guarantor or that relates to the business of any of the foregoing, the Property or the collateral for the Loan, and any updates thereto; and (ii) any change in Borrower’s condition, financial or otherwise which is reasonably likely to have a Material Adverse Effect, or of the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) deliver to Lender: (i) any Securities and Exchange Commission or other public filings, if any, of Borrower, Manager, or any Affiliate of any of the foregoing within ten (10) Business Days of such filing; and (ii) all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements that are in Borrower’s possession and control or otherwise reasonably available to Borrower, reasonably requested, from time to time, by Lender. In addition, after written request by Lender (but no more frequently than twice in any calendar year), Borrower shall deliver to Lender within ten (10) Business Days, a certificate addressed to Lender, its successors and assigns reaffirming all representations and warranties of Borrower and/or Guarantors set forth in the Loan Documents as of the date requested by Lender provided that Borrower and/or Guarantors shall be permitted to update such representations and warranties in writing to reflect any changes in facts since the date of this Agreement so long as no fact disclosed in such update is the result of any breach of any covenant, agreement or other obligation of Borrower and/or Guarantors under the Loan Documents and does not constitute any Default or Event of Default by Borrower and/or Guarantors, or any change that would have a Material Adverse Effect, in each case as determined by Lender in its reasonable judgment.

6.3 Financial Reporting.

6.3.1 Bookkeeping. Borrower shall keep on a calendar year basis, in accordance with GAAP (provided that, in addition to GAAP compliant statements, Borrower shall prepare statements adjusted to show actual rents as scheduled to be received and not straight-lined), and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Manager or any Affiliate of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable advance written notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any reasonable out-of-pocket costs actually incurred by Lender to examine such books, records and accounts, as Lender shall determine to be reasonably and in good faith necessary or appropriate in the protection of Lender’s interest.

6.3.2 Annual Reports. Borrower shall furnish to Lender annually, within one hundred twenty (120) days after each calendar year (a) an annual balance sheet, profit and loss statement, statement of cash flow, and statement of change in financial position of Borrower audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender (it being acknowledged and agreed that CohnReznick is reasonably acceptable to Lender) and (b) an annual operating statement of the Property audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender (it being acknowledged and agreed that CohnReznick is reasonably acceptable to Lender), detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, it being acknowledged and agreed that Borrower’s financial statements may be consolidated with Guarantor’s financial statements. Such financial statements (i) shall be in form and substance reasonably and in good faith satisfactory to Lender (it being agreed that the form and substance of the financial statements delivered by Borrower and Guarantor to Lender prior to the Closing Date are hereby acknowledged as satisfactory to Lender and shall be deemed an acceptable form for all future deliveries hereunder so long as prepared on a consistent basis), (ii) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year, including statements of annual net operating income and (iii) shall be accompanied by an Officer’s Certificate certifying (A) that such statement is true, correct, complete and accurate (in all material respects) and presents fairly the financial condition of the Property and has been prepared in accordance with GAAP, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, (B) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it, (C) that as of the date of such Officer’s Certificate, to Borrower’s knowledge, no Material Litigation exists involving Borrower or the Property in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taken in relation thereto and (D) the amount by which operating expenses incurred by Borrower for such period were greater than or less than the operating expenses reflected in the applicable Annual Budget.

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6.3.3 Monthly Reports. Borrower shall furnish the following items to Lender within thirty (30) days after the end of each calendar month: (a) monthly, year-to-date, and trailing 12-month operating statements (in Microsoft Excel format or other comparable readable format reasonably acceptable to Lender), noting net operating income and other information necessary and sufficient under GAAP to fairly represent the financial position and results of operation of the Property during such calendar month, all in form reasonably and in good faith satisfactory to Lender; (b) a balance sheet for such calendar month; (c) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for the Property (in Microsoft Excel format or other comparable readable format reasonably acceptable to Lender), together with a detailed explanation of any variances (for each majority budgetary category, but not each line item) of [***] percent ([***]%) or more between budgeted and actual amounts for such period and year-to-date; (d) a statement of the actual Capital Expenses made by Borrower during each calendar month as of the last day of such calendar month; (e) an aged receivables report; (f) a report showing (i) aggregate sales by tenants under Leases or other occupants of the Property, both on an actual (or to the extent such information is not provided by such tenants or occupants, Borrower’s best estimate) and on a comparable store basis, (ii) rent per square foot payable by each such tenant or occupant and (iii) aggregate occupancy of the Property by anchor space and in-line store; and (g) rent rolls (in Microsoft Excel format or other comparable readable format reasonably acceptable to Lender) identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each Lease, date to which paid, term of Lease, date of occupancy, date of expiration, material special provisions, concessions or inducements granted to tenants, and a year-by-year schedule showing by percentage the rentable area of the Improvements and the total base rent attributable to Leases expiring each year) and a delinquency report for the Property (including with respect to defaulted Rent payments). Each such statement shall be accompanied by an Officer’s Certificate certifying (A) that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP (subject to normal year-end adjustments), and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, (B) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it, (C) that as of the date of such Officer’s Certificate, to Borrower’s knowledge, no Material Litigation exists involving Borrower or the Property in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taken in relation thereto, (D) the amount by which operating expenses incurred by Borrower for such period were greater than or less than the operating expenses reflected in the applicable Annual Budget and (E) that Borrower has not incurred any indebtedness other than Permitted Indebtedness.

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6.3.4 Quarterly Reports. Borrower shall furnish to Lender within forty-five (45) days after the end of each calendar quarter (and, prior to a Securitization, within ten (10) days of Lender’s request, Borrower shall provide a copy of the most recent quarterly report), a calculation of the then-current Debt Service Coverage Ratio and Mortgage Loan Debt Yield (each in Microsoft Excel format or other comparable readable format reasonably acceptable to Lender, together with such back-up information as Lender shall require) accompanied by an Officer’s Certificate certifying that such calculations are true, correct, complete and accurate in all material respects.

6.3.5 Other Reports.

(a) Borrower shall furnish to Lender, within twenty (20) Business Days after written request, such further detailed information (as may be in the possession of Borrower or Manager, as applicable, or otherwise reasonably available to Borrower or Manager, as applicable) with respect to the operation of the Property and the financial affairs of Borrower, or Manager as may be reasonably and in good faith requested by Lender or any applicable Rating Agency.

(b) Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1 hereof, if and when available.

6.3.6 Annual Budget. Borrower shall prepare and submit (or shall cause Manager to prepare and submit) to Lender (in Microsoft Excel format or other comparable readable format reasonably acceptable to Lender), by November 30th of each year during the Term, a budget for the Property for the succeeding calendar year and, promptly after preparation thereof, any revisions to such Annual Budget (such budget and any revisions being the “Annual Budget”). Such Annual Budget shall be subject to the approval of Lender, which approval shall not (provided no Event of Default is continuing) be unreasonably withheld, conditioned or delayed. Each Annual Budget submitted by Borrower and approved by Lender is referred to herein as the “Approved Annual Budget.” The Annual Budget shall consist of (i) an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of Borrower’s anticipated operating income and operating expenses (on an accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder (and once such Annual Budget has been approved by Lender, such operating expense budget shall be referred to herein as the “Approved Operating Budget”), and (ii) a Capital Expense budget showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses (and once such Annual Budget has been approved by Lender, such Capital Expense budget shall be referred to herein as the “Approved Capital Budget”). The initial Approved Annual Budget is attached hereto as Exhibit G. Until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably and in good faith determined by Lender (including increases for any non-discretionary expenses)). Lender acknowledges and agrees that the form of Annual Budget prepared by Manager shall be acceptable to Lender unless in Lender’s good faith discretion such Annual Budget is materially deficient.

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6.3.7 Additional Operating Expenses; Monthly Operating Expenses True-Up.

(a) In the event that Borrower incurs or will incur any operating expense that is not in the Approved Annual Budget but is otherwise an Approved Operating Expense (each an “Additional Operating Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Additional Operating Expense for Lender’s approval. Any request for disbursement for payment of any Additional Operating Expenses submitted to Lender shall be subject to Lender’s approval. Any such Additional Operating Expense, together with any Emergency Expenditure, shall be referred to herein as an “Approved Additional Operating Expense”.

(b) Any funds distributed to Borrower for the payment of Approved Additional Operating Expenses (including any distribution to Borrower pursuant to Section 3.11(a)(v) hereof) shall be used by Borrower only to pay for Approved Additional Operating Expenses or reimburse Borrower for Approved Additional Operating Expenses, as applicable.

(c) In the event that Lender determines that the operating expenses payable (or paid) at the Property during any given calendar month were less than the Monthly Operating Expense Budgeted Amount distributed to Borrower pursuant to Section 3.11(a)(v) hereof on the Payment Date occurring in such calendar month, the amount by which such actual operating expenses were less than the Monthly Operating Expense Budgeted Amount shall be reconciled and reallocated through the Cash Management Account pursuant to Section 3.11(a) (and not otherwise required to be remitted directly by Borrower to Lender), with such amounts applied and disbursed in accordance therewith.

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7.	INSURANCE; CASUALTY; AND CONDEMNATION

7.1 Insurance.

7.1.1 Coverage. Borrower, at its sole cost, for the mutual benefit of Borrower and Lender, shall obtain and maintain during the Term policies of insurance with respect to the Property providing at least the following coverages:

(a) property insurance with respect to the Improvements and, if applicable, the personal property insuring against any peril now or hereafter included within the “Special” or “All Risks” Causes of Loss form (which shall not exclude fire, lightning, windstorm (including named storms), hail, explosion, riot, civil commotion, aircraft, vehicles and smoke), in each case: (i) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings waiving of depreciation; (ii) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, personal property waiving all co-insurance provisions; (iii) except as otherwise permitted herein, providing for no deductible in excess of $[***], excluding named windstorm insurance which may have a deductible of no greater than [***]percent ([***]%) of the total insurable value of the Property, unless approved in advance in writing by Lender; (iv) at all times insuring against at least those hazards that are commonly insured against under a “Special” or “All Risks” Causes of Loss form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (v) providing Law & Ordinance coverage, including Coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts acceptable to Lender. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Section 7.1.1(a).

(b) if any portion of the Improvements or, if applicable, personal property is at any time located in an area identified in the Federal Register by the Federal Emergency Management Agency or any successor thereto as an area having special flood, flood hazard insurance in an amount equal to the maximum limit of building and, if applicable, contents coverage available through the National Flood Insurance Program, or equivalent policy through a private insurer, in all cases with deductibles acceptable to Lender, plus such excess flood insurance as required by Lender; provided, that, the insurance provided pursuant to this Section 7.1.1(b) shall be on terms consistent with the “All Risk” insurance policy required in Section 7.1.1(a) hereof. If there is no portion of the Improvements identified as being in a ‘Special Flood Hazard Area’, flood coverage is required at a limit reasonably determined by Lender.

(c) commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including “Dram Shop” or other liquor liability coverage if Borrower sells or distributes alcoholic beverages from the Property, such insurance: (i) to be on the so-called “occurrence” form with a general aggregate limit of not less than $[***] and a per occurrence limit of not less than $[***]; (ii) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (iii) to contain a “Per Location General Aggregate Limit” endorsement; (iv) to not contain any exclusion for non- structural renovation or maintenance work; and (v) to cover at least the following hazards: (A) premises and operations; (B) products and completed operations on an “if any” basis; (C) independent contractors; (D) contractual liability for all insured contracts; and (E) contractual liability covering the indemnities contained in this Agreement to the extent the same is available.

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(d) loss of rents and/or business interruption insurance: (i) with loss payable to Lender; (ii) covering all risks required to be covered by the insurance provided for in Sections 7.1.1(a), (b), (e), (g) and (k) hereof; (iii) in an amount equal to [***] percent ([***]%) of the projected gross income from the Property on an actual loss sustained basis for a period beginning on the date of Casualty and continuing until the Restoration of the Property is completed, or the expiration of twenty-four (24) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business interruption/loss of rents insurance shall be determined prior to the date hereof and at least once each year thereafter based on the greatest of: (A) Borrower’s reasonable estimate of the gross income from the Property and (B) the highest gross income received during the Term for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twenty-four (24) month period; and (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.

(e) if applicable, equipment breakdown/boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall be reasonably required by Lender, on terms and in amounts consistent with the commercial property insurance policy required under Section 7.1.1(a) hereof or in such other amount as shall be reasonably required by Lender (if applicable to the Property).

(f) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $[***] per accident and per disease per employee, and $[***] for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable).

(g) during any period of restoration, renovation or construction, and if such work is excluded under the “all risk” or “special form” and/or general liability or umbrella liability insurance policies, (y) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein; and (z) the insurance provided for in Section 7.1.1(a) hereof written in a so-called builder’s risk completed value form including [***] percent ([***]%) of the recurring hard costs and soft costs (A) on a non-reporting basis, (B) against all risks insured against pursuant to Sections 7.1.1(a), (b), (e), and (k) hereof, as applicable, (C) including permission to occupy the Property, and (D) written on a no coinsurance form or containing an agreed amount endorsement waiving co-insurance provisions.

(h) umbrella liability insurance in an amount not less than $[***] per occurrence and in the aggregate, with terms and conditions consistent with the commercial general liability insurance policy required under Section 7.1.1(c) hereof.

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(i) auto liability coverage for all owned, non-owned and hired vehicles, including rented and leased vehicles containing minimum limits per occurrence of $[***] (if applicable). If owned autos are used to secure the loan, coverage must include Physical Damage (Comprehensive and Collision).

(j) insurance against employee dishonesty in amounts acceptable to Lender and in no event less than $[***] (if applicable to the Property and Borrower).

(k) intentionally left blank.

(l) such other insurance (including, but not limited to, pollution legal liability insurance, earthquake insurance, mine subsidence insurance, windstorm insurance if windstorm insurance is excluded under the “all risk” or “special form” policy, and insurance related to any construction work) as may from time to time be reasonably required by Lender in order to protect its interests.

(m) the property, loss of rents/business interruption, general liability and umbrella liability insurance policies required in this Section 7.1 shall not exclude Terrorism Coverage. In the event that such coverage with respect to terrorist acts is not part of the policies noted above, Borrower shall, nevertheless, be required to obtain coverage for terrorism as standalone coverage, provided that such coverage is commercially available. Such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including those relating to deductibles); provided that, Lender, at Lender’s option, may reasonably allow Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above. As used above, “Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.” Notwithstanding the foregoing, in the event TRIPRA or successor legislation is no longer in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required herein this clause (m), but in such event Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined) and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, Borrower shall purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; provided that, if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap. As used herein, “Terrorism Premium Cap” means an amount equal to two times the amount of the insurance premium that is payable in respect of the Property including business interruption/rental loss insurance as well as general liability and umbrella liability required under the Loan Documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance) at the time that such Terrorism Coverage is excluded from the applicable Policy.

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(n) Lender agrees that the Policies may be in the form of a blanket policy provided that (i) such blanket policy otherwise meets the requirements set forth in this Section 7.1, (ii) Lender shall be satisfied by evidence required by Lender that the blanket policy provides the same protection as would separate Policies insuring only the Property in accordance with the terms of this Agreement, (iii) Lender otherwise approves such blanket policy, (iv) Borrower shall, upon written request of Lender, provide Lender with a complete schedule of locations and values for properties associated with such blanket policy and (v) such blanket policy shall not include a so- called “margin clause” (any such blanket policy that satisfies the foregoing conditions, an “Acceptable Blanket Policy”).

7.1.2 Policies.

(a) All insurance provided for in Section 7.1.1 hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and approved by Lender. The insurance companies must have a financial strength rating of “A” or better and a financial size category of “X” or better by A.M. Best Company, Inc., and a rating of (i) “A” or better by S&P, and (ii) if Moody’s or Fitch rates the insurance company and is designated by Lender in connection with the Securitization, “A3” or better by Moody’s and equivalent from Fitch (each such insurer shall be referred to below as a “Qualified Carrier”). Prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 7.1.1 hereof, Borrower shall deliver carrier-issued binders and certificates of the renewal Policies, and thereafter, complete copies of the Policies when issued. Upon renewal of the Policies, Borrower shall deliver evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”). Renewal certificates (A) for property coverage must be accompanied by an endorsement specifically naming Lender (and its successors or assigns) as Mortgagee and Lender’s Loss Payee, portions of the policy indicating that a certificate naming Lender (and its successors or assigns) as Mortgagee and Lender’s Loss Payee automatically adds them to the policy, or written confirmation from an insurance company underwriter, explicitly confirming agreement to process the request to add Lender (and its successors or assigns) as Mortgagee and Lender’s Loss Payee, and (B) for liability coverage must be accompanied by (x) an endorsement specifically naming Lender (and its successors or assigns) as Additional Insured, portions of the policy confirming that coverage is automatic where required by written contract or agreement, (y) portions of the policy confirming a certificate naming Lender (and its successors or assigns) as Additional Insured automatically amends to the policy, or (z) written confirmation from an insurance company underwriter explicitly confirming the insurer’s agreement to process the request to add Lender (and its successors or assigns) as Additional Insured.

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(b) Except to the extent required pursuant to Section 7.1.1 hereof, Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Carrier, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 7.1.1 hereof to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Section 7.1.1 hereof. Any umbrella or blanket Policy remains subject to review and approval by Lender based on the schedule of locations and values and such other evidence as may be required by Lender. Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1.

(c) All Policies of insurance provided for or contemplated by Section 7.1.1 hereof shall name Borrower as the named insured and, in the case of liability policies, except for the Policies referenced in Sections 7.1.1(f) and (i) hereof, shall (i) name Lender as additional insured, as their respective interests may appear, and in the case of property coverages, including but not limited to the all-risk/special form coverage, rent loss, business interruption, terrorism, boiler and machinery, earthquake and flood insurance, shall name Lender as mortgagee/lender’s loss payable by a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender, (ii) include a waiver of subrogation in favor of Lender, and (iii) be primary and non-contributory with respect to any insurance maintained by Lender.

(d) All Policies of insurance provided for in Section 7.1.1 hereof shall not be cancelled without providing thirty (30) days’ written notice to Lender; however, only ten (10) days’ written notice shall be required when the cancellation is due to non-payment of premium.

(e) All Policies of insurance provided for in Section 7.1.1 hereof shall provide that:

(1) no (A) act, failure to act, violation of warranties, declarations or conditions, or negligence by Borrower, or anyone acting for Borrower, or by any tenant under any Lease or other occupant, (B) occupancy or use of the Property for purposes more hazardous than those permitted, (C) foreclosure or similar action by Lender, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(2) each Policy shall provide that (A) the issuers thereof shall give written notice to Lender if the Policy has not been renewed ten (10) days prior to its expiration and (B) Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums; and

(3) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

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Additionally, Borrower further covenants and agrees to promptly send to Lender any notices of non-renewal or cancellation it receives from the insurer with respect to the Policies required pursuant to this Section 7.1.

(f) Borrower shall furnish to Lender, on or before thirty (30) days after the close of Borrower’s fiscal year, a statement certified by Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(g) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems reasonably and in good faith necessary to protect its interest in the Property, including obtaining of such insurance coverage as Lender in its reasonable and good faith discretion deems appropriate, and all out-of-pocket expenses actually incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender within thirty (30) days of written demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate until paid.

(h) In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force, but only to the extent concerning the Property and all proceeds payable thereunder, but only to the extent concerning the Property, shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

7.2 Casualty.

7.2.1 Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), and the cost of the damage with respect thereto is in excess of $[***], Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 7.4.

7.2.2 Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed the Restoration Threshold, provided no Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect such insurance proceeds (the “Proceeds”), and promptly deposit the same into the Casualty/Condemnation Subaccount. In the event of an Insured Casualty where the loss equals or exceeds the Restoration Threshold (a “Significant Casualty”), Lender may, in its reasonable and good faith discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Subaccount and disbursed in accordance herewith. If Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall promptly endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its limited attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender; provided, however, that Lender’s exercise of such power of attorney shall not increase Borrower’s obligations or liabilities to third parties or Lender (other than amounts expended by Lender in connection therewith). The reasonable out-of-pocket expenses actually incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender within ten (10) Business Days of written demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Lender’s reasonable and good faith satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay [***] percent ([***]%) of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms of this Agreement, that such remaining net Proceeds will be sufficient to pay the Debt in full.

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7.3 Condemnation.

7.3.1 Notice; Restoration. Borrower shall promptly give Lender written notice of the actual or threatened (in writing) commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served upon Borrower in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2 Collection of Award. Lender is hereby irrevocably appointed as Borrower’s limited attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award (net of reasonable out-of-pocket expenses actually incurred by Lender in collecting the Award) shall have been actually received and applied by Lender to discharge of the Debt as provided herein. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the Interest Rate. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. Lender shall hold such Award in the Casualty/Condemnation Subaccount and disburse such Award in accordance with the terms hereof.

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7.4 Application of Proceeds or Award.

7.4.1 Application to Restoration. If an Insured Casualty or Condemnation occurs where: (a) the loss is in an aggregate amount less than [***] percent ([***]%) of the sum of the (x) Principal and (y) outstanding principal in the Mezzanine Loan, (b) in the reasonable judgment of Lender, the Property can be restored within nine (9) months, and prior to six (6) months before the Stated Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to substantially the Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt; (c) less than (i) [***] percent ([***]%), in the case of an Insured Casualty or (ii) [***] percent ([***]%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (d) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements; (e) Leases demising in the aggregate at least [***] percent ([***]%) of the total rentable space in the Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined); (f) Lender shall be satisfied that the Restoration will be completed in accordance with all Legal Requirements; and (g) no Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any reasonable out-of-pocket expenses actually incurred by Lender), shall be applied to pay for or reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to pay for or reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (i) Borrower shall pay (and if required by Lender, Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms of this Agreement; and (ii) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents (including the proceeds of rental interruption insurance) will be at least equal to the sum of the operating expenses and the debt service payable under the Loan and other reserve payments required hereunder, as reasonably determined by Lender.

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7.4.2 Application to Debt. Except as provided in Section 7.4.1 hereof, any Proceeds and/or Award may, at the option of Lender in its discretion, be applied to the payment of (a) accrued but unpaid interest on the Note, (b) the Principal and (c) other charges due under the Note and/or any of the other Loan Documents, or applied to pay for or reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3 hereof. Any prepayment of the Loan made pursuant to this Section 7.4.2 shall be without any Yield Maintenance Premium, Interest Shortfall or any other prepayment premium or penalty, unless an Event of Default has occurred and is continuing at the time the Proceeds are received from the insurance company or the Award is received from the condemning authority, as the case may be and such Event of Default occurred prior to the Yield Maintenance Date, in which event Borrower shall pay to Lender an additional amount equal to any Yield Maintenance Premium, if any, that may be required with respect to the amount of the Proceeds or Award applied to the Principal.

Notwithstanding the foregoing provisions of this Section 7.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the Principal to the value of the remaining Property is greater than [***] percent ([***]%) (such value to be determined, in Lender’s reasonable and good faith discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the principal balance of the Loan must be paid down by an amount equal to the least of the following amounts: (a) the net Award or net Proceeds (in either case, after payment of Lender’s out-of-pocket costs and expenses and any other fees and expenses that have been approved by Lender); (b) the fair market value of the released property at the time of the release; or (c) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30 such that the loan-to-value ratio of the Loan (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Security Instrument. If and to the extent the preceding sentence applies, only such amount of the net Award, if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 7.4.

7.4.3 Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Subaccount upon Lender being furnished with (a) evidence reasonably and in good faith satisfactory to Lender of the estimated cost of completion of the Restoration, (b) a fixed price or guaranteed maximum cost construction contract for Restoration reasonably and in good faith satisfactory to Lender, (c) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Lender’s reasonable and good faith judgment are required to complete the proposed Restoration, (d) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably and in good faith require and approve in Lender’s reasonable and good faith discretion, and (e) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed) prior to commencement of any work. Lender may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed [***] percent ([***]%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Event of Default then exists, any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to Mezzanine Lender to be held and disbursed in accordance with the terms and conditions of the Mezzanine Loan Agreement. Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall, in the discretion of Lender, be retained by Lender and applied to payment of the Debt or paid to Mezzanine Lender to be held and disbursed in accordance with the terms and conditions of the Mezzanine Loan Agreement.

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7.5 Application of Business Interruption and/or Rent Loss Policies. With respect to any Proceeds paid on account of business interruption and/or rent loss policies, the same shall be deposited in the Cash Management Account and distributed in accordance with the provisions of Section 3.11 hereof; provided, however, that if such business interruption proceeds are disbursed in a lump sum, unless otherwise agreed to by Lender in its sole discretion, Lender shall hold such proceeds in the Casualty/Condemnation Subaccount, shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate business interruption or rent loss proceeds by such number of months and shall disburse such monthly installment of such proceeds on each Payment Date in the Cash Management Account for disbursement in accordance with Section 3.11 hereof.

8.	DEFAULTS

8.1 Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a) (i) any portion of the Debt is not paid when due or (ii) Borrower shall fail to pay when due any payment required under Sections 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 or 3.9 hereof; provided, however that it shall not be an Event of Default if there are sufficient funds in the Cash Management Accounts to pay such amounts when due and Lender failed to allocate such funds accordingly;

(b) any of the Property Taxes are not paid prior to the delinquency date (unless, with respect to Real Estate Taxes, if (i) Lender is paying Real Estate Taxes pursuant to Section 3.3 hereof, (ii) there are sufficient funds in the Real Estate Tax Subaccount to make such payment, (iii) Borrower satisfies the conditions for disbursement thereof and (iv) Lender fails to pay such Real Estate Taxes), subject to Borrower’s right to contest Property Taxes in accordance with Section 5.2 hereof;

(c) the Policies are not kept in full force and effect (unless if (i) such failure to keep the Policies in full force and effect is solely as a result of the failure to pay the Insurance Premiums with respect thereto, (ii) Lender is paying Insurance Premiums pursuant to Section 3.4 hereof with respect thereto, (iii) there are sufficient funds in the Insurance Subaccount to make such payment, (iv) Borrower satisfies the conditions for disbursement thereof and (v) Lender fails to pay such Insurance Premiums), or evidence thereof is not delivered to Lender within five (5) Business Days after Lender’s written request therefor (unless Lender is paying such Insurance Premiums pursuant to Section 3.4 hereof and sufficient funds are in the Insurance Subaccount to make such payment);

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(d) a Transfer other than a Permitted Transfer occurs;

(e) any certification, representation or warranty made by Borrower or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or any Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made; provided, however, as to any such false or misleading representation or warranty which was unintentionally and in good faith made or submitted to Lender and which can either be made true and correct by action of Borrower or be cured to Lender’s reasonable satisfaction, Borrower shall have a period of thirty (30) days following the earlier to occur of (i) the discovery of such false or misleading representation or warranty by Borrower and (ii) receipt of notice from Lender to undertake and complete all action necessary to make such representation or warranty either true and correct in all material respects as and when made or cured to Lender’s reasonable satisfaction;

(f) Borrower, or any Guarantor shall make an assignment for the benefit of creditors, or shall generally not be paying its debts as they become due;

(g) a receiver, liquidator or trustee shall be appointed for Borrower or any Guarantor (other than by Lender or any Affiliate of Lender); or Borrower or any Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed (other than by Lender or any Affiliate of Lender) by or against or consented to Borrower or any Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within ninety (90) days;

(h) Borrower breaches any covenant contained in Sections 2.6.1(d)-(e), 5.12.1(i)-(v), 5.13, 5.15, 5.22, 5.25, 5.28 or 5.31 hereof;

(i) except as expressly permitted hereunder, the actual alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior written consent of Lender;

(j) an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs, or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Lender to accelerate the maturity of any portion of the Debt;

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(k) a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(l) any of the assumptions contained in any substantive non-consolidation opinion, delivered to Lender by Borrower’s counsel in connection with the Loan or otherwise hereunder, were not true and correct as of the date of such opinion or thereafter became untrue or incorrect, provided, however, that such untruth shall not constitute an Event of Default if (A) such untruth was inadvertent, immaterial and non-recurring, (B) such untruth is curable and Borrower promptly cures same within ten (10) Business Days after the earlier to occur of (y) the discovery of such untruth by Borrower or (z) receipt of notice from Lender and (C) within twenty (20) days after request by Lender, Borrower causes counsel reasonably acceptable to Lender to deliver a new non-consolidation opinion to the effect that the failure of such factual assumption to be true shall not in any material manner impair, negate or amend the opinions rendered in such non- consolidation opinion in any material respect, which opinion shall be acceptable to Lender in its reasonable discretion;

(m) any Loan Document shall fail to be in full force and effect to give Lender the Liens, rights, powers and privileges purported to be created thereby, or if any Borrower Party (Recourse) shall assert that any Loan Document is not in full force and effect or fails to give Lender the Liens, rights, powers and privileges purported to be created thereby;

(n) Borrower assigns or enters into an agreement to assign its rights under the Loan, this Agreement or any of the other Loan Documents or any interest herein or therein;

(o) a default by Borrower beyond all applicable notice and cure periods occurs under any term, covenant or provision set forth in any REA, which default (i) results in a counterparty thereto filing a lien against the Property, (ii) results in a counterparty thereto restricting Borrower’s access to any of the property that is subject to such REA and/or (iii) is reasonably likely to have a Material Adverse Effect;

(p) any notice of borrowing for an Advance is fraudulently submitted by Borrower hereunder; or

(q) a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) days after notice to Borrower (and Guarantors, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, and Borrower (or Guarantors, if applicable) shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantors, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days.

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8.2 Remedies.

8.2.1 Acceleration. During the continuance of an Event of Default and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand to the extent permitted by law), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, Yield Maintenance Premium, if any, and any other amounts owing by Borrower), without notice or demand (provided that such Debt shall immediately and automatically become due and payable, without notice or demand (to the extent permitted by law) upon any Event of Default described in paragraph (f) or of Section 8.1 hereof).

8.2.2 Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property, the Security Instrument has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.3 Severance.

(a) During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of Principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments; or (ii) in the event Lender elects to accelerate less than the entire outstanding Principal, Lender may foreclose the Security Instrument to recover so much of the Principal as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of the sums secured by the Security Instrument and not previously recovered.

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(b) During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder; provided that notwithstanding anything in this Agreement to the contrary, the aggregate outstanding principal balance of the Loan of all components immediately after the effective date of any such severance equals the outstanding principal balance of the Loan components immediately prior to such modification. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender; provided, however, that such severed loan documents shall not contain any representations, warranties or covenants not contained in the Loan Documents. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power, and such power shall only be exercisable during the continuance of an Event of Default.

8.2.4 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Security Instrument to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management System Accounts or any other collateral.

8.2.5 Additional Remedies. In addition to all remedies conferred it by law and by the terms of this Agreement and the other Loan Documents, upon the occurrence and during the existence of an Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other, and with full rights to reimbursement from Borrower and Guarantors:

(a) take possession of the Property and complete any construction work at the Property, including the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others and to employ watchmen to protect the Property from injury. Without restricting the generality of the foregoing and for the purposes aforesaid to be exercised during the existence and continuance of an Event of Default, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution to complete any construction work at the Property in the name of Borrower;

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(a) use monies held in the Cash Management System Accounts to complete any construction work at the Property;

(b) enter into change orders which shall be necessary or desirable to complete any construction work at the Property in substantially the manner contemplated by any plans and specifications submitted to Lender during the Term;

(c) retain or employ new general contractors, construction managers, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which may be liens or security interests, or to avoid such bills and claims becoming liens against the Property, or as may be necessary or desirable for the completion of any construction work at the Property or for the clearance of title to the Property;

(d) execute all applications and certificates in the name of Borrower which may be required by any construction contracts;

(e) prosecute and defend all actions or proceedings in connection with any construction work at the Property; and

(f) take any action and require such performance as it deems necessary to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction.

9.	SPECIAL PROVISIONS

9.1 Sale of Security Instrument and Securitization. Subject to Section 9.4 hereof and the limitations set forth in Section 9.3 hereof:

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”. At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b) If in good faith requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies (with respect to a Securitization), applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:

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(1) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and Manager, so long as the information requested is required pursuant to the Loan Documents or is otherwise no more detailed or invasive than that provided to Lender in connection with the initial closing of the Loan, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each tenant) relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase Is and, if recommended by such Phase Is, Phase IIs), property condition reports and other due diligence investigations of the Property (collectively, the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies (with respect to a Securitization);

(2) provide opinions of counsel, which may be relied upon by Lender, the trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies (in connection with a Securitization) with respect to the Property, the Loan Documents, and Borrower and any other Borrower Party, which counsel and opinions shall be reasonably satisfactory to Lender and the Rating Agencies (in connection with a Securitization);

(3) provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may reasonably require; and

(4) at any time prior to a Secondary Market Transaction, execute such amendments to the Loan Documents as requested by Lender, in its discretion, to change the dates on which the Interest Determination Date, Interest Period, Payment Date and Maturity Date occur; provided that (i) such change in Maturity Date shall only be with respect to the day of the month, and not the year or month, of such Maturity Date, and (ii) no such amendments shall increase any of the obligations or liabilities, or decrease any of the rights of Borrower or Guarantor other than a de minimis amount.

(c) If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information: if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB); or

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(1) if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S- X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d) Further, if requested by Lender, Borrower shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, as of the cut-off date for such Securitization, a concentration with respect to such tenant or group of Affiliated tenants within all of the mortgage loans included or expected to be included in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor. Borrower shall furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (i) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e) If Lender determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (i) Exchange Act Filings are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

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(f) Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(1) with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(2) with respect to ongoing information required under Section 9.1(d) and (e) hereof, (i) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (ii) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

(g) If requested by Lender, Borrower shall provide Lender, promptly, and in any event within five (5) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by Lender.

(h) If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrower shall provide Lender, promptly upon request, a list of tenants of the Property (including all affiliates of such tenants) that in the aggregate (i) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (ii) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base.

(i) All financial statements provided by Borrower pursuant to Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by independent accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by a senior executive officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

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9.2 Securitization Indemnification.

(a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b) Borrower hereby agrees to indemnify Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, Lender (and for purposes of this Section 9.2, Lender shall include its officers and directors) and each Person who controls Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of any material fact contained in the information provided to Lender by Borrower and its agents, counsel and representatives, (ii) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, or (iii) a breach of the representations and warranties made by Borrower in Section 4.8 hereof. Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (ii) or (iii) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Property (collectively, the “Provided Information”). The indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not the indemnification agreement described above is provided; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

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(c) In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, Provided Information, and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other out-of-pocket expenses reasonably and actually incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party that the indemnifying party has assumed the defense, as provided in the immediately preceding sentence, such indemnified party shall pay for any additional legal or other expenses subsequently incurred in connection with the defense thereof, if the indemnified party has engaged separate legal counsel therefor; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings.

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(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

9.3 Severance of Loan. Subject to Section 9.4 hereof, Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided. Without limiting the foregoing, in connection with any of the foregoing, Lender may (a) cause the Note and the Security Instrument to be split into a first and second mortgage loan, (b) create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure), (c) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components), (d) reallocate Principal from the Loan to the Mezzanine Loan or the principal of the Mezzanine Loan to the Loan (together with applicable changes to the Spread and the Mortgage Loan Debt Yield), in each such case described in clauses (a) through (d) above, in whatever proportion and whatever priority Lender determines, and (e) modify the Loan Documents with respect to the newly created Notes or components of the Note or Notes such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan. Notwithstanding the foregoing, no such amendment or modification described above shall (i) modify or amend any material economic term of the Loan, or (ii) materially increase the obligations, or decrease the rights or benefits, of Borrower under the Loan Documents; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. In the event of a Casualty or Condemnation where the Proceeds or Award, as the case may be are not made available for Restoration in accordance with this Agreement, such Proceeds or Award, as the case may be, shall be applied to the Notes (or components thereof) in sequential order. In addition, upon an Event of Default, payments may be applied by Lender among the Notes (or components thereof) in such order and proportion as Lender may elect. If in good faith requested by Lender in writing, Borrower (and Borrower’s constituent members, if applicable, and Guarantors) shall execute within ten (10) Business Days after such written request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective. No reallocation as described above shall cause Borrower to violate the separateness criteria set forth in the definition of “Special Purpose Bankruptcy Remote Entity” in Schedule 5 of this Agreement or any other similar separateness criteria contained in Borrower’s organizational documents.

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9.4 Costs and Expenses. Lender shall be responsible for Lender’s own costs and expenses under Section 9.1 and Section 9.3 hereof.

10.	MISCELLANEOUS

10.1 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. The provisions of this Section 10.1 shall not, however: (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents; (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding solely in order for Lender to fully realize the security granted by the Security Instrument or to exercise its remedies against the Property; or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs actually incurred) (in all events excluding special, punitive, consequential and/or indirect damages except to the extent asserted by a third party, but including diminution- in-value) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(a) fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by or on behalf of a Borrower Party (Recourse) in connection with the Loan;

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(b) the breach of any Legal Requirement mandating the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct of criminal activity by or on behalf of a Borrower Party (Recourse), including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(c) intentional physical waste of the Property or any non-de-minimis portion thereof, or during the occurrence and continuance of an Event of Default, the removal or disposal of any non-de-minimis portion of the Property in violation of the Loan Documents (except in connection with ordinary wear and tear or the removal of obsolete or damaged personal property owned by Borrower and used in the operation and maintenance of the Property or in connection with the replacement of such personal property with new or other personal property owned by Borrower and used in the operation or maintenance of the Property of substantially similar or better utility); provided that the foregoing shall not include (i) Borrower’s failure to maintain the Property to the extent that the Property did not generate sufficient cash flow during the period in question to pay all of Borrower’s current and/or past due liabilities (including the cost of maintenance) with respect to the Property, or (ii) during an Event of Default (or Cash Trap Period), Lender has collected sufficient funds to prevent such waste (after taking into account the waterfall set forth in Section 3.11 hereof) and declines to make such funds available to pay same after written request of Borrower;

(d) the misappropriation, intentional misapplication or conversion by a Borrower Party (Recourse) of (i) any Proceeds paid by reason of any loss, damage or destruction to the Property, (ii) any Awards or other amounts received in connection with a Condemnation of all or any portion of the Property, (iii) any gross revenues (including Rents, Proceeds, security deposits, advance deposits or any other deposits), (iv) any other funds due under the Loan Documents, or (v) any Advances or advances made pursuant to the Mezzanine Loan Agreement;

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(e) the failure to pay Property Taxes, provided there shall be no liability under this clause (e) to the extent funds to pay such amounts are available in the Real Estate Tax Subaccount (or were available in the Real Estate Tax Subaccount prior to being applied by Lender in accordance with the Loan Documents following an Event of Default) or to the extent the Property did not generate sufficient cash flow to pay such Property Taxes;

(f) until the Environmental Assessment Condition has been satisfied in accordance with Section 5.8.2(e) hereof, the failure of Borrower to pay, perform and/or comply with each of the Environmental Guaranteed Obligations; the failure to pay charges for labor or materials or other charges (that are not otherwise expressly covered pursuant to the other clauses in this Section 10.1) that can create Liens on any portion of the Property to the extent the same are not being contested in accordance with the terms of the Loan Documents; provided that, solely with respect to failure to pay charges (i) for any utility services at the Property that can create Liens on any portion of the Property, except to the extent the Property did not generate sufficient cash flow to pay for such utility services at the time and (ii) for any labor or materials at the Property that can create Liens on any portion of the Property, except to the extent that at the time Borrower entered into the underlying contract or agreement with respect to such labor or materials the Property was generating, and it was reasonably anticipated that the Property would continue for the foreseeable future to be generating, sufficient cash flow to pay for such labor and materials and the Property did not subsequently generate sufficient cash flow to pay for the underlying labor or materials (and provided any contracts with respect to such underlying labor or materials were entered into in accordance with the terms of this Agreement);

(g) any security deposits (including letters of credit, which shall be delivered with assignments to Lender), advance deposits or any other deposits collected by or on behalf of Borrower with respect to the Property which are not delivered to Lender in accordance with the provisions of the Loan Documents (except to the extent any such deposits were applied in accordance with the terms and conditions of any of the Leases or other document or agreement, if any, pursuant to which such deposits were made);

(h) failure to obtain and maintain the fully paid for Policies in accordance with Section 7.1.1 hereof, provided there shall be no liability under this clause (i) to the extent funds to pay such amounts are available in the Insurance Subaccount (or were available in the Insurance Subaccount prior to being applied by Lender in accordance with the Loan Documents following an Event of Default) or to the extent the Property did not generate sufficient cash flow to pay such the premiums for such Policies at the time;

(i) a Transfer other than a Permitted Transfer occurs;

(j) a breach of any of the representations set forth in any “Recycled SPE Certificate” delivered to Lender in connection with the Loan or a breach of the representation set forth in Section 4.1(b) hereof or a breach of the covenants set forth in Section 5.13 hereof;

(k) intentionally left blank;

(l) intentionally left blank;

(m) the breach of any covenant set forth in Section 2.6.5 or Section 2.6.6(a) hereof; and/or

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(n) (i) Borrower (1) enters into, amends, modifies, waives in any material respect, or releases any REA, (2) voluntarily cancels or terminates any REA, or (3) consents to any of the foregoing in violation of Section 5.24 hereof, or (ii) any Event of Default pursuant to Section 8.1(o) hereof.

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of any Insolvency Law to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”):

(i) an Event of Default described in Section 8.1(d) hereof shall have occurred which results in (A) a Transfer of all or substantially all of the Property (including any legal or beneficial direct or indirect interest therein), (B) a Transfer of all or substantially all of the direct or indirect interests in Borrower, at any tier of ownership or (C) a Transfer that results in a change of Control of Borrower, but, in each instance, specifically excluding (x) a Permitted Transfer, (y) the entry into any Lease executed by or on behalf of any Borrower Party other than a Lease of all or substantially all of the Property (in which event this clause (i) shall govern) or (z) any such Event of Default solely resulting from the failure to deliver a required notice under the definition of Permitted Transfer;

(ii) a breach of any of the representations set forth in any “Recycled SPE Certificate” delivered to Lender in connection with the Loan or a breach of the representation set forth in Section 4.1(b) hereof or a breach of the covenants set forth in Section 5.13 hereof; and in any of the foregoing instances, such breach is cited as a factor in the substantive consolidation of the assets of Borrower with those of another Person;

(iii) intentionally left blank;

(iv) Borrower or any Guarantor files a voluntary petition under any Insolvency Law or files a petition for bankruptcy, reorganization or similar proceeding pursuant to any other federal or state bankruptcy, insolvency or similar law;

(v) intentionally left blank;

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(vi) the filing of an involuntary petition against Borrower or any Guarantor under any Insolvency Law or an involuntary petition for bankruptcy, reorganization or similar proceeding pursuant to any other federal or state bankruptcy, insolvency or similar law by any other Person (other than Lender or its Affiliates), and in each case, in which (x) Borrower, any Guarantor, any Affiliate or any officer, director or representative which, directly or indirectly, Controls Borrower or such Guarantor, as applicable, colludes with, coerces, solicits, conspires with or otherwise assists such Person, and/or (y) Borrower, any Guarantor, any Affiliate or any officer, director or representative which, in the case of an officer, director or representative, directly or indirectly, Controls Borrower or such Guarantor, as applicable, solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or such Guarantor, as applicable, by such Person;

(vii) Borrower, any Guarantor, any Affiliate or any officer, director or representative which, directly or indirectly, Controls Borrower or such Guarantor, as applicable, consents (in writing) to, acquiesces in or joins in any involuntary petition filed against Borrower or such Guarantor by any other Person (other than Lender or its Affiliates) under any Insolvency Law;

(viii) the failure of Borrower, any Guarantor, any Affiliate or any officer, director or representative which, directly or indirectly, Controls Borrower or such Guarantor, as applicable, consents (in writing) to, acquiesces in or joins in an application (other than that made by Lender or its Affiliates) for the appointment of a custodian, receiver, liquidator, trustee or examiner for Borrower, such Guarantor or any portion of the Property;

(ix) Borrower or any Guarantor makes an assignment for the benefit of creditors or admits, in writing in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(x) intentionally left blank;

(xi) other than with respect to Permitted Indebtedness, Borrower or any Affiliate of Borrower or of any Guarantor acquires any voluntary indebtedness for borrowed money owed by Borrower or by any holder of a direct or indirect interest in Borrower; secured by a voluntary Lien on the Property or a direct or indirect ownership interest thereof (other than Permitted Encumbrances);

(xii) if a Borrower Party (Recourse), in connection with the appointment of a receiver and/or any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Note, the Security Instrument or any other Loan Document (including Lender’s seeking an appointment of a receiver), or in connection with a deed-in-lieu of foreclosure, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, but only to the extent that a court of competent jurisdiction, pursuant to a final, non-appealable order, finds that such action was taken in bad faith to delay, oppose, impede, obstruct, hinder, enjoin or otherwise frustrate the efforts of Lender to exercise any rights and remedies available to Lender.

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10.2 Brokers and Financial Advisors.

(a) Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan other than Lantern Real Estate (“Broker”) whose fees shall be paid by Borrower pursuant to a separate agreement. Borrower shall indemnify and hold Lender harmless from and against any and all actual claims, liabilities, out-of-pocket costs and expenses (including reasonable attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

(b) Notwithstanding anything in Section 10.2(a) hereof to the contrary, Borrower hereby acknowledges that (i) at Lender’s sole discretion, Broker may receive further consideration from Lender relating to the Loan or any other matter for which Lender may elect to compensate Broker pursuant to a separate agreement between Lender and Broker and (ii) Lender shall have no obligation to disclose to Borrower the existence of any such agreement or the amount of any such additional consideration paid or to be paid to Broker whether in connection with the Loan or otherwise.

10.3 Retention of Servicer. Lender reserves the right to retain Servicer to act as its agent hereunder with such powers as are specifically delegated to Servicer by Lender, whether pursuant to the terms of this Agreement, any Pooling and Servicing Agreement, the Cash Management Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Borrower shall pay any reasonable out-of-pocket fees and expenses of Servicer (i) in connection with a release of the Property (or any portion thereof), (ii) from and after a transfer of the Loan to any “master servicer” or “special servicer” for any reason, including as a result of a decline in the occupancy level of the Property, (iii) in connection with an assumption or modification of the Loan, (iv) in connection with the enforcement of the Loan Documents or (v) in connection with any other action or approval taken by Servicer hereunder on behalf of Lender (which shall not include ongoing regular servicing fees relating to the day-to-day servicing of the Loan, for which Borrower shall not be charged). Notwithstanding the foregoing, Borrower shall not be required to pay any (i) set-up fees or other initial costs relating to or arising under any servicing agreement, nor shall Borrower be responsible for any master servicing fee due under any servicing agreement, or (ii) expenses as a result of Lender’s or any Indemnified Party’s willful misconduct, gross negligence, bad faith or fraud.

10.4 Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All of Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

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10.5 Lender’s Discretion; Rating Agency Review Waiver.

(a) Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive. Additionally, whenever in this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender in Lender’s reasonable discretion, or Lender agrees to not withhold, condition or delay its consent, the decision of Lender to approve or disapprove, to consent, condition, delay or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender while an Event of Default is continuing.

(b) Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Comfort Letter is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Comfort Letter will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Comfort Letter requirement with respect to such Rating Agency shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Comfort Letter is required.

10.6 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT CORPORATION SERVICE COMPANY HAVING AN ADDRESS AT 19 WEST 44TH STREET, SUITE 200, NEW YORK, NEW YORK 10036, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO INSTITUTE ANY LEGAL SUIT, ACTION OR PROCEEDING FOR THE ENFORCEMENT OR FORECLOSURE OF ANY LIEN ON ANY COLLATERAL FOR THE LOAN IN ANY FEDERAL OR STATE COURT IN ANY JURISDICTION(S) THAT LENDER MAY ELECT IN ITS SOLE AND ABSOLUTE DISCRETION, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

10.7 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

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10.8 Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

10.9 Headings/Schedules. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules attached hereto are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.

10.10 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.11 Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower that are deemed to be references to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

10.12 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower, except with respect to matters for which Borrower is not (pursuant to applicable Legal Requirements) permitted to waive the giving of notice.

10.13 Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment, to the extent injunctive relief or declaratory judgment is otherwise an appropriate remedy given the totality of the circumstance (Borrower hereby acknowledging and agreeing, however, that in no event shall Borrower’s limited remedy hereunder be deemed to in and of itself establish “irreparable harm” or similar harm in determining whether any injunctive relief or declaratory judgment should be granted and Borrower shall have the burden of independently proving same). Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

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10.14 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

10.15 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim or defense, other than a compulsory or mandatory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer, including in connection with Lender’s exercise of remedies under the Loan Documents, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower; provided, however, the foregoing shall not apply to any compulsory or mandatory counterclaim. Additionally, and without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

10.16 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender or any of Lender’s Affiliates, a Loan purchaser, Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior written approval of Lender (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that no such approval shall be required for (i) any release, publicity or advertisement that is required or recommended pursuant to Legal Requirements or otherwise to comply with applicable securities laws or disclosure requirements, including, without limitation, U.S. Securities and Exchange Commission filings, (ii) routine filings, reports, press releases, investor calls or other communications made in the ordinary course of Borrower’s or its parent company’s status as a publicly traded entity, or (iii) other ordinary-course investor relations materials not specifically identifying Lender by name. All news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public that refers to the Loan Documents or the financing evidenced by the Loan Documents, Borrower, any Guarantor or any Affiliate of Borrower or any Guarantor, shall be subject to the prior written approval of Borrower, such approval not to be unreasonably withheld, conditioned or delayed; provided, Borrower’s approval shall not be required in connection with (a) any customary tombstone commissioned by or on behalf of Lender which references the Property or the amount of the Loan, (b) any release, publicity or advertisement that is required or recommended pursuant to Legal Requirements or otherwise to comply with applicable securities laws or disclosure requirements, including, without limitation, U.S. Securities and Exchange Commission filings, (c) any information disbursed on a non-public basis to any of Lender’s investors, prospective investors or consultants or in connection with any Secondary Market Transaction and (d) during the continuance of an Event of Default, any publication or advertising required in order for Lender to exercise its remedies hereunder.

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10.17 No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 10.17 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated Term until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

10.18 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation, drafting, execution and delivery of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

10.19 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created under the Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

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(b) The Loan Documents are solely for the benefit of Lender, Borrower, Guarantor and the other parties thereto and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lender, Borrower, Guarantor and the other parties thereto any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

10.20 Yield Maintenance Premium. Borrower acknowledges and agrees that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents (b) if payments of Principal become due and owing to Lender on or prior to the Yield Maintenance Date (including any payments due under the Guaranty, to the extent applicable), for any reason whatsoever, whether voluntary or involuntary, including as a result of any acceleration of the Loan pursuant to the terms of this Agreement, by operation of law or otherwise or after an Event of Default, Lender will not receive all such interest and other benefits and may, in addition, incur costs and (c) for these reasons, and to induce Lender to make the Loan, except as expressly provided in this Agreement, during the continuance of an Event of Default and/or at any time from and after an acceleration of the Debt by the terms of this Agreement, operation of law or otherwise, any payments of Principal and accrued interest and other sums due under the Loan Documents shall include, to the extent such Event of Default or acceleration occurred prior to the Yield Maintenance Date, the Yield Maintenance Premium applicable to such Principal; provided, however, that the foregoing shall not be deemed to imply that the Loan may be voluntarily prepaid in any manner or under any circumstance other than as expressly set forth in this Agreement. Such Yield Maintenance Premium (when payable pursuant to the terms of this Agreement) shall be required together with such payment of Principal whether payment is made by Borrower, by any Guarantor (if applicable pursuant to the terms of the Guaranty) or by any other Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that (i) it is a knowledgeable real estate developer and/or investor; (ii) it fully understands the effect of the provisions of this Section 10.20, as well as the other provisions of the Loan Documents; (iii) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay the Yield Maintenance Premium (if required); and (iv) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Yield Maintenance Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.

10.21 Assignments and Participations. In addition to any other rights of Lender hereunder (but subject to the limitations in Article 9 hereof), the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

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10.22 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection, or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

10.23 Future Funding Obligations. Notwithstanding anything to the contrary contained herein (including the provisions of Sections 10.19 and 10.21 hereof), the parties acknowledge that, at the option of Lender, the Loan may be severed in accordance with Section 9.3 hereof into one or more components where one Lender (such Lender, together with any assignee of the Future Funding Obligations, “Future Funding Lender”) retains the obligations of the Lender hereunder to fund Advances in accordance with the terms of this Agreement (the “Future Funding Obligations”). The Future Funding Obligations will be solely the obligation of Future Funding Lender. Any funds advanced pursuant to a Future Funding Obligation shall be owing solely to Future Funding Lender, but in the event that Borrower has insufficient funds to pay both Future Funding Lender and any other Lender(s), the other Lender(s) shall have a prior right to such payment and a prior lien on the Property unless another arrangement between the Lenders is set forth in an applicable co-lender agreement or participation agreement.

10.24 Registered Obligations.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Note is, and any other promissory notes issued under the Loan Documents shall be, registered as to both principal and any stated interest.

(b) If Lender sells a participation interest in the Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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(c) Lender or its designee, acting for this purpose solely as a non-fiduciary agent of Borrower, shall maintain a register (the “Register”) for the recordation of the name and address of each Lender, the outstanding Principal, accrued and unpaid interest and other fees due it hereunder (any such amount a “Borrower Obligation”) and whether such Lender is the original Lender or an assignee pursuant to an assignment under Section 10.21 hereof. The Register shall be made available for inspection by Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive, absent manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of any Borrower Obligation held by such holder, as indicated in the Register, for all purposes of this Agreement.

10.25 Certain Additional Rights of Lender. Notwithstanding anything to the contrary which may be contained in this Agreement, Lender shall have right to exercise the below rights solely in the event that Lender is directly or indirectly owned by any Person that is required to satisfy the requirement of management rights for purposes of the Department of Labor “plan assets” regulation 29 C.F.R., Section 2510.3-101:

(a) the right to routinely advise (but not bind) and consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholders’ equity and cash flow, a management report and schedules of outstanding indebtedness;

(d) the right, without restricting any other rights of Lender under this Agreement, to restrict financing to be obtained with respect to the Property so long as any portion of the Debt remains outstanding;

(e) the right, without restricting any other right of Lender under this Agreement or the other Loan Documents, to restrict, upon the occurrence of an Event of Default, Borrower’s payments of management, consulting, director or similar fees to Affiliates of Borrower from the Rents;

(f) the right, without restricting any other rights of Lender under this Agreement, to approve any operating budget and/or capital budget of Borrower;

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(g) the right, without restricting any other rights of Lender under this Agreement, to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property); and

(h) the right, without restricting any other rights of Lender under this Agreement, to restrict the transfer of interests in Borrower held by its members, and the right to restrict the transfer of interests in such member, except for any transfer that is a Permitted Transfer.

10.26 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, during the continuance of an Event of Default, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.27 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable: a reduction in full or in part or cancellation of any such a conversion of all, or a portion of, such liability into shares

(A) or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(B) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

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(b) As used in this Section 10.27 the following terms have the following meanings ascribed thereto:

(i) “Affected Financial Institution” shall mean (A) any EEA Financial Institution or (B) any UK Financial Institution.

(ii) “Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

(iii) “Bail-In Legislation” shall mean (A) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (B) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

(iv) “EEA Financial Institution” shall mean (A) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (B) any entity established in an EEA Member Country that is a parent of an institution described in clause (A) of this definition, or (C) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (A) or (B) of this definition and is subject to consolidated supervision with its parent.

(v) “EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

(vi) “EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

(vii) “EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

(viii) “Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

(ix) “UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

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(x) “UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

(xi) “Write-Down and Conversion Powers” shall mean (A) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (B) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

10.28 Certain Payments From Mezzanine Lender. Lender has advised Borrower that, pursuant to an intercreditor agreement to be entered into between Lender and Mezzanine Lender, Mezzanine Lender may be required in certain circumstances to turn over to Lender certain payments received by Mezzanine Lender from Mezzanine Borrower or a Guarantor. If Mezzanine Lender turns over any such payments (or any portion thereof) to Lender, then Lender shall have the option to apply such amounts received from Mezzanine Lender to any amounts then due and payable to Lender pursuant to any Guaranty, this Agreement or the other Loan Documents, and any balance shall, at Lender’s election, continue to be held by Lender and thereafter applied to amounts that may thereafter become due and payable to Lender pursuant to any of the foregoing and/or thereafter returned by Lender to Mezzanine Lender.

10.29 Lender’s Right to Perform and Make Certain Advances. If Borrower shall fail to comply with any of the terms, covenants, conditions, agreements or obligations herein with respect to the procuring of insurance, the payment of any Property Taxes and Other Charges, the keeping of the Property in good repair, or any other term, covenant, condition, agreement or obligation herein contained, Lender may (but shall have no obligation to) perform the same and/or make advances of the Loan to perform the same and, where necessary, enter the Property for the purpose of performing any such term, covenant, condition, agreement or obligation, and without limitation of the foregoing, Lender may procure and place insurance coverage in accordance with the requirements of Section 7.1 hereof. Any funds advanced by Lender in exercise of its rights under this Section 10.29 (whether by disbursement of undisbursed Loan proceeds or otherwise) shall be deemed to be obligatory advances hereunder. Borrower agrees to repay all sums so advanced upon demand, with interest at a rate equal to the Default Rate per annum until paid. All sums so advanced, with interest, shall constitute additional indebtedness and be secured by the Security Instrument in priority to the indebtedness evidenced by the Note, but no such advance shall be deemed to relieve Borrower from any Default or Event of Default hereunder. After making any such advance, payments made pursuant to the Note shall be first applied toward reimbursement for any such advance and interest thereon, prior to the application toward accrued interest and principal payments due pursuant to this Agreement or the Note.

10.30 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

10.31 Intercreditor Agreement. Borrower hereby acknowledges and agrees that any intercreditor agreement will be solely for the benefit of Lender and Mezzanine Lender, and that none of Borrower, Guarantor, Mezzanine Borrower nor any other Borrower Party shall be an intended third-party beneficiary of any of the provisions therein, shall have any rights thereunder nor shall be entitled to rely on any of the provisions contained therein. Lender and Mezzanine Lender shall have no obligation to disclose to Borrower, Guarantor, Mezzanine Borrower nor any other Borrower Party the contents of the intercreditor agreement. Borrower’s and Guarantor’s obligations under the Loan Documents are and will be independent of such intercreditor agreement and shall remain unmodified by the terms and provisions thereof.

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130

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BPOZ 1991 MAIN, LLC,
a Delaware limited liability company

By:	BP Mezz 1991 Main, LLC,
a Delaware limited liability company, its sole Member and Manager

By:	BPOZ 1991 Main QOZB, LLC,
a Delaware limited liability company, its sole Member and Manager

By:	BPOZ Manager, LLC,
a Delaware limited liability company, its Manager

By:	Belpointe Capital Management, LLC,
a Connecticut limited liability company, its Manager

By:	/s/ Brandon Lacoff
Name:	Brandon Lacoff
Title:	Authorized Signatory

LENDER:

SM FINANCE III LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit A

Additional Definitions

“Debt Service Coverage Ratio” shall mean the quotient obtained by dividing (1) the Underwritten NOI by (2) the aggregate interest and principal projected to be due and payable over the twelve (12) month period subsequent to the date of calculation under the Loan and the Mezzanine Loan based upon (x) (A) with respect to Section 2.8(c) hereof, an interest rate equal to the capped rate for the Loan and the Mezzanine Loan, as applicable and (B) with respect to clauses (ii)(b) and (ii)(B) of the definition of “Cash Trap Period,” an interest rate equal to the then Interest Rate and the Interest Rate under the Mezzanine Loan, as applicable, and (y) an amount of principal equal to the sum of (a) the outstanding principal amount of the Loan and the Mezzanine Loan as of such date and (b) the aggregate amount of all undisbursed Advances and “Advances” under the Mezzanine Loan as of the date of calculation as determined by Lender. Borrower shall deliver to Lender such information as is reasonably required for Lender to make all applicable calculations. Lender’s calculation of the Debt Service Coverage Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“Mortgage Loan Debt Yield” shall mean the quotient (expressed as a percentage) obtained by dividing (a) Underwritten NOI as of such date by (b) the sum of (i) the outstanding principal amount of the Loan as of such date and (ii) the aggregate amount of all undisbursed Advances as of such date. Lender’s calculation of the Mortgage Loan Debt Yield, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“Net Rental Income” shall mean the sum of the following (each as reasonably determined by Lender):

(a) with respect to residential Leases, annual gross potential rent (subject to the legal rents for each occupied unit under all applicable Legal Requirements), subject to adjustment as provided below; plus

(b) with respect to non-residential Leases where the tenant is in occupancy and paying full fixed rent (i.e., after expiration of all free rent or rent abatements periods in the nature of landlord concessions), total fixed rent paid by such tenants for the then most recently ended calendar month, annualized (and inclusive of any scheduled increases in fixed rent as of the date scheduled to go into effect), subject to adjustment as provided below; plus

(c) with respect to non-residential Leases which have been fully and unconditionally executed and delivered and approved pursuant to the terms of this Agreement, but under which the tenant is not yet then paying full fixed rent (i.e., all free rent or rent abatements periods in the nature of landlord concessions have not expired) and pursuant to which Borrower, as landlord, has no further delivery obligations (either through Borrower’s obligations to perform work at the demised premises or to deliver a tenant allowance (unless such tenant allowance has been escrowed or reserved with Lender)), total fixed rent to be paid during the immediately succeeding twelve (12) month period under such non-residential Leases (and inclusive of any scheduled increases in fixed rent as of the date scheduled to go into effect), but only to the extent of the amount of fixed rent actually payable during such twelve (12) month period; plus

(d) all on-going reimbursed Operating Expenses from tenants (provided, however, that such reimbursed Operating Expenses cannot exceed [***] percent ([***]%) of the Operating Expenses incurred by Borrower which are being reimbursed) and ancillary income received from the Property during the immediately preceding twelve (12) month period that will continue to be received during the succeeding twelve (12) month period, but excluding (i) security deposits and earnest money deposits; (ii) prepaid rents for more than one (1) month in advance until they are actually earned; and (iii) lease buyout payments made by a tenant in connection with any surrender, cancellation or termination of its lease.

The above calculations shall be adjusted (i)(A) with respect to residential Leases, to assume a vacancy rate equal to the greater of the actual vacancy rate at the Property and a [***] percent ([***]%) vacancy rate and (B) with respect to non-residential Leases, to assume a vacancy rate equal to the greater of the actual vacancy rate at the Property and a [***] percent ([***]%) vacancy rate; (ii) to exclude (A) security deposits and earnest money deposits, (B) prepaid rents for more than one (1) month in advance until they are actually earned; and (C) lease buy-out payments made by any tenant in connection with any surrender, cancellation or termination of its Lease; (iii) to exclude all revenue of any kind from tenants in bankruptcy, tenants who have failed to make a payment under such lease for a period of at least thirty (30) days, tenants that have given notice of their intent to vacate within the succeeding twelve (12) month period and tenants that have vacated and (iv) otherwise in Lender’s reasonable discretion.

“Operating Expenses” shall mean all expenses, computed in accordance with GAAP or other accounting principles reasonably acceptable to Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred by or on behalf of Borrower on a regular monthly or other periodic basis, including (and without duplication): (a) Property Taxes (based on the most current bill annualized, subject to adjustment by Lender to take into account any change in assessment that has not yet been reflected in the most current tax bill); (b) Insurance Premiums (based on the most current premium annualized); (c) management fees (whether or not actually paid) equal to the greater of the actual management fees or [***] percent ([***]%) of the sum of Net Rental Income; (d) expenses attributable to the ordinary operation, repair and maintenance of the Improvements; (e) advertising and marketing expenses; (f) professional fees, license fees and general and administrative costs and expenses; (g) utilities; (h) payroll, benefits and related taxes and expenses; (i) janitorial expenses; (j) computer processing charges; (k) operating equipment or other lease payments as approved by Lender; (l) ground lease payments (if any), (m) bond assessments; and (n) other similar costs and expenses, in each instance, unless otherwise noted, only to the extent actually paid for by Borrower. Notwithstanding the foregoing, Operating Expenses shall not include (A) debt service (including principal and interest), (B) amounts deposited into reserves required by the Loan Documents (but Operating Expenses shall include expenses paid from any such reserves); (C) capital expenditures; (D) depreciations and amortization; (E) any emergency expenses or any non-recurring expenses; (F) federal, state or local income taxes; (G) unincorporated business taxes; or (H) equity distributions. With respect to any calculation of Operating Expenses, Operating Expenses shall be based on a trailing twelve (12) month period adjusted upwards or downwards in Lender’s reasonable discretion by anticipated changes in Operating Expenses; provided that with respect to any period for which Other Income is not determined based on a trailing twelve (12) month period, Lender reserves the right to annualize Operating Expenses as Lender shall determine in good faith to be necessary to properly match Net Rental Income and Operating Expenses.

“Other Income” shall mean all other applicable income, to the extent such income is recurring, determined on a trailing twelve (12) month basis, computed in accordance with GAAP or other accounting principles reasonably acceptable to Lender, including (and without duplication), parking income, income payable under any REA, cellular tower income, laundry income, vending income, service fees or charges, license fees, rental interruption or business interruption insurance, utility reimbursements and other similar items of income. Other Income will not include Proceeds (except rental interruption or business interruption proceeds), Awards, proceeds of any financing, proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein (including proceeds of any sales of furniture, fixtures and equipment), capital contributions or loans to Borrower or an Affiliate of Borrower, any other extraordinary, non-recurring revenues, refunds and uncollectible accounts, interest income from any source, unforfeited security deposits, utility and other similar deposits or any disbursements to Borrower from the Subaccounts.

“Underwritten NOI” shall mean Net Rental Income plus Other Income minus Operating Expenses.

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